As filed with the Securities and Exchange Commission on March 12, 2018
Registration No. 333-222911
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Amendment No. 1 to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________
Gas Ships Limited
(Exact name of registrant as specified in its charter)
_______________

Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Gas Ships Limited
109 Kifisias Avenue and Sina Street
151 24 Marousi
Athens, Greece
011-30-210-809-0570
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Seward & Kissel LLP Attention: Gary J Wolfe, Esq. Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq. Edward S. Horton, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)
_______________
Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  ☒
If an emerging growth company that prepares financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, $0.01 par value per share		$85,829,870	$10,685.82
1.
This registration statement relates to shares of common stock, par value $0.01 per share of Gas Ships Limited that will be distributed pro rata pursuant to a spin-off transaction to the holders of common stock, par value $0.01 per share, of DryShips Inc. The amount of Gas Ships Limited common stock to be registered represents the maximum number of shares of Gas Ships Limited common stock that will be distributed pro rata to the holders of DryShips Inc. common stock upon consummation of the spin-off.

2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
3.
Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.  The amount of the registration fee was paid in connection with the initial filing of the registration statement on Form F-1 on February 7, 2018.

__________________________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not distribute or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 12, 2018
Gas Ships Limited
Shares of Common Stock
(par value $0.01)
This prospectus is being furnished to you as a shareholder of DryShips Inc., or DryShips, in connection with the planned pro rata distribution, which we refer to as the distribution or the spin-off, by DryShips to its shareholders of 49% of the shares of common stock, par value $0.01 per share, or the Common Stock, of Gas Ships Limited, a Marshall Islands corporation, or Gas Ships, held by DryShips immediately prior to the spin-off. Following the completion of the spin-off, DryShips will hold approximately 51% of our outstanding Common Stock.
To effect the spin-off, DryShips will make a pro rata distribution of 49% of the issued and outstanding shares of our Common Stock held by DryShips immediately prior to the distribution to holders of DryShips common stock as of            p.m., New York City time, on               , 2018, the record date for the spin-off. DryShips will distribute               shares of our Common Stock for each whole share of DryShips common stock. The distribution will be made in book-entry form. Fractional shares of our Common Stock will not be distributed. Instead, the distribution agent will aggregate fractional shares of our Common Stock into whole shares, sell such whole shares in the open market at prevailing rates promptly after shares of our Common Stock commence trading on the NASDAQ Capital Market and distribute the net cash from proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive fractional shares in the distribution.
The spin-off will be effective as of                     p.m., New York City time, on                     , 2018. Immediately after the spin-off is completed, Gas Ships will be a separate publicly-traded company.
DryShips' shareholders receiving shares of our Common Stock in the spin-off are not required to vote on or take any other action in connection with the spin-off. We are not asking DryShips' shareholders receiving shares of our Common Stock in the spin-off for a proxy, and we request that these DryShips' shareholders do not send us a proxy. DryShips' shareholders receiving shares of our Common Stock in the spin-off will not be required to pay any consideration for these shares, and they will not be required to surrender or exchange their shares of DryShips' common stock or take any other action in connection with the spin-off.

DryShips currently owns all the outstanding shares of our Common Stock. There is currently no public trading market for our Common Stock. We have applied to list our Common Stock on the NASDAQ Capital Market under the symbol "DGAS." We do not intend to have a "when-issued" market for our Common Stock prior to the distribution.
We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See "Risk Factors" and "Prospectus Summary—Implications of Being an Emerging Growth Company."
Investing in shares of our Common Stock involves risks. Please read "Risk Factors" beginning on page 16.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                  , 2018

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF	ii
PROSPECTUS SUMMARY	1
SUMMARY OF THE SPIN-OFF	9
SUMMARY COMBINED / CONSOLIDATED FINANCIAL AND OTHER DATA	13
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
RISK FACTORS	16
USE OF PROCEEDS	53
CASH AND CAPITALIZATION	54
DIVIDEND POLICY	55
SELECTED COMBINED / CONSOLIDATED FINANCIAL AND OTHER DATA	56
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	58
BUSINESS	67
MANAGEMENT	85
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	89
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	91
DESCRIPTION OF CAPITAL STOCK	92
SHARES ELIGIBLE FOR FUTURE SALE	98
TAX CONSIDERATIONS	104
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	113
LEGAL MATTERS	113
EXPERTS	113
WHERE YOU CAN FIND ADDITIONAL INFORMATION	114
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission, or the SEC, is effective. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.
We have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the distribution of these securities and this prospectus outside the United States.
i

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF
The following questions and answers briefly address some commonly asked questions about the spin-off. They may not include all the information that is important to you. We encourage you to read carefully this entire prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.
Q: What is the spin-off?
A: The spin-off is the method by which we will initially separate from DryShips. In the spin-off, DryShips will distribute to holders of its common stock 49% of the issued and outstanding shares of our Common Stock. Following the spin-off, we will be a publicly-traded company, and DryShips will retain a 51% ownership interest in us.
Q: Will the number of DryShips shares of common stock that DryShips shareholders own change as a result of the spin-off?
A: No, the number of shares of DryShips common stock that DryShips shareholders own will not change as a result of the spin-off.
Q: What are the reasons for the spin-off?
A: The DryShips board of directors considered the following potential benefits in deciding to pursue the spin-off:
•
Strategic Focus and Flexibility. We believe that following the spin-off, Gas Ships and DryShips will be better able to design and implement corporate strategies and policies that are based primarily on the business characteristics of their segment, maintain a sharper focus on core business and growth opportunities, and concentrate their financial resources only on their own operations.

•
Unlocking Investment Value. Separating Gas Ships from DryShips unlocks value by allowing investors to make independent investment decisions with respect to each of DryShips and Gas Ships based on, among other factors, their different business models, strategies, risk exposures, valuation potential and shipping industries. The spin-off is expected to increase investor understanding of Gas Ships' market position within the LPG and LNG industry, while also allowing for a more focused and interested investor base.

•
Diversified Capital Sources. We will have direct access to the public capital markets to allow us to seek to finance our operations and growth without having to compete with other business segments with respect to financing. As an independent entity, we will be in a position to pursue strategies our board of directors and management believe will create long-term shareholder value, including acquisition growth opportunities, provided we continue to have access to capital.

•
Strategic Independence. The spin-off is expected to provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business segments.

In determining whether to effect the spin-off, the board of directors of DryShips also considered the costs and risks associated with the transaction, including those associated with preparing Gas Ships to become a separate publicly traded company, the risk of volatility in our and DryShips' stock price that may occur immediately following the spin-off, including the potential impact on the price of our Common Stock due to sales by our shareholders whose investment objectives may not be met by our Common Stock and the time that it may take for us to attract an appropriate shareholder base. Notwithstanding these costs and risks, however, DryShips' board of directors determined that a spin-off, in the form contemplated by the distribution, and the combined but separate ownership of DryShips common stock and Gas Ships Common Stock is the best alternative to enhance long-term shareholder value relative to other strategic alternatives involving Gas Ships.

Q: What will DryShips shareholders receive in the spin-off?
A: Each holder of DryShips common stock will receive a dividend of             share of our Common Stock for every share of DryShips common stock they hold on the record date (as defined below). The distribution agent will distribute only whole shares of our Common Stock in the spin-off. See "Questions and Answers About the Spin-Off—How will fractional shares be treated in the distribution?" for more information on the treatment of the fractional shares DryShips shareholders may be entitled to receive in the spin-off. DryShips shareholders' proportionate interest in DryShips will not change as a result of the spin-off. For a more detailed description, see "The Spin-Off."
Q: What is being distributed to holders of DryShips common stock in the spin-off?
A: DryShips will distribute approximately             million shares of our Common Stock in the spin-off, based on the approximately             shares of DryShips common stock issued and outstanding as of                     , 2018. The actual number of shares of our Common Stock that DryShips will distribute will depend on the number of shares of DryShips common stock issued and outstanding on the record date. The shares of our Common Stock that DryShips distributes will constitute 49% of the issued and outstanding shares of our Common Stock immediately prior to the spin-off. For more information on the shares being distributed in the spin-off, see "Description of Capital Stock."
Q: What is the record date for the distribution?
A: DryShips will designate the close of business as of             p.m., New York City time, on                     , 2018, which we refer to as the "record date," as the record ownership date for the distribution.
Q: When will the distribution to holders of DryShips common stock occur?
A: The distribution will be effective as of             p.m., New York City time, on                     , 2018, such date and time being the "distribution date." On or shortly after the distribution date, whole shares of our Common Stock will be credited in book-entry accounts for DryShips shareholders entitled to receive those shares in the distribution. See "Questions and Answers About the Spin-Off—How will DryShips distribute shares of our Common Stock?" for more information on how DryShips shareholders can access their book-entry accounts or their bank, brokerage or other accounts holding the Common Stock they will receive in the distribution.
Q: What do DryShips shareholders have to do to participate in the distribution?
A: Current DryShips shareholders are not required to take any action, but we urge them to read this prospectus carefully. Holders of DryShips common stock on the record date will not need to pay any cash or deliver any other consideration, including any shares of DryShips common stock, in order to receive shares of our Common Stock in the distribution. No shareholder approval of the distribution is required. We are not asking DryShips shareholders for a vote, and we request that they do not send us a proxy card.
Q: If DryShips shareholders sell their shares of DryShips common stock on or before the distribution date, will they still be entitled to receive shares of the Common Stock in the distribution?
A: If DryShips shareholders hold shares of DryShips common stock on the record date and decide to sell them on or before the distribution date, they may choose to sell their DryShips common stock with or without their entitlement to our Common Stock. DryShips shareholders should discuss these alternatives with their bank, broker or other nominee. See "The Spin-Off—Trading Prior to the Distribution Date" for more information.
Q: How will DryShips distribute shares of our Common Stock?
A: Registered stockholders: If the current DryShips shareholder is a registered shareholder (meaning it holds its shares of DryShips common stock directly through DryShips' transfer agent), our distribution agent will credit the whole shares of our Common Stock that shareholder receives in the distribution to a new book-entry account with our transfer agent on or shortly after the distribution date. Our distribution agent will mail the DryShips shareholder a book-entry account statement that reflects the number of whole shares of our Common Stock it owns. Each DryShips shareholder will be able to access information regarding its book-entry account holding our Common Stock at American Stock Transfer & Trust Company, LLC.

"Street name" or beneficial stockholders: If the current DryShips shareholder holds its shares of DryShips common stock beneficially through a bank, broker or other nominee, its bank, broker or other nominee will credit its account with the whole shares of our Common Stock the DryShips shareholder receives in the distribution on or shortly after the distribution date. Each DryShips shareholder should contact their bank, broker or other nominee for further information about their account.
We will not issue any physical stock certificates to any DryShips shareholders, even if requested. See "The Spin-Off—When and How You Will Receive Shares of Our Common Stock" for a more detailed explanation.
Q: How will fractional shares be treated in the distribution?
A: No fractional shares will be distributed to holders of DryShips common stock in connection with the spin-off. Instead, for registered shareholders, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices promptly after shares of our Common Stock commence trading on the NASDAQ Capital Market. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each DryShips shareholder who would otherwise have been entitled to receive a fractional share in the distribution.  Holders of DryShips common stock that are shareholders that hold shares through a bank, broker, or nominee shall receive cash in lieu of fractional shares, if any, determined in accordance with the policies of such bank, broker, or nominee.  If a DryShips shareholder holds fewer than              shares of DryShips common stock as of the record date, it will not receive any shares of our Common Stock; however, it will receive a cash distribution from our distribution agent representing the proceeds from the sale of the fractional shares to which it is entitled, net of brokerage fees and other costs. See "The Spin-Off—Manner of Effecting the Spin-Off" in this prospectus for a more detailed explanation. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient DryShips shareholders that are subject to U.S. federal income tax as described in "Tax Considerations" below.
Q: What are the U.S. federal income tax consequences to me of the distribution?
A: We expect the spin-off to be a taxable transaction for U.S. federal income tax purposes. We do not expect the spin-off to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code of 1986, as amended, or the Code. We expect the distribution of shares of our Common Stock by DryShips to constitute a dividend for U.S. federal income tax purposes to the extent of current and accumulated earnings and profits of DryShips, determined under U.S. federal income tax principles.
See "Tax Consideration" for more information regarding the potential tax consequences to DryShips shareholders of the spin-off.
Q: Does Gas Ships intend to pay cash dividends?
A: Our policy will be to declare and pay quarterly dividends from our net profits to shareholders each February, May, August, and November, beginning May 2018, in amounts our board of directors may from time to time determine is appropriate. However, we may have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. While we cannot assure you that we will do so, and subject to the limitations set forth herein, we expect to declare and pay a dividend per share of $           in May 2018.
The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors.
Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the gas carrier charter market, our earnings would be negatively affected thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.

We or our subsidiaries may be unable to pay dividends so long as we are in default of or have breached certain covenants contained in credit facilities we have or will enter into and are unable to obtain the lender's consent or waiver to cure such default or breach. Furthermore, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. The declaration and payment of dividends is at the sole discretion of our board of directors, and there can be no assurance that we will not reduce or eliminate our dividend in the future.
Please see the section of this prospectus entitled "Dividend Policy" for more information.
Q: How will our Common Stock trade?
A: Currently, there is no public market for our Common Stock. We have applied to list the Common Stock under the symbol "DGAS" on the NASDAQ Capital Market. We do not intend to have a "when-issued" market for our Common Stock prior to the distribution. "When-issued" trading in the context of a spin-off refers to a transaction effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been distributed. On the first trading day following the distribution date, we expect that "regular-way" trading will begin. "Regular-way" trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the sale transaction. See "The Spin-Off—Trading Prior to the Distribution Date" in this prospectus for more information. We cannot predict the trading prices for our Common Stock or whether an active trading market for the shares will develop. See "Risk Factors—Risks Relating to the Spin-Off and Our Common Stock."
Q: Will the spin-off affect the trading price of DryShips common stock?
A: DryShips expects the trading price of its common stock immediately following the spin-off to be lower than immediately prior to the spin-off because the trading price will no longer reflect the full value of Gas Ships and its subsidiaries. Furthermore, until the market has fully analyzed the value of DryShips without all of Gas Ships and its subsidiaries, the trading price of shares of DryShips common stock may fluctuate. Neither we nor DryShips can assure you that, following the spin-off, the combined trading prices of DryShips common stock and our Common Stock will equal or exceed what the trading price of DryShips common stock would have been in the absence of the spin-off. It is possible that after the spin-off, the combined equity value of DryShips and Gas Ships will be less than DryShips' equity value before the spin-off.
Q: What will happen to the listing of DryShips common stock?
A: Nothing. DryShips common stock will continue to be traded on the NASDAQ Capital Market under the symbol "DRYS."
Q: Do DryShips shareholders have appraisal rights in connection with the spin-off?
A: No. Holders of DryShips common stock are not entitled to appraisal rights in connection with the spin-off.
Q: Who is the transfer agent and registrar for our Common Stock?
A: American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the Common Stock.
Q: Are there risks associated with owning shares of our Common Stock?
A: Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the spin-off. Following the spin-off, we will also face risks associated with being a publicly-traded company. Accordingly, you should read carefully the information set forth in the section titled "Risk Factors" in this prospectus.
Q: Are there any conditions to completing the spin-off?
A: Yes. The spin-off is conditional upon a number of matters, including the authorization and approval of the board of directors of DryShips and the declaration of effectiveness of our Registration Statement on Form F-1, of which this prospectus is a part, by the SEC. See "Summary of the Spin-Off—Conditions to the Spin-Off" for a more detailed explanation of the conditions to completing the spin-off.
v

Q: Can DryShips decide to cancel the distribution or modify its terms even if all conditions to the distribution have been met?
A: Yes. Although the distribution is subject to the satisfaction or waiver of certain conditions, DryShips has the right to terminate the distribution at any time prior to the distribution date (even if all such conditions are satisfied). Also, DryShips may modify or change the terms of the distribution, including by accelerating or delaying the timing of the consummation of all or part of the distribution.
Q: Where can DryShips shareholders get more information?
A: Before the spin-off, if DryShips shareholders have any questions relating to the spin-off, you should contact:
Investor Relations
DryShips Inc.
109 Kifisias Avenue and Sina Street
151 24 Marousi
Athens, Greece
E-mail: contact@dryships.com
After the spin-off, if shareholders have any questions relating to Gas Ships, they should contact:
Investor Relations
Gas Ships Limited
109 Kifisias Avenue and Sina Street
151 24 Marousi
Athens, Greece

PROSPECTUS SUMMARY
This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor in our Common Stock, you should carefully review the entire prospectus, including the section of this prospectus entitled "Risk Factors" and the more detailed information that appears later in this prospectus before making an investment in shares of our Common Stock.
References to "Gas Ships," the "Company," "we," "our," "us" or similar terms refer to Gas Ships Limited and its subsidiaries, except where the context otherwise requires. The term "Gas Ships Limited Predecessors" refers to Cardiff LPG Ships Ltd, Cardiff LNGShips Ltd., and the owning companies of the four vessels of our fleet, as defined below, prior to their acquisition by us. References to our "Manager" refer to TMS Cardiff Gas Ltd., which provides our vessels with commercial and technical management services. We use the term "LPG" to refer to liquefied petroleum gas, "LNG" to refer to liquefied natural gas, "LPG carriers" to refer to vessels that carry LPG, "LNG carriers" to refer to vessels that carry LNG, and we use the term "cbm" to refer to cubic meters in describing the carrying capacity of our vessels. We use the term "gas carriers" to refer to LPG and LNG carriers and "VLGC" to refer to very large gas carriers.
Unless otherwise indicated, all references to "U.S. dollars," "dollars," and "$" in this prospectus are to the lawful currency of the United States of America.
Overview
DryShips will distribute 49% of our Common Stock to DryShips common shareholders in the distribution. Thereupon, we will be a separate publicly traded company. Following the completion of the spin-off, we expect that DryShips will hold approximately 51% of our outstanding Common Stock.
OUR COMPANY
We are an international liquefied gas shipping company incorporated in the Republic of the Marshall Islands with our principal executive offices in Athens, Greece that will be primarily focused on owning and operating gas carriers. Our Manager has been in the gas market since 2011, and we currently own and operate four VLGCs recently delivered from Hyundai Samho Heavy Industries Co., Ltd., or HHI. All of our vessels are currently employed on time charters that are set to expire between June 2022 and January 2028. See "Current Fleet" below.
Our strategy is to become one of the leading owners and operators of modern gas carriers and capitalize on the growing global market for LPG and LNG transportation services. Our current fleet is comprised solely of VLGCs. VLGCs are cost-effective vessels for the transportation of increasingly larger volumes of LPG on longer routes between exporting and importing regions. We also believe that the gas carrier segment presents positive fundamentals and high barriers to entry arising from limited global shipyard capacity and the technical complexity of operating LPG and LNG carriers.
Our customers include reputable and creditworthy energy companies and traders. We believe that our Manager has established a reputation as a safe and reliable operator of modern and technically advanced LPG and LNG carriers supporting our customers' global LPG and LNG supply chains. We also believe that these attributes, together with our strategic focus on structuring charter arrangements that meet our customers' maritime transportation needs, have contributed to our ability to attract leading charterers as our customers.

We were incorporated as LPG Investments Inc. in the Republic of the Marshall Islands on January 16, 2017 as a wholly-owned subsidiary of DryShips, a diversified owner of ocean going cargo vessels that operate worldwide, and on December 11, 2017 we changed our name to Gas Ships Limited. On January 12, 2017, DryShips entered into a "zero cost" option agreement, or the LPG Option Agreement, with companies that may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer, to purchase up to four high specifications VLGC newbuildings with HHI and acquire Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd. at no cost upon exercise of the second option. Upon completion of the spin-off, Mr. Economou is also expected to serve as the chairman of our board of directors. In January 2017, March 2017, and April 2017, DryShips exercised all four of its options under the LPG Option Agreement, respectively, pursuant to which we acquired (i) the four owning companies that were parties to the four aforementioned VLGC newbuilding contracts with HHI and (ii) Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd.
Since acquiring the four vessels in our fleet, entities affiliated with Mr. Economou have provided us with newbuilding management services, technical management services and commercial management service for the construction, operation, and chartering of the vessels, as applicable.
CURRENT FLEET
The following table summarizes key information about our current fleet as of the date of this prospectus:
Name of Vessel	CBM	Type	Year Built	Ship Yard	T/C(1) (Gross Rate / Day)
Anderida	78,700	VLGC	2017	HHI	$30,000(2)
Aisling	78,700	VLGC	2017	HHI	$30,000(3)
Mont Fort	78,700	VLGC	2017	HHI	$28,833(4)
Mont Gelé	78,700	VLGC	2018	HHI	$28,833(5)
(1) T/C means time charter.
(2) T/C expires in June 2025 (including charterers' option period).
(3) T/C expires in September 2025 (including charterers' option period).
(4) T/C expires in November 2027.
(5) T/C expires in January 2028.

BUSINESS STRATEGY
Our primary objective is to run our business for our shareholders in a manner that is consistent with our business strategy. The key elements of our business strategy are:
FLEET
•
Modern, high specification fleet. Our current fleet consists of four sister VLGCs, all of which were built at HHI. Our current fleet has a combined capacity of over 314,800 cbm and an average age of less than one year, which is younger than the average age of approximately 9.5 years for the world VLGC fleet. We believe that operating a fleet of modern, high specification and well-maintained fleet of gas carriers reduces off-hire time for maintenance, operating and dry docking costs, increases utilization and provides reliable transportation services to our customers.

•
Expansion through acquisitions. We intend to grow our current fleet through timely and selective acquisitions of additional modern gas carriers at attractive valuations. When evaluating acquisitions, we will consider and analyze such factors as our expectations for fundamental developments in the LPG and LNG industries, the expected cash flows to be earned by the vessel in relation to its value, the vessel's condition and technical specifications, the expected remaining useful life of the vessel and the overall composition of our fleet and customer needs. It is our intention to take advantage of the opportunity by leveraging our financial strength and our Manager's relationships and experience in the industry to make selective acquisitions of modern gas carriers in a manner that we believe will increase our earnings and operating cash flows.

•
Safe and compliant operations. We will continue to incorporate safety, health, security and environmental stewardship into all aspects of vessel operations in order to satisfy our customers and comply with national and international rules and regulations. We believe that our Manager's operational expertise, recognized position, and track record in LPG and LNG shipping will enable us to maintain safe, reliable and efficient vessel operations.

MANAGEMENT
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Experienced management team. We expect certain officers and directors of DryShips to serve on our board of directors and management team and as such we believe that our management team's reputation and track record in building shipping fleets should provide us with access to attractive acquisition, chartering and vessel financing opportunities.

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Longstanding and established relationships.  We believe that our Manager's reputation within the shipping industry and relationship with many of the world's leading global energy companies, commodity traders and industrial users provide us with numerous benefits that are key to our growth and success. We believe this reputation is a result of our Manager providing technical and commercial management services for more than 13 vessels across multiple asset classes, allowing it to benefit from significant economies of scale in connection with obtaining supplies and services for the vessels it manages.  In addition, none of our Manager's managed vessels has had a significant casualty or environmental incident. Our Manager's strong track record of high quality and efficient operations has allowed us to successfully satisfy the operational, safety, environmental and technical vetting criteria of many of the world's major energy companies, and oil majors, including among others, Shell Trading International Limited, or Shell, TOTAL Gas & Power Chartering Limited, or TOTAL, Sakhalin Energy Investment Company Ltd, or Sakhalin Energy, Clearlake Shipping PTE Ltd, or Clearlake, IBERDROLA., S.A. or IBERDROLA, and Cheniere Energy Inc., or Cheniere.

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Provide superior customer service. We believe that energy companies seek transportation partners that have a reputation for high reliability, safety, environmental and quality standards. We intend to leverage our Manager's reputation for operational expertise, comprehensive maintenance program and existing customer base to further expand these relationships with consistent delivery of superior customer service to our customers. We believe these relationships will facilitate the growth of our client base and employment of our fleet.

FINANCIAL
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Maintain a strong balance sheet with access to capital. We seek to optimize and constantly monitor our leverage while adapting to changing market conditions. We plan to finance our business and future vessel acquisitions with a combination of debt and equity from commercial banks and from the capital markets. We believe that maintaining a strong balance sheet will help enable us to access more favorable chartering opportunities as end users have increasingly favored well-capitalized owners, as well as give us a competitive advantage in pursuing vessel acquisitions at attractive times in the cycle.

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Maintain access to financing. We have financed our capital expenditures for all of our LPG carriers with a combination of bank debt and equity. We may seek to take advantage of opportunities for other forms of financing that may be available. We believe that the ability to have access to financing will allow us to capture additional market opportunities when they arise.

CHARTERING
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Balanced Chartering Strategy.  We believe that our balanced chartering strategy of building a portfolio of long-term, fixed rate charters for our current fleet, coupled with some exposure to the short-term charter market for any vessels we may acquire, should allow us to provide a steady base of contracted revenue and stable cash flows with high utilization rates and to capitalize on profitable shorter duration opportunities when available, while maintaining a reasonable level of exposure to the potential downside risk of a decrease in spot market charter rates. We also intend to stagger the charter re-delivery dates for our vessels to minimize re-chartering risk.

LPG AND LNG INDUSTRY TRENDS
We expect demand for gas carriers to increase as long-haul and large-volume LPG and LNG trade increases. We also believe the capital investment, regulatory and permitting and technical capabilities required building and operating gas carriers act as barriers to entry for potential competitors. Leading energy companies and utilities have increasingly strict pre-qualification and ongoing technical requirements for operators, and there are only a limited number of companies that can meet these requirements. We believe that due to stringent requirements, customers will continue to look to experienced technical operators with proven track records.
DIVIDEND POLICY
Our policy will be to declare and pay quarterly dividends from our net profits to shareholders each February, May, August, and November, beginning May 2018, in amounts our board of directors may from time to time determine is appropriate. However, we may have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. While we cannot assure you that we will do so, and subject to the limitations set forth herein, we expect to declare and pay a dividend per share of $       in May 2018.
The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors.
Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the gas carrier charter market, our earnings would be negatively affected, thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.
We or our subsidiaries may be unable to pay dividends so long as we are in default of or have breached certain covenants contained in credit facilities we have or will enter into and are unable to obtain the lender's consent or waiver to cure such default or breach. Furthermore, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. The declaration and payment of dividends is at the sole discretion of our board of directors, and there can be no assurance that we will not reduce or eliminate our dividend in the future.
Please see the section of this prospectus entitled "Dividend Policy" for more information.

EMPLOYMENT AND MANAGEMENT OF OUR GAS CARRIERS
Employment of our Gas Carriers
We currently employ the vessels in our fleet on fixed-rate time charters. In addition, we may employ our VLGCs in the spot market in the future. Accordingly, we actively monitor the gas transportation market, macroeconomic trends and governmental rules and regulations that may affect LPG vessel rates in an attempt to optimize the deployment of our fleet.
Commercial and Technical Management
During the fiscal year ending December 31, 2017, each of our vessel-owning subsidiaries entered into a management agreement, or the TMS Agreement, with TMS Cardiff Gas regarding each of our VLGC vessels, respectively. TMS Cardiff Gas may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer. We also expect Mr. Economou to serve as the chairman of our board of directors. See "Certain Relationships and Related Party Transactions."
During the fiscal year ending December 31, 2017, each TMS Agreement includes executive management, commercial, accounting, reporting, financing, legal, manning, catering, information technology, attendance, insurance, technical and operations services. The all-in base cost for providing these services is $1,500/day per vessel. The management fee is payable in equal monthly installments in advance and can be adjusted each year to the Greek Consumer Price Index for the previous year by not less than 3% and not more than 5%.  Under the respective agreements, the Manager is also entitled to (i) a discretionary performance fee of up to $20 million, in either cash or common stock, at the discretion of our board of directors, (ii) a commission of 1.25% on charter hire agreements that are arranged by the Manager; and (iii) a commission of 1% of the price on sales or purchases of vessels in our fleet that are arranged by the Manager, (iv) a financing and advisory commission of 0.50% and (v) reimbursement of out of pocket and travel expenses.  Our board of directors will consider the following factors when determining the amount of the discretionary performance fee to be paid to the Manager and whether to pay the fee in cash or stock: the overall financial condition of the Company, the performance of the Manager and its personnel, and other factors.  Each TMS Agreement has a term of ten years.  We may terminate each TMS Agreement for convenience at any time for a fee of $50 million.
Under each TMS Agreement if the Manager is requested to supervise the construction of a newbuilding vessel, in lieu of the management fee, the Company will pay the Manager an upfront fee equal to 10% of the budgeted supervision cost. For any additional attendance above the budgeted superintendent expenses, we will be charged extra at a standard rate of Euro 500 (or $598 based on the Euro/U.S. Dollar exchange rate at December 31, 2017) per day.
Under certain charter agreements for our VLGCs, Cardiff Gas Ltd., or Cardiff Gas, a related party that may be deemed to be beneficially owned by Mr. George Economou, provide services related to the sourcing, negotiation and execution of charters, for which it is entitled to a 1.25% commission on charter hire earned by those vessels.
RECENT DEVELOPMENTS
On January 4, 2018, we took delivery of our fourth VLGC, the Mont Gelé.  On January 11, 2018, the Mont Gelé commenced a fixed-rate time charter with ten year firm duration to an oil major trading company.

RISK FACTORS
We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks include, among others, the highly cyclical shipping industry; fluctuating charter rates; changing economic, political and governmental conditions affecting our industry and business; material changes in applicable laws and regulations; full performance by counterparties, particularly charterers; acquisitions and dispositions; increased operating expenses; increased capital expenditures; taxes; maintaining customer relationships; maintaining sufficient liquidity; financing availability and terms; and management turnover.
This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus prior to investing in shares of our Common Stock. In particular, we urge you to carefully consider the risk factors set forth in the section of this prospectus entitled "Risk Factors."

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
We had less than $1.07 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
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the ability to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for this distribution;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor's report in which the auditor would be required to provide additional information about the audit and our financial statements.

We are choosing to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the completion of the spin-off or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.07 billion in "total annual gross revenues" during our most recently completed fiscal year, if we become a "large accelerated filer" with a public float of more than $700 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

CORPORATE STRUCTURE
We were incorporated in the Republic of the Marshall Islands on January 16, 2017 under the name LPG Investments Inc. and on December 11, 2017 we changed our name to Gas Ships Limited. We own each of the vessels in our current fleet through direct wholly-owned subsidiaries incorporated under the laws of the Republic of the Marshall Islands. Currently our parent company, DryShips Inc., owns all the issued and outstanding shares of our Common Stock. The following diagram depicts our organizational structure following the completion of the distribution:

PRINCIPAL EXECUTIVE OFFICES
Our principal executive offices are maintained by our subsidiary Gas Ships Management Limited at 109 Kifisias Avenue and Sina Street, 151 24 Marousi, Athens, Greece. Our telephone number is (011) (30) (210) 809 0570. We expect to maintain a corporate website address at www.            .com. The information on our website, when available, will not constitute a part of, and will not be incorporated by reference into, this prospectus.
OTHER INFORMATION
Because we are incorporated under the laws of the Republic of the Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled "Risk Factors" and "Service of Process and Enforcement of Civil Liabilities" for more information.

SUMMARY OF THE SPIN-OFF
Distributing Company	DryShips Inc., a Marshall Islands corporation, which holds all of our Common Stock issued and outstanding prior to the spin-off.

Distributed Company	Gas Ships Limited, a Marshall Islands corporation and a wholly-owned subsidiary of DryShips. After the spin-off, we will be a separate publicly traded company.

Distributed Securities
49% of the issued and outstanding Common Stock of Gas Ships Limited owned by DryShips. Based on the approximately          shares of DryShips common stock issued and outstanding as of the close of business on              , 2018, and applying the distribution ratio of                   shares of Common Stock for every whole share of DryShips common stock, approximately                     shares of our Common Stock will be distributed. The actual number of shares of our Common Stock distributed will depend on the number of shares of DryShips common stock issued and outstanding on the record date.

Record Date	The record date is p.m., New York City time, on , 2018.

Distribution Date	The distribution date is p.m., New York City time, on , 2018.

Distribution Ratio
Each holder of DryShips common stock will receive           shares of our Common Stock for every whole share of DryShips common stock it holds on the record date. The distribution agent will distribute only whole shares of our Common Stock in the spin-off. See "Questions and Answers about the Spin-Off—Q: How will fractional shares be treated in the distribution?" for more detail. Please note that if you sell your shares of DryShips common stock on or before the distribution date, the buyer of those shares may in some circumstances be entitled to receive the shares of our Common Stock to be distributed in respect of the DryShips shares that you sold. See "The Spin-Off—Trading Prior to the Distribution Date" for more detail.

Fractional Shares
The distribution agent will not distribute any fractional shares of our Common Stock to DryShips shareholders. Instead, for registered shareholders, the distribution agent will first aggregate fractional shares into whole shares, then sell the whole shares in the open market at prevailing market prices on behalf of DryShips shareholders entitled to receive a fractional share, and finally distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). Holders of DryShips common stock that are shareholders that hold shares through a bank, broker, or nominee shall receive cash in lieu of fractional shares, if any, determined in accordance with the policies of such bank, broker, or nominee. See "Questions and Answers about the Spin-Off—Q: How will fractional shares be treated in the distribution?" for more detail. If you receive cash in lieu of fractional shares, you will not be entitled to any interest on the payments. The cash you receive in lieu of fractional shares generally will, for U.S. federal income tax purposes, be taxable as described under "Tax Considerations."

Conditions to the Spin-Off
The spin-off is subject to the satisfaction, or the DryShips board of directors' waiver of, amongst others, the following conditions:

•      the DryShips board of directors shall have authorized and approved the spin-off and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to DryShips shareholders;

•      the SEC shall have declared effective our Registration Statement on Form F-1, of which this prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•      our Common Stock shall have been accepted for listing on the NASDAQ Capital Market or another national securities exchange approved by DryShips, subject to official notice of issuance;

•      no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the spin-off shall be in effect, and no other event outside the control of DryShips shall have occurred or failed to occur that prevents the consummation of the spin-off;

•      no other events or developments shall have occurred prior to the distribution date that, in the judgment of the DryShips board of directors, would result in the spin-off having a material adverse effect on DryShips or its shareholders;

•      prior to the distribution date, this prospectus shall have been made available the holders of DryShips common stock; and

•      immediately prior to the distribution date, our Amended and Restated Articles of Incorporation and Amended and Restated By-laws, each in substantially the form filed as an exhibit to the Registration Statement on Form F-1, of which this prospectus is a part, shall be in effect.

The fulfillment of the foregoing conditions will not create any obligation on the part of DryShips to effect the spin-off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our Common Stock and the SEC's declaration of the effectiveness of the Registration Statement, in connection with the spin-off. DryShips has the right not to complete the spin-off if, at any time, the DryShips board or directors determines, in its sole and absolute discretion, that the spin-off is not in the best interests of DryShips or its shareholders or is otherwise not advisable. For a more detailed description, see "The Spin-Off—Spin-Off Conditions."

Trading Market and Symbol
We have applied to list our Common Stock on the NASDAQ Capital Market under the symbol "DGAS". We do not intend to have a "when-issued" market for our Common Stock prior to the distribution.

We also anticipate that, as early as one trading day prior to the record date, there will be two markets in DryShips common stock: (i) a "regular-way" market on which shares of DryShips common stock will trade with an entitlement for the purchaser of DryShips common stock to receive shares of our Common Stock to be distributed in the distribution, and (ii) an "ex-distribution" market on which shares of DryShips common stock will trade without an entitlement for the purchaser of DryShips common stock to receive shares of our Common Stock. See "The Spin-Off—Trading Prior to the Distribution Date."

Tax Consequences to DryShips Shareholders
We do not expect the spin-off to qualify for nonrecognition treatment under Section 355 of the Code.  We expect the distribution of shares of our Common Stock by DryShips to constitute a dividend for U.S. federal income tax purposes to the extent of current and accumulated earnings and profits of DryShips, determined under U.S. federal income tax principles. See "Tax Considerations" for a discussion of the material U.S. federal income tax consequences of the spin-off discussed herein.

We urge you to consult your tax advisor as to the specific tax consequences of the distribution to you, including the effect of any U.S. federal, state, local or foreign tax laws and of changes in applicable tax laws.

Relationship with DryShips after the Spin-Off
Before the spin-off, we will enter into agreements with DryShips and other third parties to effect the spin-off and distribution and provide a framework for our relationships with DryShips. These agreements will govern the relationships between DryShips and Gas Ships subsequent to the completion of the spin-off. We will also enter into a Registration Rights Agreement with DryShips, pursuant to which, among other things, we will agree that, upon the request of DryShips, we will use reasonable best efforts to effect the registration under applicable securities law of any shares of our Common Stock retained by DryShips.

Dividend Policy
Our policy will be to declare and pay quarterly dividends from our net profits to shareholders each February, May, August, and November, beginning May 2018, in amounts our board of directors may from time to time determine is appropriate. However, we may have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. While we cannot assure you that we will do so, and subject to the limitations set forth herein, we expect to declare and pay a dividend per share of $       in May 2018. However, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends.

The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors.

Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the gas carrier charter market, our earnings would be negatively affected, thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.

We or our subsidiaries may be unable to pay dividends so long as we are in default of or have breached certain covenants contained in credit facilities we have or will enter into and are unable to obtain the lender's consent or waiver to cure such default or breach. Furthermore, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. The declaration and payment of dividends is at the sole discretion of our board of directors, and there can be no assurance that we will not reduce or eliminate our dividend in the future.

See "Dividend Policy" for more information.

Transfer Agent	American Stock Transfer & Trust Company, LLC

Risk Factors
Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the spin-off. Following the spin-off, we will also face risks associated with being a publicly-traded company. Accordingly, you should read carefully the information set forth under "Risk Factors."

SUMMARY COMBINED / CONSOLIDATED FINANCIAL AND OTHER DATA
The following table presents historical information as follows:
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The summary historical financial data as of and for the year ended December 31, 2016 has been derived from Gas Ships Limited Predecessors' audited combined financial statements included elsewhere in this prospectus, and should be read together with and are qualified in its entirety by reference to such combined financial statements.

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The summary historical financial data as of January 15, 2017 and for the periods from January 1, 2016 to January 15, 2016 and January 1, 2017 to January 15, 2017 has been derived from Gas Ships Limited Predecessors' audited combined financial statements included elsewhere in this prospectus, and should be read together with and are qualified in its entirety by reference to such combined financial statements.

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The summary historical financial data as of December 31, 2017 and for the period from January 16, 2017 (inception) to December 31, 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, and should be read together with and are qualified in its entirety by reference to such consolidated financial statements.

The following table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined for 2016 and for the periods from January 1, 2016 to January 15, 2016 and January 1, 2017 to January 15, 2017 and consolidated for the period from January 16, 2017 (inception) to December 31, 2017, respectively, financial statements and related notes thereto included elsewhere in this prospectus. The combined and consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.
(Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.)	Gas Ships Limited Predecessors			Gas Ships Limited
	Period from January 1, 2016 to January 15, 2016	Year ended December 31, 2016	Period from January 1, 2017 to January 15, 2017	Period from January 16, 2017 (inception) to December 31, 2017
Statement of Income data:
REVENUES:
Time charter revenues	$-	$-	$-	$10,316
Total Revenues	$-	$-	$-	$10,316
EXPENSES:
Voyage expenses	$-	$-	$-	$378
Vessels operating expenses	$-	$-	$-	$5,744
Depreciation	$-	$-	$-	$2,018
General and administrative expenses	$1	$46	$10	$1,813
Operating income/(loss)	$(1)	$(46)	$(10)	$363

OTHER INCOME / (EXPENSES):
Interest and finance costs	$-	$(1)	$-	$(1,554)
Total other expenses, net	$-	$(1)	$-	$(1,544)

NET LOSS	$(1)	$(47)	$(10)	$(1,257)

LOSS PER COMMON SHARE BASIC AND DILUTED	N/A	N/A	N/A	$(2,514)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES, BASIC AND DILUTED	N/A	N/A	N/A	500

	Gas Ships Limited Predecessors		Gas Ships Limited
	December 31, 2016	January 15, 2017	December 31, 2017

Balance Sheet data:
Cash and cash equivalents	$105	$95	$6,691
Total current assets	$105	$95	$11,458
Vessels, net	$-	$-	$229,499
Advances for vessels under construction and related costs	$61,400	$61,400	$31,280
Total assets	$61,505	$61,495	$320,106
Total current liabilities	$7	$7	$13,851
Total non-current liabilities	$-	$-	$133,703
Total equity	$61,498	$61,488	$172,552

	Gas Ships Limited Predecessors			Gas Ships Limited
	Period from January 1, 2016 to January 15, 2016	Year Ended December 31, 2016	Period from January 1, 2017 to January 15, 2017	Period from January 16, 2017 (inception) to December 31, 2017
Cash Flow data:
Net Cash Provided by/ (Used in) Operating Activities	$(11)	$(40)	$(10)	$9,696
Net Cash Used in Investing Activities	$-	$(30,700)	$-	$(163,330)
Net Cash Provided by Financing Activities	$-	$30,700	$-	$160,325
Change in cash and cash equivalents	$(11)	$(40)	$(10)	$6,691

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:
•	the strength of world economies;
•	fluctuations in interest rates;
•	general LPG and LNG market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand in the LPG and LNG shipping industries, including the market for our vessels;
•	changes in the number of vessels in the LPG and LNG fleets and newbuilding orders;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	vessel breakdowns and instances of off-hire; and
•	other important factors described in the section of this prospectus entitled "Risk Factors."
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
See the section entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS
Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of shares of our Common Stock. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results, cash flows or our ability to pay dividends, if any, in the future, or the trading price of our Common Stock.
Risks Relating to Our Company
Our current fleet consists of four LPG carriers. Any limitation in the availability or operation of these vessels could have a material adverse effect on our business, results of operations and financial condition.
Our current fleet consists of four VLGCs. Until we identify and acquire additional vessels, we will depend upon these four vessels for all of our revenue. If any of our vessels are unable to generate revenues as a result of off-hire time, early termination of the applicable time charter or otherwise, our business, results of operations financial condition and ability to pay dividends on our Common Stock could be materially adversely affected.
We currently derive all of our revenue and cash flow from two charterers and the loss of either of these charterers could cause us to suffer losses or otherwise adversely affect our business.
We currently derive all of our revenue and cash flow from two charterers, Shell and Clearlake. For the year ended December 31, 2017, Shell accounted for 84.4% and Clearlake accounted for 15.6% of our total revenue. The vessels we have contracted under time charters have fixed terms, but may be terminated early due to certain events, such as a charterer's failure to make charter payments to us because of financial inability, disagreements with us or otherwise. The ability of each of our counterparties to perform its obligations under a charter with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the LPG or LNG shipping industry, prevailing prices for LPG or LNG and the overall financial condition of the counterparty. Should a counterparty fail to honor its obligations under an agreement with us, we may be unable to realize revenue under that charter and could sustain losses.  If we were not able to promptly find a replacement charter on similar or better terms for us, such loss could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends to our shareholders.
If any of our time charters are terminated, we may be unable to re-deploy the related vessel on terms as favorable to us as our current charters, or at all. If we are unable to re-deploy a vessel for which the charter has been terminated, we will not receive any revenues from that vessel, and we may be required to pay ongoing expenses necessary to maintain the vessel in proper operating condition. Any of these factors may decrease our revenue and cash flows. Further, the loss of any of our charterers, charters or vessels, or a decline in charter hire rates under any of our charters, could have a material adverse effect on our business, results of operations, financial condition and ability to pay dividends.
We are subject to credit risk with respect to our contractual counterparties, and failures of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
We have entered into, and expect to enter into in the future, various contracts, including (but not limited to) charter agreements, shipbuilding contracts, interest rate swaps and credit facilities. Such agreements subject us to counterparty risks. The ability and willingness of our counterparties to perform their obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and oil industries, the overall financial condition of the counterparty, charter rates for specific types of vessels, and various expenses. For example, a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities or the lack of availability of debt or equity financing could result in a significant reduction in the ability of our charterers to make charter payments to us. In addition, in depressed market conditions, charterers and customers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us in the future and we were not able to enter into similar agreements on equally favorable terms to us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We operate exclusively in the LPG and LNG shipping industries. Due to our lack of diversification, adverse developments in the LPG or LNG shipping industries may adversely affect our business, financial condition and operating results.
We currently rely exclusively on the cash flow generated from the vessels in our current fleet, all of which are VLGCs operating in the LPG shipping industry. Unlike some other shipping companies, which have vessels of varying sizes that can carry different cargoes, such as containers, dry bulk, crude oil and oil products, we depend and expect to continue to depend exclusively on gas carriers transporting LPG and LNG. Our lack of diversification makes us vulnerable to adverse developments in the LPG and LNG shipping industries, which would have a significantly greater impact on our business, financial condition and operating results than it would if we owned and operated more diverse assets or engaged in more diverse lines of business.
We will depend on officers and directors who are associated with affiliated companies, which may create conflicts of interest.
Our officers and directors will have fiduciary duties to manage our business in a manner beneficial to us and our shareholders. However, Mr. George Economou, who is expected to serve as the chairman of our board of directors upon the completion of the spin-off, is also the chairman and chief executive officer of DryShips, our parent company, and has significant shareholdings in DryShips and us. In addition, Mr. Anthony Kandylidis, who is expected to serve as our president and chief executive officer upon the completion of the spin-off, is the nephew of Mr. Economou and the president and chief financial officer of DryShips, and Mr. Dimitris Dreliozis, who is expected to serve as our chief financial officer, treasurer and secretary upon the consummation of the spin-off, also serves as the vice president of finance of DryShips. Similarly, Messrs. Andreas Argyropoulos, George Kokkodis, and George Demathas, whom are expected to serve as members of our board of directors, also serve as directors of DryShips. Messrs. Economou, Kandylidis, Dreliozis, Argyropoulos, Kokkodis, and Demathas have fiduciary duties and responsibilities to manage the business of DryShips in a manner beneficial to DryShips and its shareholders and may have conflicts of interest in matters involving or affecting us and our customers or shareholders. In addition, Messrs. Economou, Kandylidis, Dreliozis, Argyropoulos, Kokkodis, and Demathas may have conflicts of interest when faced with decisions that could have different implications for DryShips than they do for us. The resolution of these conflicts may not always be in our best interest or that of our shareholders and could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Further, our Manager, TMS Cardiff Gas, may be deemed to be beneficially owned by Mr. Economou. The Manager has limited contractual duties to us, and may favor its own interests or the interests of Mr. Economou over our interests. These conflicts may have unfavorable results for us. Additionally, we cannot assure you that all of our agreements and transactions with these entities or individuals will be on the same terms as those available with unaffiliated third parties or that these relationships will not otherwise impact our agreements and transactions in a manner that is adverse to us or our shareholders.
Certain of our directors and officers have obligations to other companies in the shipping industry and will not devote all of their time to our business, which may hinder our ability to operate successfully.
Certain of our directors and executive officers, including the Messrs. Economou, Kandylidis, and Dreliozis, will participate in business activities not associated with us, and they are not required to work full-time on our affairs. We expect that the amount of time they allocate to managing our company will vary from time to time depending on the needs of our business and the level of strategic activity at the time. As a result, they may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of both us as well as shareholders of those other companies. This may create conflicts of interest in matters involving or affecting us or our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We depend entirely on our Manager to manage and charter our fleet.
During the fiscal year ending December 31, 2017, the commercial and technical management of our vessels, including crewing, maintenance and repair, was subcontracted to our Manager. Our Manager may be deemed to be beneficially owned by Mr. Economou, who is the chairman and chief executive officer of DryShips and is expected to serve as the chairman of our board of directors. The loss of the services of our Manager or its failure to perform its obligations to us could materially and adversely affect the results of our operations. Although we may have rights against our Manager if it defaults on its obligations to us, you will have no recourse against them.
Under our management agreements, our Manager shall not be liable to us for any losses or damages arising in the course of its performance under the agreement unless such loss or damage is proved to have resulted from the negligence, gross negligence or willful default by our Manager, its employees or agents and in such case our Manager's liability per incident or series of incidents is limited to a total of ten times the annual management fee payable under the relevant agreement. The management agreements further provide that our Manager shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or willful, except to the extent that they are shown to have resulted from a failure by our Manager to perform its obligations with respect to management of the crew. Except to the extent of the liability cap described above, we have agreed to indemnify our Manager and its employees and agents against any losses incurred in the course of the performance of the agreement.
Our Manager is a privately held company and there is little or no publicly available information about it.
The ability of our Manager to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair our Manager's financial strength, and because it is privately held it is unlikely that information about its financial strength would become public unless our Manager began to default on their obligations. As a result, an investor in our Common Stock may have little advance warning of problems affecting our Manager, even though these problems could have a material adverse effect on us.
Fees and cost reimbursements to our Manager will be payable regardless of our profitability.
Under the agreements for the management of our vessels, we will pay our Manager a management fee of $1,500 per vessel, per day. These fees and expenses will be payable without regard to our financial condition or results of operations.
DryShips and certain of its officers and directors are currently subject to litigation and we and DryShips may be subject to similar or other litigation in the future.

Our parent company, DryShips, and certain of its executive officers are defendants in a purported class-action lawsuit pending in the U.S. District Court for the Eastern District of New York, brought on behalf of shareholders of DryShips. The lawsuit alleges violations of the Securities Exchange Act of 1934, as amended, or the Exchange Act. DryShips and Mr. George Economou were also defendants in a lawsuit filed in the High Court of the Marshall Islands alleging, in relevant part, breaches of fiduciary duty and constructive fraud, which was recently voluntarily dismissed.  DryShips and Mr. Economou are currently defendants in a lawsuit filed by the same plaintiff, asserting similar claims, in the Western District of Texas. Further, DryShips and certain of its current executive officers are also defendants in a lawsuit brought by certain creditors in the Republic of the Marshall Islands, which lawsuit alleges claims for avoidance and recovery of actual and/or constructive fraudulent conveyances and aiding and abetting fraudulent conveyances.

While DryShips believes these claims to be without merit and intends to continue to defend these lawsuits vigorously, we cannot predict their outcome. A decision adverse to DryShips' interests could result in the payment of substantial damages and could have a material adverse effect on our and DryShips' cash flow, results of operations and financial position. See also "—We may be unable to comply with covenants in our current or future credit facilities." Additionally, if DryShips were required to divest some or all of its shares of our Common Stock, such sales could have an adverse impact on the price of our Common Stock.

With respect to any litigation, our insurance may not reimburse us or may not be sufficient to reimburse DryShips for the expenses or losses it may suffer in contesting and concluding such lawsuit. Substantial litigation costs, including the substantial self-insured retention that DryShips was required to satisfy before any insurance applied to the claim, or an adverse result in any litigation may adversely impact DryShips' and our business, operating results or financial condition.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We have been and may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.
In the future, if we do not identify suitable vessels for acquisition or successfully integrate any acquired vessels, we may not be able to grow or to effectively manage our growth.
One of our principal strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:
•	identify suitable gas carriers and/or shipping companies for acquisitions at attractive valuations;
•	identify businesses engaged in managing, operating or owning gas carriers for acquisitions or joint ventures;
•	integrate any acquired vessels or businesses successfully with our existing operations;
•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;
•	identify additional new markets;
•	improve our operating, financial and accounting systems and controls; and
•	obtain required financing for our existing and new operations, including financing for vessel acquisitions at levels within our targeted leverage rations.
Our failure to effectively identify, purchase, develop and integrate any vessels or businesses, could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our current fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower available cash. If we are unable to execute the points noted above, our financial condition may be adversely affected.
Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our current fleet may impose significant additional responsibilities on our management and staff, and the management and staff of our managers, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with such growth plans. In addition, vessel values may fluctuate following an acquisition thereby impacting our targeted leverage ratios for such acquisitions.

Delays in deliveries of additional vessels, our decision to cancel an order for purchase of a vessel or our inability to otherwise complete the acquisitions of additional vessels for our fleet, could harm our business, financial condition and results of operations.
We expect to purchase additional vessels from time to time. The delivery of these vessels could be delayed, not completed or cancelled, which would delay or eliminate our expected receipt of revenues from the employment of these vessels. The seller could fail to deliver these vessels to us as agreed, or we could cancel a purchase contract because the seller has not met its obligations.
If the delivery of any vessel is materially delayed or cancelled, especially if we have committed the vessel to a charter for which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, financial condition and results of operations could be adversely affected.
We may purchase and operate secondhand vessels which may expose us to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.
Our current business strategy includes additional growth through the acquisition of new and secondhand vessels. While we typically inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into dry dock which would reduce our fleet utilization. Generally, we do not receive the benefit of warranties from the builders for the secondhand vessels that we acquire.
In general, the costs to maintain a vessel in good operating condition increases with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. As of March 5, 2018, the four delivered vessels in our fleet had an average age of 0.4 years. As our fleet ages we will incur increased costs. We may have to replace such vessels upon the expiration of their useful lives. Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace such older vessels. The inability to replace the vessels in our fleet upon the expiration of their useful lives could have a material adverse effect on our business, results of operations, cash flows and financial condition. Any reserves set aside for vessel replacement will not be available for the payment of dividends to shareholders.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
We may incur substantial costs for the dry docking or replacement of our vessels as they age.
Vessels are typically dry docked every 30 to 60 months depending on their age, not including any unexpected repairs. The dry docking of our vessels will require significant capital expenditures and loss of revenue while our vessels are off-hire. Any significant increase in the number of days of off-hire due to such dry docking or in the costs of any repairs could have a material adverse effect on our business, results of operations, cash flows and financial condition. Additionally, we may underestimate the time required to dry dock our vessels or unanticipated problems may arise during dry docking.
In addition, we estimate that our vessels have a total useful life of 35 years. As our vessels become older or if we acquire older secondhand vessels, we may have to replace such vessels before or upon the expiration of their useful lives. Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace such older vessels. The inability to replace the vessels in our fleet upon the expiration of their useful lives could have a material adverse effect on our business, results of operations, cash flows and financial condition. Any reserves set aside for vessel replacement will not be available for the payment of dividends to shareholders.

If our vessels suffer damage, it may have material adverse consequences for our business and we may experience unexpected dry docking costs and delays or total loss of our vessels.
The operation of an ocean-going vessel carries inherent risks. Our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions, collisions, human error, war, terrorism, piracy, cargo loss, latent defects, acts of God and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. Damage to the environment could also result from our operations, particularly through spillage of fuel, lubricants or other chemicals and substances used in operations, and the associated costs could exceed the insurance coverage available to us. These hazards may result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, market disruptions, delay or rerouting, which may also subject us to litigation. Compared to other types of vessels, gas carriers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the LPG or LNG transported.
Moreover, if our vessels suffer damage, they may need to be repaired at a dry docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry docking costs that our insurance does not cover at all or in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at dry docking facilities is sometimes limited and not all dry docking facilities are conveniently located. We may be unable to find space at a suitable dry docking facility or our vessels may be forced to travel to a dry docking facility that is not conveniently located to our vessels' positions. The loss of earnings while these vessels are forced to wait for space or to travel or be towed to more distant dry docking facilities may adversely affect our business, financial condition, results of operations and cash flows. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We are a holding company and depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or pay dividends, if any, in the future and to make dividend payments.
We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders depends on our subsidiaries and their ability to distribute funds to us.
Investment in derivative instruments such as freight forward agreements could result in losses.
From time to time, we may take positions in derivative instruments including forward freight agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner's exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations and cash flows.

We may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business.
Our success will depend in large part on our ability and the ability of our Manager to attract and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense. If we are not able to increase our rates to compensate for any crew cost increases, it could have a material adverse effect on our business, results of operations, cash flows and financial condition. Any inability we, or our Manager, experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business, which could have a material adverse effect on our financial condition, results of operations and cash flows.
We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future.
We may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations.
Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, upon renewal or expiration of our current policies, the insurance that may be available to us may be significantly more expensive than our existing coverage.
Because we will obtain some of our insurance through protection and indemnity associations, we may be required to make additional premium payments.
Although we expect to carry protection and indemnity insurance consistent with industry standards, all risks may not be adequately insured against, and any particular claim may not be paid. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Certain of our insurance coverage will be maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments, or calls, over and above budgeted premiums if member claims exceed association reserves. These calls will be in amounts based on our claim records and possibly the claim records of our Manager, as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition, and ability to pay dividends.
Risks Relating to our Industry
The cyclical nature of the demand for LPG and LNG transportation may lead to significant changes in charter rates, vessel utilization and vessel values, which may adversely affect our revenues, profitability and financial condition.
Historically, the LPG and LNG shipping markets have been cyclical with attendant volatility in profitability, charter rates and vessel values. The degree of charter rate volatility among different types of gas carriers has varied widely. Because many factors influencing the supply of, and demand for, vessel capacity are unpredictable, the timing, direction and degree of changes in the LPG and LNG shipping market are also not predictable. Fluctuations in charter rates and vessel values result from changes in the supply of and demand for gas carrier capacity and changes in the supply of and demand for oil and oil products.

The factors that influence demand for gas carrier capacity include:
•	supply of and demand for LPG and LNG products;
•	global and regional economic and political conditions, particularly in LPG and LNG consuming regions;
•	changes in global or general industrial activity;
•	environmental and other legal and regulatory developments;
•	changes in the cost of oil and natural gas from which LPG and LNG is derived;
•	changes in seaborne and other transportation patterns, including changes in the distances over which gas carrier cargoes are transported by sea;
•
changes in the consumption of LPG or LNG due to availability of new, alternative energy sources or changes in the price of LPG or LNG relative to other energy sources or other factors making consumption of LPG or LNG less attractive;

•	worldwide production of LPG and LNG;
•	regional imbalances in production and demand of LPG and LNG products;
•	currency exchange rates;
•	weather and acts of God and natural disasters;
•	availability of competing gas carriers;
•	domestic and foreign tax policies;
•
availability of alternative transportation means, including pipelines for LPG and LNG, which are currently few in number, linking production areas and industrial and residential areas consuming LPG and LNG, or the conversion of existing non-petroleum or non-natural gas pipelines to petroleum and natural gas pipelines, respectively, in those markets;

•	development and exploitation of alternative fuels and non-conventional hydrocarbon production;
•	international sanctions, boycotts, embargoes, import and export restrictions, nationalizations, piracy and wars; and
•	regulatory changes including regulations adopted by supranational authorities and/or industry bodies, such as safety and environmental regulations and requirements by major oil companies.
The factors that influence the supply of vessel capacity include:
•	current and expected newbuilding purchase orders for gas carriers;
•	vessel prices, including financing costs and the price of steel, other raw materials and vessel equipment;

•
the number of newbuilding deliveries (including the equivalent of 12% of the capacity of the existing LPG capable carrier fleet expected to be delivered by the end of calendar 2020 and 24% of the existing LNG capable carrier fleet expect to delivered by the end of calendar 2020);

•	any potential delays in the delivery of newbuilding vessels and/or cancellations of newbuilding orders;
•	the scrapping rate of older vessels;
•	gas carrier prices, including financing costs and the price of steel, other raw materials and vessel equipment;
•	the availability of shipyards to build gas carriers when demand is high;
•	technological advances in gas carrier design and capacity;
•	the number of vessels that are out of service; and
•	changes in environmental and other regulations that may limit the useful lives of vessels.
The factors affecting the supply of and demand for LPG and LNG, and LPG and LNG carrier capacity, have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable, including those discussed above. A significant decline in demand for the seaborne transport of LPG and LNG or a significant increase in the supply of LPG or LNG carrier capacity without a corresponding growth in LPG and LNG carrier demand could cause a significant decline in prevailing charter rates, which could materially adversely affect our business, financial condition, results of operations, and cash flows.
Fluctuations in overall LNG demand growth could adversely affect our ability to secure future time charters.
LNG trade increased by around 8.4% from 263 million tonnes per annum (mtpa) in 2016 to 285 mtpa in 2017. Future growth in the LNG trade, and therefore requirements for LNG liquefaction, shipping and regasification, is highly uncertain and could fall if existing markets for LNG decline, new users and uses for LNG do not materialize as anticipated and no major export projects are sanctioned over the coming years. In the event that we expand our fleet to include LNG carriers and we have not secured long-term charters for the vessels in our fleet, a reduction in LNG trade could have an adverse effect on our ability to secure future term charters at acceptable rates.
A shift in consumer demand from LPG and LNG towards other energy sources or changes to trade patterns may have a material adverse effect on our business.
All of our current earnings are related to the LPG industry. A shift in the consumer demand from LPG (or future shifts in consumer demand from LNG) towards other energy resources such as oil, wind energy, solar energy, or water energy will affect the demand for our LPG carriers (and any LNG carriers we may acquire). This could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Seaborne trading and distribution patterns are primarily influenced by the relative advantage of the various sources of production, locations of consumption, pricing differentials and seasonality. Changes to the trade patterns of LPG or LNG may have a significant negative or positive impact on the demand for our vessels. This could have a material adverse effect on our future performance, results of operations, cash flows and financial position.

Declines in charter rates and other market deterioration could cause the market value of our vessels to decrease significantly.
The fair market value of our gas carriers may decrease depending on a number of factors including:
•	general economic and market conditions affecting the shipping industry;
•	sophistication and condition of the vessels;
•	charter rates;
•	competition from other shipping companies;
•	supply of and demand for gas carriers and the types and sizes of gas carriers we own;
•	alternative modes of transportation;
•	ages of vessels;
•	cost and delivery of newbuildings;
•	governmental or other regulations;
•	the need to upgrade secondhand and previously owned vessels as a result of charterer requirements;
•	prevailing level of freight rates; and
•	technological advances.
We evaluate the carrying amounts of our vessels to determine if events have occurred that would require an impairment of their carrying amounts. The recoverable amount of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the assets might not be recovered. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires us to make various estimates including future charter rates and vessel operating expenses and fleet utilization. These items have been historically volatile and are based on historical trends as well as future expectations.
We estimate the recoverable amount as the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the recoverable amount is less than the carrying amount of the vessel, the vessel is deemed impaired. The carrying values of our vessels may not represent their fair market value at any point in time because the new market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Any impairment charges incurred as a result of further declines in charter rates could negatively affect our business, financial condition or operating results.
Due to the cyclical nature of the gas carrier market, the market value of one or more of our vessels may at various times be lower than their book value, and sales of those vessels during those times would result in losses. If we determine at any time that a vessel's future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders' equity. If for any reason we sell vessels at a time when vessel prices have fallen, the sale proceeds may be at less than the vessel's carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings.

Declining vessel values could affect our ability to raise cash by limiting our ability to refinance vessels and thereby adversely impact our liquidity. In addition, declining vessel values could result in the reduction in lending commitments, the pledging of unencumbered vessels as additional collateral, the ability to maintain our targeted leverage rations, the requirement to repay outstanding amounts or a breach of loan covenants, which could give rise to an event of default under our current or future credit facilities.
An over-supply of gas carrier capacity may prolong currently low charter rates and vessel values or lead to further reductions in charter rates, vessel values, and profitability.
The market supply of gas carriers is affected by a number of factors such as demand for energy resources, natural gas, and petroleum products, as well as strong overall economic growth in parts of the world economy, including Asia. If the capacity of new vessels delivered exceeds the capacity of vessels being scrapped and lost, vessel capacity will increase. Gas carrier capacity is primarily a function of the size of the existing world fleet, the number of newbuildings being delivered and the scrapping of older vessels. According to industry sources, as of December 31, 2017, there were 1,397 and 450 LPG and LNG capable carriers with an aggregate capacity of approximately 32.7 million and 69.5 million cbm, respectively. As of such date, a further 82 LPG and 107 LNG capable carriers with an aggregate carrying capacity of roughly 3.9 million and 18.0 million cbm were on order for delivery by the end of 2020, equivalent to 12% and 24% of the existing fleet in capacity terms, respectively. In contrast to oil tankers and drybulk carriers, according to industry sources, the number of shipyards with LPG and LNG carrier experience is quite limited. Due to an influx of newbuild tonnage since early 2015, it is considered unlikely that significant vessel orders will be placed prior to the delivery of the contracted orderbook as of the time of writing. In the VLGC sector in which we operate, as of December 31, 2017, there were 263 vessels in the world fleet and 36 vessels on order for delivery by the end of 2020. As of December 31, 2017, 48% of the fleet capacity in the VLGC sector was less than 5 years old.
If the supply of gas carrier capacity increases and if the demand for tanker capacity does not increase correspondingly, charter rates could materially decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our results of operations and available cash.
Our revenues, operations and future growth could be adversely affected by a decrease in the supply of or demand for LPG or LNG.
In recent years, there has been a strong supply of natural gas and an increase in the construction of plants and projects involving natural gas, of which LPG is a byproduct. Several of these projects, however, have experienced delays in their completion for various reasons and thus the expected increase in the supply of LPG and LNG from these projects may be delayed significantly. If the supply of natural gas decreases, we may see a concurrent reduction in the production of LPG and LNG and resulting lesser demand and lower charter rates for our vessels, which could ultimately have a material adverse impact on our revenues, operations and future growth. Additionally, changes in environmental or other legislation establishing additional regulation or restrictions on LPG and LNG production and transportation, including the adoption of climate change legislation or regulations, or legislation in the United States placing additional regulation or restrictions on LPG and LNG production from shale gas could result in reduced demand for LPG and LNG shipping.
We will face substantial competition in trying to expand relationships with existing customers and obtain new customers.
The process of obtaining new charter agreements is highly competitive and generally involves an intensive screening process and competitive bidding process, which, in certain cases, extends for several months. Contracts are awarded based upon a variety of factors, including:
•	the location, size, age, and condition of a vessel;
•	the operator's industry relationships, experience and reputation for customer service, quality operations and safety;

•	the quality, experience and technical capability of the crew;
•	the experience of the crew with the operator and type of vessel;
•	the operator's relationships with shipyards and the ability to get suitable berths;
•	the operator's construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications;
•	the operator's willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and
•	the competitiveness of the bid in terms of overall price.
Our vessels operate in a highly competitive market and we expect substantial competition for providing transportation services from a number of companies (both LPG and LNG vessel owners and operators). We anticipate that an increasing number of maritime transport companies, including many with strong reputations and extensive resources and experience, have or will enter the LPG and LNG shipping market. Our existing and potential competitors may have significantly greater financial resources than us. In addition, competitors with greater resources may have larger fleets, or could operate larger fleets through consolidations, acquisitions, newbuildings or pooling of their vessels with other companies, and, therefore, may be able to offer a more competitive service than us, including better charter rates. We expect competition from a number of experienced companies providing contracts for gas transportation services to potential LPG and LNG customers, including state-sponsored entities and major energy companies affiliated with the projects requiring shipping services. As a result, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on our business, financial condition and operating results.
The recent downturn in the LPG spot market charter rates may have a negative effect on our results of operations and cash flows, including as a result of seasonal fluctuations, which may adversely affect our earnings.
As of the date of this prospectus, we employ all of our VLGCs on long-term time charters. As these time charters expire, we may employ these vessels in the spot market.
Generally, the LPG spot market rates are highly seasonal, with typical strength in the second and third calendar quarters as suppliers build inventory for high consumption during the northern hemisphere winter. The successful operation of our vessels in the competitive and highly volatile spot charter market depends on, among other things, obtaining profitable spot charters, which depends greatly on vessel supply and demand, and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo.
Recently, there have been periods when LPG spot charter rates have declined below the operating costs of vessels. For example, the Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the LPG spot market rate for the benchmark Ras Tanura‑Chiba route (expressed as U.S. dollars per metric ton), has fallen 80% from a peak of $143.250 in July 2014 to $28.607 as of November 30, 2017. If future LPG (or LNG) spot charter rates decline, or remain depressed, then we may not profitably operate our vessels trading in the spot market, meet our obligations, including payments on indebtedness, or pay dividends.
Further, although our fixed time charters generally provide reliable revenues, they also limit the portion of our fleet available for spot market voyages during an upswing in the market when spot market voyages might be more profitable. Conversely, when the current charters for the vessels in our fleet on fixed time charter expire (or are terminated early), it may not be possible to re-charter these vessels at similar or higher rates, or at all. As a result, we may have to accept lower rates or experience off hire time for our vessels, which would adversely impact our revenues, results of operations and financial condition.

Our ability to renew the charters on our current vessels upon the expiration or termination of our current time charters or on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of natural gas.
Our operating results are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends.
We operate our gas carriers in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. The natural gas shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues from our vessels may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, revenues may be stronger in fiscal quarters ended December 31 and March 31. This seasonality could materially affect our operating results and cash available for dividends in the future.
The expansion of the Panama Canal may have an adverse effect on our results of operations.
In June 2016, the expansion of the Panama Canal, or the Canal, was completed. The new locks allow the Canal to accommodate significantly larger vessels, including VLGCs, which we operate.  Transit from the U.S. Gulf to Asia, an important trade route for our customers, can now be shortened by approximately 15 days compared to transiting via the Cape of Good Hope. The decrease in voyage time may increase the number of VLGCs available for cargo lifting and thereby increase industry capacity, which may have an adverse effect on time-charter equivalent, or TCE, rates.
If economic conditions throughout the world do not improve, this will impede our results of operations, financial condition and cash flows.
Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. Recovery of the global economy is proceeding at varying speeds across regions but remains subject to downside risks, including substantial sovereign debt burdens in countries throughout the world, the United Kingdom's pending exit from the European Union, or the E.U., continuing turmoil and hostilities in the Middle East, Afghanistan and other geographic areas and the refugee crisis in Europe and the Middle East. There has historically been a strong link between the development of the world economy and demand for LPG and LNG shipping. Accordingly, an extended negative outlook for the world economy could reduce the overall demand for our services. More specifically, some LPG and LNG products we carry are used in cyclical businesses that were adversely affected by the economic downturn and, accordingly, continued weakness and any further reduction in demand in those industries could adversely affect the LPG and LNG shipping industry. In particular, an adverse change in economic conditions affecting China, India, Japan or Southeast Asia generally could have a negative effect on the demand for LPG and LNG products, thereby adversely affecting our business, financial position and results of operations, as well as our future prospects.
The credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the United States federal and state governments and European authorities have implemented a broad variety of governmental action and/or new regulation of the financial markets and may implement additional regulations in the future. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Global financial markets and economic conditions have been, and continue to be, severely disrupted and volatile.

Credit markets and the debt and equity capital markets have been exceedingly distressed and the uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide. As a result of the disruptions in the credit markets and higher capital requirements, many lenders have increased margins on lending rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), or refused to refinance existing debt on terms similar to current debt or at all. Furthermore, certain banks that have historically been significant lenders to the shipping industry reduced or ceased lending activities in the shipping industry. New banking regulations, including tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities. We may experience difficulties obtaining financing commitments or be unable to fully draw on the capacity under our credit facilities committed in the future or refinance our credit facilities when our facilities mature if our lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available when needed on acceptable terms or at all. In the absence of available financing, we may be unable to satisfy our obligations, take advantage of business opportunities or respond to competitive pressures.
We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows, and the trading price of shares of our Common Stock. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.
In addition, as a result of the economic turmoil in Greece resulting from the sovereign debt crisis and the related austerity measures implemented by the Greek government, we and our Manager's operations in Greece may be subjected to new regulations that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Greek government new taxes or other fees. We also face the risk that strikes, work stoppages, civil unrest and violence within Greece may disrupt our shore side operations and those of our Manager located in Greece.
Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price.
The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:
•	marine disaster;
•	environmental accidents;
•	cargo and property losses or damage;
•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and
•	acts of piracy.
In particular, the involvement of our vessels in an environmental disaster may harm our financial condition as well as our reputation as a safe and reliable vessel owner and operator, but any of these circumstances or events could materially affect our business.

Acts of piracy on ocean-going vessels could adversely affect our business.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Strait of Malacca, the Indian Ocean, the Arabian Sea, the Red Sea, off the coast of West Africa and in the Gulf of Aden off the coast of Somalia. Sea piracy incidents continue to occur. If these piracy attacks occur in regions in which our vessels are deployed and are characterized by insurers as "war risk" zones or Joint War Committee "war and strikes" listed areas, premiums payable for such coverage, for which we are responsible with respect to vessels employed on spot charters, but not vessels employed on bareboat or time charters, could increase significantly and such insurance coverage may be more difficult to obtain. In addition, costs to employ onboard security guards could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.
Our operations outside the United States expose us to global risks, such as political conflict and terrorism, which may interfere with the operation of our vessels and could have a material adverse impact on our operating results, revenues and costs.
We are an international company and primarily conduct our operations outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect us. In the past, political conflicts resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping. As a result of the military response of the United States and other nations to threats of terrorism as well as the ongoing conflicts in Iraq, Syria, and Afghanistan, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations and performance. Hostilities in or closure of major waterways in the Middle East, Ukraine or Black Sea region could adversely affect the availability of and demand for crude oil and petroleum products, as well as LPG and LNG, and negatively affect our investment and our customers' investment decisions over an extended period of time. In addition, sanctions against oil exporting countries such as Iran, Russia, Sudan and Syria may also impact the availability of crude oil, petroleum products, LNG and LPG and which would increase the availability of applicable vessels thereby impacting negatively charter rates.
Terrorist attacks, or the perception that LPG or natural gas facilities or oil refineries and gas carriers are potential terrorist targets, could materially and adversely affect the continued supply of LPG and LNG. Concern that LPG and natural gas facilities may be targeted for attack by terrorists has contributed to a significant community and environmental resistance to the construction of a number of natural gas facilities, primarily in North America. If a terrorist incident involving a gas facility or gas carrier did occur, the incident may adversely affect necessary LPG facilities or natural gas facilities currently in operation. Furthermore, future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our vessels may call on ports located in countries that are subject to sanctions and embargoes imposed by the United States or other governments, which could adversely affect our reputation and the market for our Common Stock.
None of our vessels has ever called on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the United States government as state sponsors of terrorism, such as Iran, Sudan and Syria. The United States sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act of 1996. Among other things, CISADA expands the application of the prohibitions involving Iran to include ships or shipping services by non-United States companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, in October 2012, President Obama issued an executive order implementing the Iran Threat Reduction and Syria Human Rights Act of 2012, or the ITRA, which extends the application of all United States laws and regulations relating to Iran to non-United States companies controlled by United States companies or persons as if they were themselves United States companies or persons, expands categories of sanctionable activities, adds additional forms of potential sanctions and imposes certain related reporting obligations with respect to activities of the Commission registrants and their affiliates. The ITRA also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is controlling beneficial owner of, or otherwise owns, operates or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from United States capital markets, exclusion from financial transactions subject to United States jurisdiction, and exclusion of that person's vessels from United States ports for up to two years. Finally, in January 2013, the United States enacted the Iran Freedom and Counter Proliferation Act of 2012 which expanded the scope of United States sanctions on any person that is part of Iran's energy, shipping or shipbuilding sector and operators of ports in Iran, and imposes penalties on any person who facilitates or otherwise knowingly provides significant financial, material or other support to these entities.
On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the "Joint Plan of Action," or JPOA. Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the United States and EU would voluntarily suspend certain sanctions for a period of six months.
On January 20, 2014, the United States and E.U. indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries from January 20, 2014 until July 20, 2014. The United States subsequently extended the JPOA twice.
On July 14, 2015, the P5+1 and the E.U. announced that they reached a landmark agreement with Iran titled the Joint Comprehensive Plan of Action Regarding the Islamic Republic of Iran's Nuclear Program, or the JCPOA, which is intended to significantly restrict Iran's ability to develop and produce nuclear weapons for 10 years while simultaneously easing sanctions directed toward non-United States persons for conduct involving Iran, but taking place outside of United States jurisdiction and does not involve United States persons. On January 16, 2016, the United States joined the E.U. and the UN in lifting a significant number of their nuclear-related sanctions on Iran following an announcement by the International Atomic Energy Agency, or the IAEA, that Iran had satisfied its respective obligations under the JCPOA.

United States sanctions prohibiting certain conduct that is now permitted under the JCPOA have not actually been repealed or permanently terminated at this time.  Rather, the United States government has implemented changes to the sanctions regime by: (1) issuing waivers of certain statutory sanctions provisions; (2) committing to refrain from exercising certain discretionary sanctions authorities; (3) removing certain individuals and entities from the Office of Foreign Assets Control's sanctions lists; and (4) revoking certain Executive Orders and specified sections of Executive Orders. These sanctions will not be permanently "lifted" until the earlier of "Transition Day," set to occur on October 20, 2023, or upon a report from the IAEA stating that all nuclear material in Iran is being used for peaceful activities.
Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may vary or may be subject to changing interpretations and we may be unable to prevent our charterers from violating contractual and legal restrictions on their operations of the vessels. Any such violation could result in fines or other penalties for us and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Company. Additionally, some investors may decide to divest their interest, or not to invest, in the Company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our Common Stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.
Failure to comply with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws could result in fines, criminal penalties and an adverse effect on our business.
We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with the applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, and applicable non-U.S. anti-corruption and anti-bribery laws and regulations. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.
Changes in fuel, or bunkers, prices may adversely affect profits.
While we do not bear the cost of fuel, or bunkers, under time and bareboat charters, including for all of our current vessels employed on time charters, fuel is a significant expense in our shipping operations when vessels are off-hire or deployed under spot charters. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce profitability.
Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our earnings and available cash.
The hull and machinery of every commercial vessel must be certified as being "in class" by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS. A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel, depending on its age, is also required to be dry docked every two to five years for inspection of its underwater parts. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and ability to pay dividends.

We are subject to regulation and liability, including environmental laws, which could require significant expenditures and adversely affect our financial conditions and results of operations.
Our business and the operation of our vessels are subject to complex laws and regulations and materially affected by government regulation, including environmental regulations in the form of international conventions and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries in which the vessels operate, as well as in the country or countries of their registration.
These regulations include, but are not limited to United States Oil Pollution Act of 1990, or OPA90, that establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills and applies to any discharges of oil from a vessel, including discharges of fuel oil and lubricants, the Comprehensive Environmental and Liability Act, or CERLA, the United States Clean Air Act of 1970, as amended, or the CAA, the United States Clean Water Act, or CWA, and requirements of the United States Coast Guard, or the USCG, the Environmental Protection Agency, or the EPA, and the U.S. Maritime Transportation Security Act of 2002, or MTSA, and regulations of the International Maritime Organization, or the IMO, including the International Convention for the Prevention of Pollution from Ships of 1973, as modified by the protocol of 1978 relating thereto, and as amended from time to time, or MARPOL, the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damaged of 2001, or the Bunker Convention, the IMO International Convention of Load Lines of 1966, as from time to time amended, and SOLAS. To comply with these and other regulations we may be required to incur additional costs to modify our vessels, meet new operating maintenance and inspection requirements, develop contingency plans for potential spills, and obtain insurance coverage. We are also required by various governmental and quasi-governmental agencies to obtain permits, licenses, certificates and financial assurances with respect to our operations. These permits, licenses, certificates and financial assurances may be issued or renewed with terms that could materially and adversely affect our operations. Because these laws and regulations are often revised, we cannot predict the ultimate cost of complying with them or the impact they may have on the resale prices or useful lives of our vessels. However, a failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Additional laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which could materially adversely affect our operations. For example, a future serious incident, such as the April 2010 Deepwater Horizon oil spill in the Gulf of Mexico may result in new regulatory initiatives.
The operation of our vessels is affected by the requirements set forth in the ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject the owner or charterer to increased liability, may decrease available insurance coverage for the affected vessels, or may result in a denial of access to, or detention in, certain ports. In our case, noncompliance with the ISM Code may result in breach of our loan covenants. Currently, each of the vessels in our fleet is ISM Code certified. Because these certifications are critical to our business, we place a high priority on maintaining them. Nonetheless, there is the possibility that such certifications may not be renewed.
We currently maintain, for each of our vessels, pollution liability insurance coverage in the amount of $1.0 billion per incident. In addition, we carry hull and machinery and protection and indemnity insurance to cover the risks of fire and explosion. Under certain circumstances, fire and explosion could result in a catastrophic loss. We believe that our present insurance coverage is adequate, but not all risks can be insured, and there is the possibility that any specific claim may not be paid, or that we will not always be able to obtain adequate insurance coverage at reasonable rates. If the damages from a catastrophic spill exceeded our insurance coverage, the effect on our business would be severe and could possibly result in our insolvency.
Recent action by the IMO's Maritime Safety Committee and United States agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. For example, cyber-risk management systems must be incorporated by ship-owners and managers by 2021. This might cause companies to cultivate additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is hard to predict at this time.

We believe that regulation of the shipping industry will continue to become more stringent and compliance with such new regulations will be more expensive for us and our competitors. Substantial violations of applicable requirements or a catastrophic release from one of our vessels could have a material adverse impact on our financial condition and results of operations.
Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016. The Paris Agreement does not directly limit greenhouse gas emissions from ships. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities could also be adversely affected by compliance with such changes.
Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In 2002, MTSA came into effect. To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers.
Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter XI-2 became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facility Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. After July 1, 2004, to trade internationally, a vessel must obtain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel's flag state with various requirements. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. Starting in January 1, 2016, the IMDG Code also includes updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, or the IAEA, new marking requirements for "overpack" and "salvage" and updates to various individual packing requirements.
It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.
Any failure to comply with the complex laws and regulations governing international trade could adversely affect our operations.
The shipment of goods, services and technology across international borders subjects us to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations also could result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
We expect that our current vessels will call in ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our current vessels are found with contraband, whether inside or attached to the hull of our vessels and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims that could have an adverse effect on our business, financial condition, results of operations, and cash flows.
Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against a vessel in our fleet for claims relating to another of our vessels, or, possibly, another vessel managed by one of our shareholders holding more than 5% of our Common Stock or entities affiliated with them.
Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.
A government could requisition one or more of our current vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and results of operations.
Technological innovation could reduce our charterhire income and the value of our vessels.
The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel's physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new vessels are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. As a result, our business, results of operations, cash flows, financial condition and available cash could be adversely affected.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.
Our vessels are subject to a variety of operational risks caused by adverse weather conditions, mechanical failures, human error, war, terrorism, piracy, or other circumstances or events. We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). While we endeavor to be adequately insured against all known risks related to the operation of our ships, there remains the possibility that a liability may not be adequately covered and we may not be able to obtain adequate insurance coverage for our fleet in the future. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. The insurers may also not pay particular claims. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.
If labor or other interruptions are not resolved in a timely manner, they could have a material adverse effect on business, results of operations, cash flows, our financial condition, and available cash.
We, indirectly, employ masters, officers and crews to man our vessels. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.
Risks Relating to our Indebtedness
The amount of our debt, which is also guaranteed by DryShips, could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.
Our indebtedness could affect our future operations, as a portion of our cash flow from operations will be dedicated to the payment of interest and principal on such debt and will not be available for other purposes. Covenants contained in our debt agreement may affect our flexibility in planning for, and reacting to, changes in our business or economic conditions, limit our ability to dispose of assets or place restrictions on the use of proceeds from such dispositions, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities, and limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes.
Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, reducing or eliminating dividends to our shareholders, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to affect any of these remedies on satisfactory terms, or at all.
Additionally, DryShips is a guarantor under our credit facility. Any inability of DryShips to honor its guarantee of our debt could negatively impact our business.

We may be unable to comply with covenants in our current or future credit facilities.
Our credit facility imposes operating restrictions on us that prohibit, or otherwise limit our ability, or the ability of our subsidiaries party thereto, to:
•	pay dividends to shareholders if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend;
•	undergo a change in control or merge or consolidate with, or transfer all or substantially all our assets to, another person;
•	change the flag, class or technical or commercial management of the vessel mortgaged under such facility or terminate or materially amend the management agreement relating to such vessel;
•	incur additional indebtedness;
•	acquire new assets; and
•	sell, transfer or lease the vessel mortgaged under the facility.
Additionally, subject to certain qualifying events, DryShips must generally continue to beneficially own at least 50% of either (i) our issued and outstanding share capital or (ii) our issued and outstanding voting share capital. Mr. Economou must also generally continue to beneficially own at least 50% of either (i) DryShips' issued and outstanding share capital or (ii) DryShips' issued and outstanding voting share capital. Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we may not be able to obtain our lender's permission when needed. This may limit our ability to pay dividends, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.
In addition, our credit facility requires us and DryShips, as applicable, to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants include requirements that:
•
we maintain a debt service cover ratio of not less than 1:10 to 1:00 (starting from December 31, 2018 and until the fifth anniversary from the date of the first utilization, with 1.00:1.00 thereafter);

•	we maintain a solvency ratio above 0.25:1:00;
•	we maintain working capital above $0;
•	we maintain a vessels' minimum market value of at least 130% of the aggregate advances outstanding under the credit facility;
•	each of our vessel-owning subsidiaries must maintain cash balances of at least $750,000 per vessel;
•	Dryships and its subsidiaries (including us) maintain a consolidated leverage ratio of a maximum of 0.70:1.00; and
•	Dryships and its subsidiaries (including us) maintain minimum liquidity of at least $15 million.
A violation of any of the operating restrictions and financial covenants contained in our existing credit facility could constitute an event of default under the agreement, which, unless cured, if applicable, or waived or modified by our lender, provides our lender with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facility, which would impair our ability to continue to conduct our business.

Covenants contained in our credit facility require DryShips to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business or economic conditions, may limit our ability to dispose of assets or place restrictions on the use of proceeds from such dispositions, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities, and may limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes. Any inability of DryShips or its subsidiaries to meet the financial tests of our credit facility could negatively impact our business.
As of December 31, 2017, we and DryShips were in compliance with the financial covenants contained in our credit facility.
Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility" for additional information.
We expect our future credit agreements and other financing arrangements will also contain restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations.
We anticipate entering into additional credit facilities and other financing arrangements that we expect will contain customary covenants and event of default clauses, including cross-default and cross acceleration provisions, financial covenants, restrictive covenants and performance requirements, which may affect our operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.
As a result of the restrictions in our future loan agreements, or similar restrictions in other future financing arrangements, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.
A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements, could lead to defaults under our future loan agreements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements. A default under one of our future loan agreements could result in the cross-acceleration of our other indebtedness. In the event of a default that we cannot remedy, our lenders could then accelerate our indebtedness and foreclose on the vessels in our fleet. The loss of any of our vessels could have a material adverse effect on our business, results of operations and financial condition.
We are, and expect to be, exposed to volatility in the London Interbank Offered Rate, or LIBOR, or another benchmark rate, and we intend to selectively enter into derivative contracts, which could result in higher than market interest rates and charges against our income.
Our current credit facility is, and any borrowings under our future credit facilities will be, generally advanced at a floating rate based on LIBOR (or another industry accepted benchmark), which has been stable recently but was volatile in prior years and which could affect the amount of interest payable on our debt. In turn this could have an adverse effect on our earnings and cash flow should LIBOR (or another industry accepted benchmark) rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected if we have not entered into interest rate hedging arrangements to hedge the floating rate exposure applicable to our credit facility and any other financing arrangements we may enter into in the future. Moreover, even if we have entered into interest rate swaps or other derivative instruments for purposes of managing our interest rate exposure, our hedging strategies may not be effective and we may incur substantial losses.

Further, LIBOR and other indices are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted.
We will regularly monitor our interest rate exposure and enter into swap arrangements to hedge our exposure as required by any of our loan agreements and where we consider it economically advantageous to do so. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. Any derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs.
We may not be able to generate sufficient cash flow to meet our debt service and other obligations due to events beyond our control.
Our ability to make scheduled payments on our outstanding indebtedness will depend on our ability to generate cash from operations in the future. Our future financial and operating performance will be affected by a range of economic, financial, competitive, regulatory, business and other factors that we cannot control, such as economic and financial conditions in the shipping industry or the economy generally. In particular, our ability to generate steady cash flow will depend on our ability to secure charters at acceptable rates. Our ability to renew our existing charters or obtain new charters at acceptable charterhire will depend on the prevailing economic and competitive conditions.
If our operating cash flows are insufficient to service our debt and to fund our other liquidity needs, we may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, seeking additional capital, or any combination of the foregoing. We cannot assure you that any of these actions could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our outstanding indebtedness and to fund our other liquidity needs. Also, the terms of existing or future debt agreements may restrict us from pursuing any of these actions. Furthermore, reducing or delaying capital expenditures or selling assets could impair future cash flows and our ability to service our debt in the future.
If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing such indebtedness, which would allow creditors at that time to declare all such indebtedness then outstanding to be due and payable. This would likely in turn trigger cross-acceleration or cross-default rights among certain of our other debt agreements. Under these circumstances, lenders could compel us to apply all of our available cash to repay borrowings. If the amounts outstanding under our existing and future debt agreements were to be accelerated, or were the subject of foreclosure actions, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.
Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.
The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

Servicing our current and future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.
Borrowings under our current and future credit facilities require us to dedicate a part of our cash flow from operations to paying interest and principal on our indebtedness. These payments will limit funds available for working capital, capital expenditures, dividends, and other purposes and may also limit our ability to undertake further equity or debt financing in the future. Our credit facility bears, and we expect that our future credit facilities will bear, interest at variable rates. Increases in prevailing interest rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and available cash flows would decrease as a result. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:
•	seeking to raise additional capital;
•	refinancing or restructuring our debt;
•	selling vessels; and/or
•	reducing or delaying capital investments.
However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under our current or future credit facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and foreclose on the vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our current or future credit facilities.
Risks Relating to the Spin-Off and our Common Stock
We may be unable to achieve some or all of the benefits that we expect to achieve from the spin-off.
We believe that, as a publicly-traded company, we will be able to, among other things, better focus our financial and operational resources on our specific shipping business, implement and maintain a capital structure designed to meet our specific needs, design and implement corporate strategies and policies that are targeted to our business, more effectively respond to industry dynamics and create effective incentives for our management and employees that are more closely tied to our business performance. However, by separating from DryShips, we may be more susceptible to market fluctuations and have less leverage with customers, and we may experience other adverse events. In addition, we may be unable to achieve some or all of the benefits that we expect to achieve as a separate company in the time we expect, if at all. The completion of the spin-off will also require significant amounts of our management's time and effort, which may divert management's attention from operating and growing our business.
We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as a publicly-traded company, and we may experience increased costs after the spin-off.
Following the spin-off, we will need to provide internally or obtain from unaffiliated third parties some of the services we currently receive from DryShips. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from DryShips. We may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently or may incur additional costs. If we fail to obtain the services necessary to operate effectively or if we incur greater costs in obtaining these services, our business, financial condition and results of operations may be adversely affected.

We have no operating history as a publicly-traded company, and our historical financial information is not necessarily representative of the results we would have achieved as a publicly-traded company and may not be a reliable indicator of our future results.
We derived the historical financial information included in this prospectus in part from DryShips' consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as a separate publicly-traded company during the periods presented or those that we will achieve in the future. This is primarily because of the following factors:
•
Prior to the spin-off, we operated as part of DryShips' broader corporate organization, and DryShips performed various corporate functions for us. Our historical financial information reflects allocations of corporate expenses from DryShips for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as a publicly-traded company.

•
Our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from DryShips, including changes in our cost structure, personnel needs, tax structure, financing and business operations. As part of DryShips, we enjoyed certain benefits from DryShips' operating diversity, size, borrowing leverage and available capital for investments, and we may lose these benefits after the spin-off. As a separate entity, we may be unable to purchase services and technologies or access capital markets on terms as favorable to us as those we obtained as part of DryShips prior to the spin-off.

Following the spin-off, we will also be responsible for the additional costs associated with being a publicly-traded company, including costs related to corporate governance, investor and public relations and public reporting. In addition, certain costs incurred by DryShips, including executive oversight, accounting, treasury, tax, legal, human resources, occupancy, procurement, information technology, share based payments, office rent, professional fees, travel expenses and other shared services, have historically been allocated to us by DryShips; but these allocations may not reflect the future level of these costs to us as we begin to provide these services ourselves. Therefore, our historical financial statements may not be indicative of our future performance as a separate publicly-traded company. We cannot assure you that our operating results will continue at a similar level when we are a separate publicly-traded company. For additional information about our past financial performance and the basis of presentation of our financial statements, see "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the notes thereto included elsewhere in this prospectus.
We may not be able to access the credit and capital markets at the times and in the amounts needed on acceptable terms.
From time to time we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the sources of capital in place at the time of the spin-off will permit us to finance our operations for the foreseeable future on acceptable terms and conditions, we have not previously accessed the capital markets as a separate public company, and our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including our financial performance, our credit ratings or absence thereof, the liquidity of the overall capital markets and the state of the economy. We cannot assure you that we will have access to the capital markets at the times and in the amounts needed or on terms acceptable to us.

Upon the consummation of the spin-off, DryShips and Mr. George Economou, who is the chairman and chief executive of DryShips and is expected to be the chairman of our board of directors, will beneficially own, directly or indirectly, approximately 51% and     % of our issued and outstanding shares of Common Stock, respectively, and will have the power to exert control over us, which may limit your ability to influence our actions.
DryShips and Mr. George Economou, who is the chairman and chief executive officer of DryShips and is expected to be the chairman of our board of directors, will beneficially own, directly or indirectly, approximately 51% and     % of our issued and outstanding Common Stock upon the consummation of the spin-off and therefore will have the power to exert considerable influence over our actions. The interests of DryShips or Mr. Economou may be different from your interests. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of the controlling shareholders may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and the controlling shareholders, or their affiliates, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our Common Stock. In addition, this concentration of share ownership may adversely affect the trading price of our Common Stock because investors may perceive disadvantages in owning shares in a company with a significant shareholder.
There is no existing market for our Common Stock, and a trading market that will provide you with adequate liquidity may not develop. The price of our Common Stock may fluctuate significantly, and you could lose all or part of your investment.
Prior to the spin-off, there has been no public market for shares of our Common Stock. After the consummation of the spin-off, there will be only publicly traded shares of our Common Stock. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your shares of Common Stock. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Common Stock and limit the number of investors who are able to buy the Common Stock.
The price of our Common Stock after the spin-off may be volatile.
The price of our Common Stock may fluctuate due to factors such as:
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the LPG and LNG industries;
•	market conditions in the LPG and LNG industries;
•	changes in government regulation;
•	the failure of securities analysts to publish research about us after the spin-off, or shortfalls in our operating results from levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities markets.
The seaborne transportation industry has been highly unpredictable and volatile. The market for our Common Stock in this industry may be equally volatile. Consequently, you may not be able to sell shares of our Common Stock at prices equal to or greater than those right after the distribution.

We have no history operating as a separate publicly traded entity and will incur increased costs as a result of being a publicly traded company.
We have no history operating as a separate publicly traded entity. As a publicly traded company, we will be required to comply with the SEC's reporting requirements and with corporate governance and related requirements of the Sarbanes-Oxley Act, the SEC and the securities exchange on which our Common Stock will be listed. We will incur significant legal, accounting and other expenses in complying with these and other applicable regulations. We anticipate that our incremental general and administrative expenses as a publicly traded company will be approximately $2 million annually, and will include costs associated with annual reports to shareholders, tax return preparation, investor relations, registrar and transfer agent fees, audit fees, legal fees, incremental director and officer liability insurance costs and director compensation.
We will be a "foreign private issuer" under NASDAQ rules, and as such we are entitled to exemption from certain NASDAQ corporate governance standards, which could make our Common Stock less attractive to some investors or otherwise harm our stock price.
We are a "foreign private issuer," as such term is defined in Rule 405 under the Securities Act, and we may follow certain home country corporate governance practices instead of the corporate governance requirements of the NASDAQ. See "Management—Corporate Governance Practices."
Further, as a "foreign private issuer" the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities and Exchange Act of 1934, as amended, or the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Accordingly there may be less publicly available information concerning us than there is for other U.S. public companies. Additionally, under the NASDAQ's rules, a "foreign private issuer" is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of the NASDAQ permit a "foreign private issuer" to follow its home country practice in lieu of the listing requirements of the NASDAQ. Accordingly, you may not have the same protections and receive the same disclosure afforded to shareholders of companies that are subject to all of the NASDAQ's corporate governance requirements. These factors could make our Common Stock less attractive to some investors or otherwise harm our stock price. Please see "Management—Board of Directors and Committees" and "Management—Corporate Governance Practices."
Additionally, we may in the future lose our "foreign private issuer" status, which could result in additional costs related to our increased obligations under NASDAQ and Exchange Act rules.
We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.
We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described under "Prospectus Summary—Implications of Being an Emerging Growth Company." While we have elected to take advantage of some of the reduced reporting obligations, we are choosing to "opt-out" of the extended transition period relating to the exemption from new or revised financial accounting standards. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
We may issue additional shares of Common Stock or other equity securities without your approval, which could dilute your ownership interests and may depress the market price of our Common Stock.
We may issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.
Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:
•	our existing shareholders' proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable on our Common Stock may decrease;
•	the relative voting strength of each previously outstanding shares of Common Stock may be diminished; and
•	the market price of our Common Stock may decline.
We cannot assure you that our board of directors will declare dividends.
Our policy will be to declare and pay quarterly dividends from our net profits to shareholders each February, May, August, and November, beginning May 2018, in amounts our board of directors may from time to time determine is appropriate. However, we may have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. While we cannot assure you that we will do so, and subject to the limitations set forth herein, we expect to declare and pay a dividend per share of $       in May 2018.
The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors.
Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the gas carrier charter market, our earnings would be negatively affected thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.
Additionally, our ability to pay dividends, if any, in the future will also be subject to our satisfaction of certain financial covenants contained in our credit facilities. The shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash that is available for the payment of dividends.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein. Our growth strategy contemplates that we will finance our acquisitions of additional vessels through debt financings. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce the amount of any cash available for the payment of dividends. We do not intend to obtain funds from other sources to pay dividends, if any, in the future.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our Common Stock.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock.
We will be required to disclose changes made in our internal controls and procedures and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an "emerging growth company" under the Securities Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an "emerging growth company" for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Undetected material weaknesses in our internal controls could lead to financial statements and restatements and require us to incur the expense of remediation.
Anti-takeover provisions in our organizational documents that we expect to be in effect immediately after the spin-off could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our Common Stock.
Several provisions of our Amended and Restated Articles of Incorporation and Bylaws, that we expect to be in effect immediately prior to the spin-off, could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
These provisions include those that:
•	authorize our board of directors to issue "blank check" preferred stock without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	prohibit cumulative voting in the election of directors;
•
authorize the removal of directors only for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote for those directors;

•	limit the persons who may call special meetings of shareholders;
•	establish advance notice requirements for nominating directors or proposing matters that can be acted on by shareholders at shareholder meetings; and
•	restrict business combinations with interested shareholders.
These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our Common Stock and your ability to realize any potential change of control premium.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.
Our corporate affairs will be governed by our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, that we expect to be in effect immediately prior to the spin-off, and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.
It may be difficult to enforce service of process and judgments against us and our officers and directors.
We are a Republic of the Marshall Islands corporation and most of our executive offices are located outside of the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or any of these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or of the non-U.S. jurisdictions in which our offices are located would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. It is further doubtful whether courts in the Marshall Islands will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in the Marshall Islands against us or our directors or officers under the securities laws of other jurisdictions. For more information regarding the relevant laws of the Marshall Islands, see "Service of Process and Enforcement of Civil Liabilities."
Tax Related Risks
We may be subject to United States federal income tax on United States source income, which may reduce our earnings.
Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the regulations promulgated thereunder.

After the spin-off, we expect that we will qualify for this statutory tax exemption and we will take this position for United States federal income tax return reporting purposes.  However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption after the spin-off and thereby become subject to United States federal income tax on our United States source income.  For example, shareholders with a five percent or greater interest in our stock were, in the aggregate, to own 50% or more of our issued and outstanding shares of Common Stock on more than half the days during the taxable year, we may not be able to qualify for exemption under Section 883. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.
If we are not entitled to exemption under Section 883 for any taxable year, we could be subject for those years to an effective 2% United States federal income tax on the shipping income we derive during the year that are attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.
United States tax authorities could treat us as a "passive foreign investment company," which could have adverse United States federal income tax consequences to United States holders.
A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. United States shareholders of a PFIC are required to file annual information returns with the United States Internal Revenue Service, or IRS.
Based on our anticipated method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities should not constitute "passive income," and the assets that we own and operate in connection with the production of that income should not constitute passive assets.
There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, in the absence of legal authority directly relating to PFIC rules, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.
If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code, (which election could itself have adverse consequences for such shareholders, as discussed under "Tax Considerations"), such shareholders would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our shares, as if the excess distribution or gain had been recognized ratably over the United States shareholder's holding period of our shares. See "Tax Considerations" for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if we are treated as a PFIC. We urge U.S. Holders to consult with their own tax advisors regarding the possible application of the PFIC rules.
We expect the spin-off to be a taxable transaction for U.S. federal income tax purposes.
We do not expect the spin-off to qualify for nonrecognition treatment under Section 355 of the Code. We expect the distribution of shares of our Common Stock by DryShips to constitute a dividend for U.S. federal income tax purposes to the extent of current and accumulated earnings and profits of DryShips, determined under U.S. federal income tax principles. See "Tax Considerations" for a discussion of material U.S. federal income tax purposes related to the spin-off.

THE SPIN-OFF
DryShips currently owns and operates vessels in the drybulk carrier, tanker, offshore and gas carrier segments. Following a review and evaluation of its business segments and how they conform within its overall business and growth strategy, the board of directors of DryShips decided that it is in the best interests of DryShips and its shareholders to separate its gas carrier segment from its drybulk, tanker and offshore segments. DryShips therefore announced its plan to spin-off Gas Ships as a separate publicly traded company, to be accomplished by means of a pro rata dividend to DryShips' shareholders of 49% of our Common Stock.
On the distribution date, each DryShips shareholder will receive              shares of Common Stock for every whole share of DryShips common stock held as of the close of business on the record date. DryShips shareholders will not be required to make any payment, surrender or exchange their common stock of DryShips or take any other action to receive their shares of Common Stock in the distribution.
Following the spin-off, we will be a separate publicly traded company, with DryShips retaining a 51% ownership interest in us. We anticipate that immediately following the spin-off, entities affiliated with Mr. George Economou, DryShips' chairman and chief executive officer, which currently own approximately      % of DryShips common stock, will own approximately     % of our issued and outstanding Common Stock. Mr. Economou is also expected to serve as the chairman of our board of directors.
The distribution of shares of our Common Stock as described in this prospectus is subject to the satisfaction of certain conditions. For a more detailed description of these conditions, see "—Spin-Off Conditions" below.
Reasons for the Spin-Off
DryShips' board of directors has determined a spin-off of Gas Ships is in the best interests of DryShips and its shareholders, and that separating 49% of Gas Ships from DryShips would provide, among other things, financial, operational and managerial benefits to both Gas Ships and DryShips, including but not limited to the following expected benefits:
•
Strategic Focus and Flexibility. We believe that following the spin-off, Gas Ships and DryShips will be better able to design and implement corporate strategies and policies that are based primarily on the business characteristics of their segment, maintain a sharper focus on core business and growth opportunities, and concentrate their financial resources only on their own operations.

•
Unlocking Investment Value. Separating Gas Ships from DryShips unlocks value by allowing investors to make independent investment decisions with respect to each of DryShips and Gas Ships based on, among other factors, their different business models, strategies, risk exposures, valuation potential and shipping industries. The spin-off is expected to increase investor understanding of Gas Ships' market position within the LPG and LNG industry, while also allowing for a more focused and interested investor base.

•
Diversified Capital Sources. We will have direct access to the public capital markets to allow us to seek to finance our operations and growth without having to compete with other business segments with respect to financing. As an independent entity, we will be in a position to pursue strategies our board of directors and management believe will create long-term shareholder value, including acquisition growth opportunities, provided we continue to have access to capital.

•
Strategic Independence. The spin-off is expected to provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business segments.

In determining whether to effect the spin-off, the board of directors of DryShips also considered the costs and risks associated with the transaction, including those associated with preparing Gas Ships to become a separate publicly traded company, the risk of volatility in our and DryShips' stock price that may occur immediately following the spin-off, including the potential impact on the price of our Common Stock due to sales by our shareholders whose investment objectives may not be met by our Common Stock and the time that it may take for us to attract an appropriate shareholder base. Notwithstanding these costs and risks, however, DryShips' board of directors determined that a spin-off, in the form contemplated by the distribution, and the combined but separate ownership of DryShips common stock and Gas Ships Common Stock is the best alternative to enhance long-term shareholder value relative to other strategic alternatives involving Gas Ships.
Manner of Effecting the Spin-Off
For every one whole share of DryShips common stock that you own as of             p.m., on                    , 2018, the record date, you will receive            shares of our Common Stock on the distribution date. Fractional shares of Common Stock will not be distributed to DryShips' shareholders. Instead, in the case of registered shareholders, a distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder who otherwise would have been entitled to receive a fractional share in the Distribution. Holders of DryShips common stock that are shareholders that hold shares through a bank, broker, or nominee shall receive cash in lieu of fractional shares, if any, determined in accordance with the policies of such bank, broker, or nominees. The distribution agent, in its sole discretion, without any influence by DryShips or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either DryShips or us.
The aggregate net cash proceeds of these sales generally will be taxable for U.S. federal income tax purposes. See "Taxation" for an explanation of the tax consequences of the distribution. If you physically hold certificates for DryShips common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately eight business days from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your DryShips common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. DryShips shareholders should consult their bank or broker for further detail.
DryShips will distribute shares of our Common Stock on or shortly after             p.m., New York City time, on                , 2018, the distribution date.  American Stock Transfer & Trust Company, LLC will serve as transfer agent and registrar for our Common Stock.
If you own DryShips common stock as of the close of business on the record date, the Common Stock that you are otherwise entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell DryShips common stock in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of our Common Stock in the distribution.
Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common stock of DryShips and you are the registered holder of the DryShips shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of our Common Stock that have been registered in book-entry form in your name.
Most DryShips shareholders hold their common stock of DryShips through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your DryShips common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Common Stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," we encourage you to contact your bank or brokerage firm.

Results of the Spin-Off
After our separation from DryShips, we will be a separate publicly traded company. Our issued and outstanding capital stock immediately following the spin-off will consist of approximately              shares of Common Stock. The distribution will not affect the number of issued and outstanding shares of DryShips common stock or any rights of DryShips' shareholders.
Listing and Trading of Our Common Stock
As of the date of this prospectus, we are a wholly-owned subsidiary of DryShips. Accordingly, there is currently no public market for our capital stock. We have applied to list our shares of our Common Stock on the NASDAQ Capital Market under the symbol "DGAS."
Following the spin-off, DryShips common stock will continue to trade on the NASDAQ Capital Market under the symbol "DRYS".
Neither we nor DryShips can assure you as to the trading price of DryShips' common stock or our Common Stock after the spin-off, or as to whether the combined trading prices of our Common Stock and DryShips common stock after the spin-off will be less than, equal to or greater than the trading prices of DryShips common stock prior to the spin-off. The trading price of our Common Stock may fluctuate significantly following the spin-off. See "Risk Factors—Risks Relating to the Spin-Off and our Common Stock" in this prospectus for more detail.
The shares of our Common Stock distributed to DryShips shareholders will be freely transferable, except for shares received by entities and individuals who are our affiliates. Entities and individuals who may be considered our affiliates after the spin-off include entities and individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These entities and individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our Common Stock only pursuant to an effective Registration Statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.
Trading Prior to the Distribution Date
We do not intend to have a "when-issued" market for our Common Stock prior to the distribution. However, as early as one trading day prior to the record date and continuing up to and including the distribution date, there will be two markets in DryShips common stock: a "regular-way" market and an "ex-distribution" market. DryShips common stock that trades on the regular-way market will trade with an entitlement to shares of our Common Stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our Common Stock distributed pursuant to the distribution. Therefore, if you sell DryShips common stock in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of Common Stock in the distribution. However, if you own DryShips common stock at the close of business on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of our Common Stock that you would otherwise be entitled to receive pursuant to the distribution.
Spin-Off Conditions
The spin-off is subject to the satisfaction or waiver by DryShips of the following conditions:
•
the DryShips board of directors shall have authorized and approved the distribution and related transactions and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to DryShips shareholders;

•
the SEC shall have declared effective our Registration Statement on Form F-1, of which this prospectus is a part, under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

•
our Common Stock shall have been accepted for listing on the NASDAQ Capital Market or another national securities exchange or quotation system approved by DryShips, subject to official notice of issuance;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution shall be in effect, and no other event outside the control of DryShips shall have occurred or failed to occur that prevents the consummation of the distribution;

•
no other events or developments shall have occurred prior to the distribution that, in the judgment of the board of directors of DryShips, would result in the distribution having a material adverse effect on DryShips or its shareholders;

•	prior to the distribution date, this prospectus shall have been made available to the holders of DryShips common stock as of the record date;
•
our current directors shall have duly elected the individuals listed as members of our post-distribution board of directors in this prospectus, and such individuals shall be the members of our board of directors immediately after the distribution; and

•
immediately prior to the distribution, our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Registration Statement on Form F-1 of which this prospectus is a part, shall be in effect.

The fulfillment of the foregoing conditions will not create any obligation on the part of DryShips to effect the spin-off. We are not aware of any material federal or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with SEC rules and regulations and the declaration of effectiveness of the Registration Statement by the SEC, in connection with the distribution. DryShips has the right not to complete the spin-off if, at any time, the board of directors of DryShips determines, in its sole discretion, that the spin-off is not in the best interests of DryShips or its shareholders, or that market conditions are such that it is not advisable to effect the distribution. In addition, DryShips may at any time and from time to time until the distribution decide to abandon the distribution or modify or change the terms of the distribution, including by accelerating or delaying the timing of the consummation of all or part of the distribution.
When and How You Will Receive Shares of Our Common Stock
DryShips will distribute on                               , 2018 to its shareholders, as a pro rata dividend,             shares of our Common Stock for every whole share of DryShips common stock issued and outstanding as of                     , 2018, the record date of the distribution.
Prior to the spin-off, DryShips will deliver 49% of the issued and outstanding shares of our Common Stock to the distribution agent.  American Stock Transfer & Trust Company, LLC will serve as distribution agent in connection with the distribution and as transfer agent and registrar for our Common Stock.

If you own DryShips common stock as of the close of business on                       , 2018, the shares of our Common Stock that you are entitled to receive in the distribution will be issued to your account as follows:
•
Registered shareholders. If you hold your shares of DryShips common stock directly through DryShips' transfer agent, American Stock Transfer & Trust Company, you are a registered stockholder. In this case, the distribution agent will credit the whole shares of our Common Stock you receive in the distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to shareholders, as is the case in the distribution. You will be able to access information regarding your book-entry account holding our shares at                                .

o
Commencing on or shortly after the distribution date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our Common Stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the distribution date to complete the distribution of the shares of our Common Stock and mail statements of holding to all registered shareholders.

•
"Street name" or beneficial shareholders. Most DryShips shareholders hold their shares of DryShips common stock beneficially through a bank, broker or other nominee. In these cases, the bank, broker or other nominee holds the shares in "street name" and records your ownership on its books. If you own your shares of DryShips common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock that you receive in the distribution on or shortly after the distribution date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in "street name."

If you sell any of your shares of DryShips common stock on or before the distribution date, the buyer of those shares may in some circumstances be entitled to receive the shares of our Common Stock to be distributed in respect of the DryShips shares you sold. See "—Trading Prior to the Distribution Date" for more information.
We are not asking DryShips shareholders to take any action in connection with the spin-off. No approval of the holders of DryShips common stock is required for the spin-off. We are not asking DryShips shareholders for a proxy and request that DryShips shareholders do not send us a proxy. We are also not asking DryShips shareholders to make any payment or surrender or exchange any of your shares of DryShips common stock for shares of our Common Stock. The number of issued and outstanding shares of DryShips common stock will not change as a result of the spin-off.
Reason for Furnishing this Prospectus
This prospectus is being furnished to provide information to DryShips shareholders who will receive shares of our Common Stock in the distribution. It is not to be construed as an inducement or encouragement to buy any securities of DryShips, nor is it to be construed as a solicitation of proxies in respect of the proposed distribution or any other matter. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and neither we nor DryShips undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.
Registration Rights Agreement
We intend to enter into a registration rights agreement at or prior to the closing of the spin-off with DryShips, our parent company, and entities that may be deemed to be beneficially owned by Mr. Economou, who is the chairman and chief executive officer of DryShips and is expected to serve as the chairman of our board of directors, pursuant to which we will grant them and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Common Stock held by them. Under the registration rights agreement, DryShips and entities that may be deemed to be beneficially owned by Mr. Economou will have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period.

USE OF PROCEEDS
We will not receive any proceeds from the spin-off.

CASH AND CAPITALIZATION
The following table sets forth our cash and cash equivalents, restricted cash, and consolidated capitalization:
•	on an actual basis, as of December 31, 2017; and
•	on an as adjusted basis as of December 31, 2017, to give effect to scheduled loan repayment of $0.8 million under our secured credit facility made subsequent to December 31, 2017.
There have been no significant changes to our capitalization since December 31, 2017, as so adjusted. Please read the section of this prospectus entitled "Risk Factors" for a more complete discussion of risks and uncertainties that should be considered before investing in shares of our Common Stock. You should read this capitalization table together with the section of this prospectus entitled "Selected Combined / Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined/consolidated financial statements and related notes appearing elsewhere in this prospectus.
	As of December 31, 2017

(All figures in thousands of U.S. dollars)	Actual	As Adjusted (unaudited)

Cash:
Cash and cash equivalents (including restricted cash)	$10,417	$9,656
Debt:
Secured long-term debt, net of deferred finance costs	$145,338	$144,577
Total Debt	$145,338	$144,577

Shareholders' equity:
Share capital $20 par value	$10	$10
Additional paid-in	$173,799	$173,799
Accumulated deficit	$(1,257)	$(1,257)
Total equity	$172,552	$172,552
Total capitalization	$317,890	$317,129

DIVIDEND POLICY
You should read the following discussion of our dividend policy and restrictions on dividends in conjunction with specific assumptions included in this section. In addition, you should read "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.
We have never declared or paid cash dividends on our capital stock. Our policy will be to declare and pay quarterly dividends from our net profits to shareholders each February, May, August, and November, beginning May 2018, in amounts our board of directors may from time to time determine is appropriate. However, we may have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. While we cannot assure you that we will do so, and subject to the limitations set forth herein, we expect to declare and pay a dividend per share of $          in May 2018.
The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Please see the sections of this prospectus entitled "Tax Considerations—U.S. Federal Income Tax Considerations" for additional information relating to the U.S. federal income tax treatment of our dividend payments, if any are declared in the future. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors.
Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the gas carrier charter market, our earnings would be negatively affected, thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.
We or our subsidiaries may be unable to pay dividends so long as we are in default of or have breached certain covenants contained in credit facilities we have or will enter into and are unable to obtain the lender's consent or waiver to cure such default or breach. Furthermore, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. The declaration and payment of dividends is at the sole discretion of our board of directors, and there can be no assurance that we will not reduce or eliminate our dividend in the future.
Please see the sections of this prospectus entitled "Risk Factors" for additional information relating to our limitations regarding our ability to pay dividends, if any, in the future.

SELECTED COMBINED / CONSOLIDATED FINANCIAL AND OTHER DATA
The following table presents historical information as follows:
•
The selected historical financial data as of and for the year ended December 31, 2016 has been derived from Gas Ships Limited Predecessors' audited combined financial statements included elsewhere in this prospectus, and should be read together with and are qualified in its entirety by reference to such combined financial statements.

•
The selected historical financial data as of January 15, 2017 and for the periods from January 1, 2016 to January 15, 2016 and January 1, 2017 to January 15, 2017 has been derived from Gas Ships Limited Predecessors' audited combined financial statements included elsewhere in this prospectus, and should be read together with and are qualified in its entirety by reference to such combined financial statements.

•
The selected historical financial data as of December 31, 2017 and for the period from January 16, 2017 (inception) to December 31, 2017, have been derived from our audited consolidated financial statements included elsewhere in this prospectus, and should be read together with and are qualified in its entirety by reference to such consolidated financial statements.

The following table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined for 2016 and for the periods from January 1, 2016 to January 15, 2016 and January 1, 2017 to January 15, 2017 and consolidated for the period from January 16, 2017 (inception) to December 31, 2017, respectively, financial statements and related notes thereto included elsewhere in this prospectus. The combined and consolidated financial statements have been prepared in accordance with U.S. GAAP.
(Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.)	Gas Ships Limited Predecessors			Gas Ships Limited
	Period from January 1, 2016 to January 15, 2016	Year ended December 31, 2016	Period from January 1, 2017 to January 15, 2017	Period from January 16, 2017 (inception) to December 31, 2017
Statement of Income data:
REVENUES:
Time charter revenues	$-	$-	$-	$10,316
Total Revenues	$-	$-	$-	$10,316
EXPENSES:
Voyage expenses	$-	$-	$-	$378
Vessels operating expenses	$-	$-	$-	$5,744
Depreciation	$-	$-	$-	$2,018
General and administrative expenses	$1	$46	$10	$1,813
Operating income/(loss)	$(1)	$(46)	$(10)	$363

OTHER INCOME / (EXPENSES):
Interest and finance costs	$-	$(1)	$-	$(1,554)
Total other expenses, net	$-	$(1)	$-	$(1,544)

NET LOSS	$(1)	$(47)	$(10)	$(1,257)

LOSS PER COMMON SHARE BASIC AND DILUTED	N/A	N/A	N/A	$(2,514)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES, BASIC AND DILUTED	N/A	N/A	N/A	500

	Gas Ships Limited Predecessors		Gas Ships Limited
	December 31, 2016	January 15, 2017	December 31, 2017

Balance Sheet data:
Cash and cash equivalents	$105	$95	$6,691
Total current assets	$105	$95	$11,458
Vessels, net	$-	$-	$229,499
Advances for vessels under construction and related costs	$61,400	$61,400	$31,280
Total assets	$61,505	$61,495	$320,106
Total current liabilities	$7	$7	$13,851
Total non-current liabilities	$-	$-	$133,703
Total equity	$61,498	$61,488	$172,552

	Gas Ships Limited Predecessors			Gas Ships Limited
	Period from January 1, 2016 to January 15, 2016	Year Ended December 31, 2016	Period from January 1, 2017 to January 15, 2017	Period from January 16, 2017 (inception) to December 31, 2017
Cash Flow data:
Net Cash Provided by/ (Used in) Operating Activities	$(11)	$(40)	$(10)	$9,696
Net Cash Used in Investing Activities	$-	$(30,700)	$-	$(163,330)
Net Cash Provided by Financing Activities	$-	$30,700	$-	$160,325
Change in cash and cash equivalents	$(11)	$(40)	$(10)	$6,691

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the "Selected Combined / Consolidated Financial and Other Data" and the accompanying combined and consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Please read "Risk Factors" and "Forward-Looking Statements." In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.
We are an international liquefied gas shipping company incorporated in the Republic of the Marshall Islands with our principal executive offices in Athens, Greece that will be primarily focused on owning and operating gas carriers. Our Manager has been in the gas market since 2011, and we currently own and operate four VLGCs recently delivered from HHI. All of our vessels are currently employed on time charters that are set to expire between June 2022 and January 2028. See "Current Fleet" below.  For the year ended December 31, 2017, two charterers accounted for 84.4% and 15.6% of our total revenues, respectively.
Our strategy is to become one of the leading owners and operators of modern gas carriers and capitalize on the growing global market for LPG and LNG transportation services. Our current fleet is comprised solely of VLGCs. VLGCs are cost-effective vessels for the transportation of increasingly larger volumes of LPG on longer routes between exporting and importing regions. We also believe that the gas carrier segment presents positive fundamentals and high barriers to entry arising from limited global shipyard capacity and the technical complexity of operating LPG and LNG carriers.
Our customers include reputable and creditworthy energy companies and traders. We believe that our Manager has established a reputation as a safe and reliable operator of modern and technically advanced LPG and LNG carriers supporting our customers' global LPG and LNG supply chains. We also believe that these attributes, together with our strategic focus on structuring charter arrangements that meet our customers' maritime transportation needs, have contributed to our ability to attract leading charterers as our customers.
We were incorporated as LPG Investments Inc. in the Republic of the Marshall Islands on January 16, 2017 as a wholly-owned subsidiary of DryShips, a diversified owner of ocean going cargo vessels that operate worldwide, and on December 11, 2017 we changed our name to Gas Ships Limited. On January 12, 2017, DryShips entered into the LPG Option Agreement with companies that may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer, to purchase up to four high specifications VLGC newbuildings with HHI and acquire Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd. at no cost upon exercise of the second option. Mr. Economou is also expected to serve as the chairman of our board of directors. In January 2017, March 2017, and April 2017, DryShips exercised all four of its options under the LPG Option Agreement, respectively, pursuant to which we acquired (i) the four owning companies that were parties to the four aforementioned VLGC newbuilding contracts with HHI and (ii) Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd.
Since acquiring the four vessels in our fleet, entities affiliated with Mr. Economou have provided us with newbuilding management services, technical management services and commercial management service for the construction, operation, and chartering of the vessels, as applicable.
Important Financial and Operational Terms and Concepts
We use a variety of financial and operational terms and concepts in the evaluation of our business and operations including the following:
Vessel Revenue. Our revenues are driven primarily by the number of vessels in our current fleet, the number of days during which our vessels operate and the amount of daily rates that our vessels earn under our charters, which, in turn, are affected by a number of factors, including levels of demand and supply in the LPG and LNG shipping industry; the age, condition and specifications of our vessels; the duration of our charters; the amount of time that we spend positioning our vessels; the availability of our vessels, which is related to the amount of time that our vessels spend in drydock undergoing repairs and the amount of time required to perform necessary maintenance or upgrade work; and other factors affecting rates for LPG and LNG vessels.

Time Charters. A time charter is a contract under which a vessel is chartered for a defined period of time at a fixed daily or monthly rate. Under time charters, we are responsible for providing crewing and other vessel operating services, the cost of which is intended to be covered by the fixed rate, while the customer is responsible for substantially all of the voyage expenses, including bunker fuel consumption, port expenses and canal tolls. LPG and LNG are typically transported under a time charter arrangement, with terms ranging up to ten years.
Voyage Charters. A voyage charter is a contract for transportation of a specified cargo between two or more designated ports. This type of charter is priced on a current or "spot' market rate, typically on a price per ton of product carried. Under voyage charters, we would be responsible for all of the voyage expenses in addition to providing the crewing and other vessel operating services. Revenues for voyage charters are more volatile as they are typically tied to prevailing market rates at the time of the voyage.
Calendar Days. We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.
Voyage days. We define voyage days as the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with drydockings or special or intermediate surveys and laid up days. The shipping industry uses voyage days (also referred to as available days) to measure the number of days in a period during which vessels are available to generate revenues.
Fleet Utilization. We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off-hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.
Time Charter Equivalent Rate. TCE rate is a measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period.
Voyage Expenses. Voyage expenses consist of specified voyage costs, such as fuel costs and port charges, and canal dues and non-specified voyage expenses such as commissions. Under a time charter contract, fuel costs, and port charges are paid by the charter in contrary to other non-specified voyage expenses for which we are responsible for. Commissions are deferred and amortized over the related voyage charter period to the extent revenue had been deferred since commissions are earned as our revenues are earned
Management Fees—Related Party.  Under our management agreements, our Manager, a company that may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer, has provided the commercial and technical management functions of our VLGCs. See "Certain Relationships and Related Party Transactions—Management Agreements." Mr. Economou is also expected to serve as the chairman of our board of directors.
Depreciation.  Depreciation is the charge related to the allocation of historical cost of our fleet, less an estimated residual value) over the estimated useful lives of the vessels. We depreciate our vessels on a straight-line basis over their estimated useful lives determined to be 35 years from the date of their initial delivery from the shipyard. Depreciation is based on cost less the estimated residual value.
General and Administrative Expenses.  Our general and administrative expenses mainly include legal expenses, certain general and administrative expenses that are allocated by DryShips, as well as the fees paid to TMS Cardiff Gas. Allocated general and administrative expenses, consisting primarily of directors' related costs, share based payments, legal and professional fees, and travel expenses and are allocated based on the Company's proportionate share of DryShips' total ship-ownership days for each of the periods presented.

Drydocking.  We drydock periodically each of our vessels for inspection, repairs and maintenance and any modifications to comply with industry certification or governmental requirements. Generally, each vessel is required to be drydocked every 30 to 60 months, depending on their age. We directly expensed costs incurred during drydocking and costs for routine repairs and maintenance performed during drydocking that did not improve or extend the useful lives of the assets. The number of drydockings undertaken in a given period and the nature of the work performed determined the level of drydocking expenditures.
Critical Accounting policies
The discussion and analysis of our financial condition and results of operations is based upon Gas Ships Limited Predecessors' combined financial statements as of and for the year ended December 31, 2016 and as of January 15, 2017 and for the periods from January 1, 2017 to January 15, 2017 and January 1, 2016 to January 15, 2016 and Gas Ships Limited consolidated financial statements as of December 31, 2017 and for the period from January 16, 2017 to December 31, 2017, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a description of all of our significant accounting policies, see Note 2 to the audited Gas Ships Limited Predecessors' combined financial statements and Gas Ships Limited consolidated financial statements included elsewhere in this prospectus.
(a)
Advances for vessels under construction and related costs: This represents amounts incurred by the Company in accordance with the terms of the construction contracts for vessels as well as other expenses incurred directly or under a management agreement with a related party in connection with on sight supervision. In addition, interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. The carrying value of vessels under construction ("Newbuildings") represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments and variation orders, commissions to related party, construction supervision, equipment, spare parts, capitalized interest, commissioning costs. No charge for depreciation is made until commissioning of the newbuilding has been completed and it is ready for its intended use.

(b)
Impairment of long-lived assets (including assets under construction): We review for impairment long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In this respect, we review our assets for impairment on an asset by asset basis. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, we evaluate the asset for impairment loss. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset. We evaluate the carrying amounts of our vessels by obtaining vessel independent appraisals to determine if events have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. In developing estimates of future undiscounted cash flows, we make assumptions and estimates about the vessels' future performance, with the significant assumptions being related to charter rates, fleet utilization, operating expenses, capital expenditures, residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations. To the extent impairment indicators are present, we determine undiscounted projected net operating cash flows for each vessel and compares them to their carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days. We estimate the daily time charter equivalent for the unfixed days based on the most recent ten year historical average for similar vessels and utilizing available market data for time charter and spot market rates and forward freight agreements, over the remaining estimated life of the vessel, assumed to be 35 years from the delivery of the vessel from the shipyard, net of brokerage commissions, expected outflows for vessels' maintenance and operating expenses (including planned drydocking and special survey expenditures), assuming an average annual inflation rate based on the global consumer price index ("CPI") changes and fleet utilization of 99%. The salvage value used in the impairment test is estimated to be $250 per light weight ton (LWT) for vessels, in accordance with our vessels' depreciation policy. If our estimate of undiscounted future cash flows for any vessel is lower than its respective carrying value, the carrying value is written down, by recording a charge to operations, to its respective fair market value if the fair market value is lower than the vessel's carrying value. As a result of the impairment review, we determined that the carrying amounts of our assets were recoverable and, therefore, concluded that no impairment loss was necessary for each period presented below. The table set forth below indicates the carrying value of each of our owned vessels as of the years indicated, at which time none of the vessels listed in the table below were being held for sale:

VLGCs	Cbm	Year built	Carrying value December 31, 2016 (in millions)	Carrying value December 31, 2017 (in millions)
Aisling	78,700	2017	15.35	76.95
Anderida	78,700	2017	15.35	76.64
Mont Fort	78,700	2017	15.35	75.90
Mont Gelé	78,700	2018	15.35	31.28
Total for VLGC vessels	314,800		$61.40	$260.77

Results of Operation – Gas Ships Limited
For the period from January 16, 2017 to December 31, 2017
REVENUES:
Time charter revenues	$10,316
Total Revenues	$10,316

EXPENSES
Voyage expenses	378
Vessels operating expenses	5,744
Depreciation	2,018
General and administrative expenses	1,813
Operating income	363

OTHER INCOME / (EXPENSES):
Interest and finance costs	(1,554)
Interest income	30
Other, net	(20)
Total other expenses, net	(1,544)

LOSS BEFORE INCOME TAXES	(1,181)
Income taxes	(76)

NET LOSS	$(1,257)
Revenues
Voyage revenues amounted to $10.3 million for the period from January 16, 2017 to December 31, 2017, representing revenues from our three VLGCs acquired during the period from January 16, 2017 to December 31, 2017.
Voyage expenses
Voyage expenses amounted to $0.4 million for the period from January 16, 2017 to December 31, 2017 and are associated mainly to revenue commissions for our three VLGCs acquired during the period from January 16, 2017 to December 31, 2017.
Vessels' operating expenses
Vessels' operating expenses amounted to $5.7 million for the period from January 16, 2017 to December 31, 2017, representing running expenses for our three VLGCs acquired during the period from January 16, 2017 to December 31, 2017.
Depreciation
Depreciation expense amounted to $2.0 million for the period from January 16, 2017 to December 31, 2017 and is related to our three VLGCs acquired during the period from January 16, 2017 to December 31, 2017.
General and administrative expenses
General and administrative expenses amounted to $1.8 million for the period from January 16, 2017 to December 31, 2017 and are mainly related to management and consultancy fees for the operations of our three VLGCs acquired during the period from January 16, 2017 to December 31, 2017 and to DryShips' general and administrative expenses allocated based on the Company's proportionate share of DryShips' total ship-ownership days during the same period.

Interest and finance costs
Interest and finance costs amounted to $1.6 million for the period from January 16, 2017 to December 31, 2017 and are associated with drawdowns under the $150 million secured term bank loan dated June 22, 2017, obtained to partially finance the construction costs of our four VLGC newbuildings, three of which were delivered during the period from January 16, 2017 to December 31, 2017.
Income taxes
We did not incur any material income taxes on international shipping income for the relevant period.
Results of Operation – Gas Ships Limited Predecessors
For the period from January 1, 2017 to January 15, 2017
EXPENSES:
General and administrative expenses	$10
Operating loss	(10)

NET LOSS	$(10)
General and administrative expenses
General and administrative expenses amounted to $0.01 million for the period from January 1, 2017 to January 15, 2017 and are mainly related to subscription fees.
For the period from January 1, 2016 to January 15, 2016
EXPENSES:
General and administrative expenses	$1
Operating loss	(1)

NET LOSS	$(1)
General and administrative expenses
No material general and administrative expenses occurred for the period from January 1, 2016 to January 15, 2016.

For the year ended December 31, 2016
General and administrative expenses	$46
Operating loss	(46)

OTHER INCOME / (EXPENSES):
Interest and finance costs	(1)
Total other expenses, net	(1)

NET LOSS	$(47)

General and administrative expenses
General and administrative expenses amounted to $0.04 million for the year ended December 31, 2016 and are mainly related to subscription fees.
Liquidity and Capital Resources
As of December 31, 2017 and 2016, we had cash and cash equivalents, including restricted cash of $10.4 million and $0.11 million, respectively.
As of December 31, 2017, we reported a working capital deficit amounted to $2.4 million. We expect to fund our operations either with cash on-hand, cash generated from operations or a combination thereof in the next twelve months and have working capital surplus.
Our internally generated cash flow is directly related to our business and the market sectors in which we operate. Should the markets in which we operate deteriorate or worsen, or should we experience poor results in our operations, cash flow from operations may be reduced. Our access to debt and equity markets may be reduced or closed due to a variety of events, including a credit crisis, credit rating agency downgrades of our debt, industry conditions, general economic conditions, market conditions and market perceptions of us and our industry.
Cash flow
Gas Ships Limited
Net cash provided by operating activities was $9.7 million for the period from January 16, 2017 to December 31, 2017 and was mainly derived from vessel operations.
Net cash used in investing activities was $163.3 million for the period from January 16, 2017 to December 31, 2017 due to outflows regarding the acquisition of our VLGCs.
Net cash provided by financing activities was $160.3 million for the period from January 16, 2017 to December 31, 2017 mainly attributed to the financing of our VLGC newbuildings through stockholders' contributions and long-term debt.
Gas Ships Limited Predecessors
Net cash used in operating activities was $0.01 million for the periods from January 1, 2016 to January 15, 2016 and January 1, 2017 to January 15, 2017.
Net cash used in operating activities was $0.04 million for the year ended December 31, 2016.
Net cash used in investing activities was $31.0 million for the year ended December 31, 2016 due to outflows regarding advances for vessels under construction.
Net cash provided by financing activities was $31.0 million for the year ended December 31, 2016 consisting of stockholders' contribution for financing the vessels under construction and for general corporate working capital use.
Credit Facility
$150.0 Million ABN Amro N.V. ("ABN Amro") and Export-Import Bank of Korea ("Kexim") Credit Facility
On June 22, 2017, we entered into a $150.0 million loan facility with ABN Amro and Kexim to partially finance the four newbuildings in our fleet. This facility bears interest at LIBOR plus a margin and is payable in consecutive equal 24 quarterly installments of $0.8 million that commenced on June 26, 2017 and a balloon payment at maturity in December 2023. As of December 31, 2017, the outstanding balance on this facility was $147.7 million.

Security
Our secured indebtedness is generally secured by:
•	first priority mortgages over the vessels owned by the respective borrowers; and
•	first priority assignment of all earnings and insurances from the mortgaged vessels.
Guarantee
•	Our credit facility is guaranteed by DryShips.
Covenants
Our credit facilities impose, or are expected to impose, operating restrictions on us that prohibit, or otherwise limit our ability, or the ability of our subsidiaries party thereto, to:
•	pay dividends to shareholders if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend;
•	undergo a change in control or merge or consolidate with, or transfer all or substantially all our assets to, another person;
•	change the flag, class or technical or commercial management of the vessel mortgaged under such facility or terminate or materially amend the management agreement relating to such vessel;
•	incur additional indebtedness;
•	acquire new assets; and
•	sell, transfer or lease the vessel mortgaged under the facility.
Subject to certain qualifying events, DryShips must generally continue to beneficially own at least 50% of either (i) our issued and outstanding share capital or (ii) our issued and outstanding voting share capital. In addition, Mr. Economou must generally continue to beneficially own at least 50% of either (i) DryShips' issued and outstanding share capital or (ii) DryShips' issued and outstanding voting share capital.
Further, our credit facility requires us to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants include requirements that:
•
we maintain a debt service cover ratio of not less than 1:10 to 1:00 (starting from December 31, 2018 and until the fifth anniversary from the date of the first utilization, with 1.00:1.00 thereafter);

•	we maintain a solvency ratio above 0.25:1:00;
•	we maintain working capital above $0;
•	we maintain a vessels' minimum market value of at least 130% of the aggregate advances outstanding under the credit facility;
•	each of our vessel-owning subsidiaries must maintain cash balances of at least $750,000 per vessel;

•	Dryships and its subsidiaries (including us) maintain a consolidated leverage ratio of a maximum of 0.70:1.00; and
•	Dryships and its subsidiaries (including us) maintain minimum liquidity of at least $15 million.
We expect that our ability to pay dividends to our shareholders, if any, will be subject to our ability to satisfy financial and other covenants described above.
A violation of any of our financial covenants or operating restrictions contained in our credit facility may constitute an event of default under our credit facility, which, unless cured within the grace period set forth under the applicable credit facility, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facilities, which would impair our ability to continue to conduct our business.
Moreover, in connection with any waivers of or amendments to our credit facility that we may obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facility. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness
As of December 31, 2017, we were in compliance with all of the covenants contained in our debt agreements.
Contractual Obligations
The following table sets forth our contractual obligations and their maturity dates as of December 31, 2017:
Obligations:	Total (in millions)	1 year (in millions)	2-3 years (in millions)	4-6 years (in millions)
Long term debt	$147.7	$12.2	$24.3	$111.2
Total obligations	$147.7	$12.2	$24.3	$111.2
Quantitative and Qualitative Disclosures about Market Risk
Our Risk Management Policy
Our primary market risks relate to adverse movements in the charter hire rates for our VLGCs and any declines that may occur in the value of our assets, which currently consist solely of our VLGC vessels. Our policy is to continuously monitor our exposure to other business risks, including the impact of changes in interest rates, currency rates, charter rates and dayrates and bunker prices on earnings and cash flows. We intend to assess these risks and, when appropriate, enter into derivative contracts with credit-worthy counterparties to minimize our exposure to these risks. In regard to charter rates and bunker prices, as our employment policy for our vessels has been, and is expected to continue to be, with a high percentage of our fleet on periodic employment, we are not directly exposed to increases in bunker fuel prices as these are the responsibility of the charterer under period charter arrangements.

We regularly review the strategic decision with respect to the appropriate ratio of spot charter revenues to fixed-rate charter revenues taking into account its expectations about spot and time charter forward rates. Decisions to modify fixed-rate coverage are implemented in either the physical markets through changes in time charters or in the FFA markets, thus managing the desired strategic position while maintaining flexibility of ship availability to customers. We may enter into FFAs with an objective of economically hedging risk seeking to reduce our exposure to changes in the spot market rates earned by some of our vessels in the normal course of our shipping business. FFAs are executed mainly through the London Clearing House, or LCH. LCH requires the posting of collateral by all participants. The use of a clearing house reduces our exposure to counterparty credit risk.
Under the terms of our credit facility, we are required to maintain compliance with minimum valuation covenants in regard to the vessels that are mortgaged to the bank. As such, in order to monitor on a regular basis the current market value of our current fleet and thus to highlight any downturn in its value, we obtain on a semi-annual basis two independent valuations of all of our vessels from two international sale and purchase brokers to determine the ongoing market value of our current fleet. These valuations are used in the assessment regarding the necessary ongoing level of depreciation that we are recording in our books.
Interest Rate Risk
Our exposure to market risk for changes in interest rates relates primarily to our long-term and short-term debt. The international shipping industries are capital intensive, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. Our debt usually contains interest rates that fluctuate with LIBOR. Increasing interest rates could adversely impact future earnings.
We manage this risk related to changes in interest rates by entering into interest rate swap agreements in which we exchange fixed and variable interest rates based on agreed upon notional amounts. We may use such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, the counterparties to our derivative financial instruments are major financial institutions, which helps us to manage our exposure to nonperformance of our counterparties under our credit facility.
Our interest expense is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase in LIBOR of 1.0%, with all other variables held constant, would have increased our interest and finance costs, net loss and cash outflows in the current year by approximately $1.4 million based upon our debt level at December 31, 2017. A 1.0% increase in LIBOR, with all other variables held constant, would have increased our interest and finance costs for the year ended December 31, 2017 from $1.6 million to $3.0 million based upon our debt level at December 31, 2017.
Foreign Currency Exchange Risk
We generate a substantial portion of our revenues in U.S. dollars.  For accounting purposes, expenses incurred in currencies other than the U.S. dollar are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction. Because a portion of our expenses are incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, which could affect the amount of net income that we report in future periods.
Our international operations expose us to foreign exchange risk. We use a variety of techniques to minimize exposure to foreign exchange risk, such as the use of foreign exchange derivative instruments. Fluctuations in foreign currencies typically have not had a material impact on our overall results. In situations where payments of local currency do not equal local currency requirements, foreign exchange derivative instruments, specifically foreign exchange forward contracts, or spot purchases, may be used to mitigate foreign currency risk. A foreign exchange forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. We do not enter into derivative transactions for speculative purposes.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.

BUSINESS
We are an international liquefied gas shipping company incorporated in the Republic of the Marshall Islands with our principal executive offices in Athens, Greece that will be primarily focused on owning and operating gas carriers. Our Manager has been in the gas market since 2011, and we currently own and operate four VLGCs recently delivered from HHI. All of our vessels are currently employed on time charters that are set to expire between June 2022 and January 2028. See "Current Fleet" below.
Our strategy is to become one of the leading owners and operators of modern gas carriers and capitalize on the growing global market for LPG and LNG transportation services. Our current fleet is comprised solely of VLGCs. VLGCs are cost-effective vessels for the transportation of increasingly larger volumes of LPG on longer routes between exporting and importing regions. We also believe that the gas carrier segment presents positive fundamentals and high barriers to entry arising from limited global shipyard capacity and the technical complexity of operating LPG and LNG carriers.
Our customers include reputable and creditworthy energy companies and traders. We believe that our Manager has established a reputation as a safe and reliable operator of modern and technically advanced LPG and LNG carriers supporting our customers' global LPG and LNG supply chains. We also believe that these attributes, together with our strategic focus on structuring charter arrangements that meet our customers' maritime transportation needs, have contributed to our ability to attract leading charterers as our customers.
We were incorporated as LPG Investments Inc. in the Republic of the Marshall Islands on January 16, 2017 as a wholly-owned subsidiary of DryShips, a diversified owner of ocean going cargo vessels that operate worldwide, and on December 11, 2017 we changed our name to Gas Ships Limited. On January 12, 2017, DryShips entered into the LPG Option Agreement with companies that may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer, to purchase up to four high specifications VLGC newbuildings with HHI and acquire Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd. at no cost upon exercise of the second option. Mr. Economou is also expected to serve as the chairman of our board of directors. In January 2017, March 2017, and April 2017, DryShips exercised all four of its options under the LPG Option Agreement, respectively, pursuant to which we acquired (i) the four owning companies that were parties to the four aforementioned VLGC newbuilding contracts with HHI and (ii) Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd.
Since acquiring the four vessels in our fleet, entities affiliated with Mr. Economou have provided us with newbuilding management services, technical management services and commercial management service for the construction, operation, and chartering of the vessels, as applicable.
CURRENT FLEET
The following table summarizes key information about our current fleet as of the date of this prospectus:

Name of Vessel	CBM	Type	Year Built	Ship Yard	T/C(1) (Gross Rate / Day)
Anderida	78,700	VLGC	2017	HHI	$30,000	(2)
Aisling	78,700	VLGC	2017	HHI	$30,000	(3)
Mont Fort	78,700	VLGC	2017	HHI	$28,833	(4)
Mont Gelé	78,700	VLGC	2018	HHI	$28,833	(5)
(1) T/C means time charter.
(2) T/C expires in June 2025 (including charterers' option period).
(3) T/C expires in September 2025 (including charterers' option period).
(4) T/C expires in November 2027.
(5) T/C expires in January 2028.

COMPETITIVE STRENGTHS
We believe that we possess a number of competitive strengths that should enable us to maximize profit and capitalize on growth opportunities in VLGC sector, including:
•
Operation of modern, high specification fleet. Our current fleet consists of four sister VLGCs, all of which were built at HHI. Our current fleet has a combined capacity of over 314,800 cbm and an average age of less than one year, which is younger than the average age of approximately 9.5 years for the world VLGC fleet. We believe that operating a fleet of modern, high specification and well-maintained gas carriers reduces off-hire time for maintenance, operating and dry docking costs, increases utilization and provides reliable transportation services to our customers.

•
Opportunity for growth. We believe we will be well positioned to opportunistically expand and maximize our current fleet due to competitive cost structure, strong customer relationships and experienced management team, whose interests are aligned with those of our shareholders.

•
Access to financing. We have financed our capital expenditures for all of our LPG carriers with a combination of bank debt and equity. We may seek to take advantage of opportunities for other forms of financing that may be available. We believe that the ability to have access to financing will allow us to capture additional market opportunities when they arise.

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Longstanding and established relationships with global energy companies, commodity traders and industrial users. We believe that our Manager's reputation within the shipping industry and relationship with many of the world's leading global energy companies, commodity traders and industrial users provide us with numerous benefits that are key to our long-term growth and success. We believe this reputation is a result of our Manager providing technical and commercial management services for more than 13 vessels across multiple asset classes, allowing it to benefit from significant economies of scale in connection with obtaining supplies and services for the vessels it manages.  In addition, none of our Manager's managed vessels has had a significant casualty or environmental incident. Our Manager's strong track record of high quality and efficient operations has allowed us to successfully satisfy the operational, safety, environmental and technical vetting criteria of many of the world's major energy companies, and oil majors, including among others, Shell, TOTAL, Sakhalin Energy, Clearlake, IBERDROLA and Cheniere.

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Experienced management team. We expect certain officers and directors of DryShips to serve on our board of directors and management team and as such we believe that our management team's reputation and track record in building shipping fleets should provide us with access to attractive acquisition, chartering and vessel financing opportunities.

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High barriers to entry. We believe the capital investment, regulatory and permitting and technical capabilities required building and operating gas carriers act as substantial barriers to entry for potential competitors. Leading energy companies and utilities have increasingly strict pre-qualification and ongoing technical requirements for operators, and there are only a limited number of companies that can meet these requirements. We believe that due to stringent requirements, customers will continue to look to experienced technical operators with proven track records.

STRATEGIES
We combine a number of features that we believe distinguish us from other LPG and LNG shipping companies. The key elements of our business strategy are:
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Expansion through acquisitions. We intend to grow our current fleet through timely and selective acquisitions of additional modern gas carriers at attractive valuations. When evaluating acquisitions, we will consider and analyze such factors as our expectations for fundamental developments in the LPG and LNG industries, the expected cash flows to be earned by the vessel in relation to its value, the vessel's condition and technical specifications, the expected remaining useful life of the vessel and the overall composition of our fleet and customer needs. It is our intention to take advantage of the opportunity by leveraging our financial strength and our Manager's relationships and experience in the industry to make selective acquisitions of modern gas carriers in a manner that we believe will increase our earnings and operating cash flows.

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Maintain a strong balance sheet with access to capital. We seek to optimize and constantly monitor our leverage while adapting to changing market conditions. We plan to finance our business and future vessel acquisitions with a combination of debt and equity from commercial banks and from the capital markets. We believe that maintaining a strong balance sheet will help enable us to access more favorable chartering opportunities as end users have increasingly favored well-capitalized owners, as well as give us a competitive advantage in pursuing vessel acquisitions at attractive times in the cycle.

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Provide superior customer service. We believe that energy companies seek transportation partners that have a reputation for high reliability, safety, environmental and quality standards. We intend to leverage our Manager's reputation for operational expertise, comprehensive maintenance program and existing customer base to further expand these relationships with consistent delivery of superior customer service to our customers. We believe these relationships will facilitate the growth of our client base and employment of our fleet.

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Opportunistically seek to expand and diversify our customer base. We intend to focus on strong customer relationships and actively seeking to take advantage of our reputation in the industry to grow our client base. We believe our customer relationships are enhanced by our ability to provide expert commercial advice and optimal flexibility to our customers, which in turn enables us to be directly involved in our customers' future requirements, and improves our ability to win repeat business. We will continue to incorporate safety, health, security and environmental stewardship into all aspects of vessel operations in order to satisfy our customers and comply with national and international rules and regulations. We believe that our operational expertise, recognized position, and track record in LPG and LNG shipping will position us favorably to capture additional commercial opportunities in the LPG and LNG sector.

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Chartering. We believe that our balanced chartering strategy of building a portfolio of long-term, fixed rate charters for our current fleet, coupled with some exposure to the short-term charter market for any vessels we may acquire, should allow us to provide a steady base of contracted revenue and stable cash flows with high utilization rates and to capitalize on profitable shorter duration opportunities when available, while maintaining a reasonable level of exposure to the potential downside risk of a decrease in spot market charter rates. We also intend to stagger the charter re-delivery dates for our vessels to minimize re-chartering risk.

LPG AND LNG INDUSTRY TRENDS
We expect demand for gas carriers to increase as long-haul and large-volume LPG and LNG trade increases and also believe the capital investment, regulatory and permitting and technical capabilities required building and operating gas carriers act as barriers to entry for potential competitors. Leading energy companies and utilities have increasingly strict pre-qualification and ongoing technical requirements for operators, and there are only a limited number of companies that can meet these requirements. We believe that due to stringent requirements, customers will continue to look to experienced technical operators with proven track records.
DIVIDEND POLICY
Our policy will be to declare and pay quarterly dividends from our net profits to shareholders each February, May, August, and November, beginning May 2018, in amounts our board of directors may from time to time determine is appropriate. However, we may have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. While we cannot assure you that we will do so, and subject to the limitations set forth herein, we expect to declare and pay a dividend per share of $       in May 2018.
The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors.
Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the gas carrier charter market, our earnings would be negatively affected, thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend.
We or our subsidiaries may be unable to pay dividends so long as we are in default of or have breached certain covenants contained in credit facilities we enter into and are unable to obtain the lender's consent or waiver to cure such default or breach. Furthermore, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. The declaration and payment of dividends is at the sole discretion of our board of directors, and there can be no assurance that we will not reduce or eliminate our dividend in the future.
EMPLOYMENT AND MANAGEMENT OF OUR GAS CARRIERS
Employment of our Gas Carriers
We currently employ the vessels in our fleet on fixed-rate time charters. In addition, we may employ our VLGCs in the spot market in the future. Accordingly, we actively monitor the gas transportation market, macroeconomic trends and governmental rules and regulations that may affect LPG vessel rates in an attempt to optimize the deployment of our fleet.
Voyage Charters
VLGCs operating in the spot market typically are chartered for a single voyage, which may last up to several weeks. Spot market revenues may generate increased profit margins during times when VLGC rates are increasing, while VLGCs operating under fixed-rate time charters generally provide more predictable cash flows. Under a typical voyage charter in the spot market, the shipowner is paid on the basis of moving cargo from a loading port to a discharge port. The shipowner is responsible for paying both vessel operating costs and voyage expenses, and the charterer is responsible for any delay at the loading or discharging ports. Voyage expenses are all expenses unique to a particular voyage, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions. Vessel operating expenses include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses. Under a voyage charter, the shipowner is generally required, among other things, to keep the vessel seaworthy, to crew and maintain the vessel and to comply with applicable regulations.

Time Charters
A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. A customer generally selects a time charter if it wants a dedicated vessel for a period of time, and the customer is commercially responsible for the use of the vessel. Under a typical time charter, the shipowner provides crewing and other services related to the vessel's operation, the cost of which is included in the daily rate, while the customer is responsible for substantially all of the voyage expenses. When the vessel is off hire, the customer generally is not required to pay the hire rate and the owner is responsible for all costs. "Hire rate" refers to the basic payment from the charterer for the use of the vessel. Hire payments may be reduced, or under some time charters the shipowner must pay liquidated damages, if the vessel does not perform to certain of its specifications, such as if the average vessel speed falls below a guaranteed level or the amount of fuel consumed to power the vessel under normal circumstances exceeds a guaranteed amount. When the vessel is "off hire," or not available for service, the charterer generally is not required to pay the hire rate, and the shipowner is responsible for all costs, including the cost of fuel bunkers, unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off hire if there is an occurrence preventing the full working of the vessel.
Commercial and Technical Management
During the fiscal year ending December 31, 2017, each of our vessel-owning subsidiaries entered into a management agreement, or the TMS Agreement, with TMS Cardiff Gas regarding each of our VLGC vessels, respectively. TMS Cardiff Gas may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer. We also expect Mr. Economou to serve as the chairman of our board of directors. See "Certain Relationships and Related Party Transactions."
During the fiscal year ending December 31, 2017, each TMS Agreement includes executive management, commercial, accounting, reporting, financing, legal, manning, catering, information technology, attendance, insurance, technical and operations services. The all-in base cost for providing these services is $1,500/day per vessel. The management fee is payable in equal monthly installments in advance and can be adjusted each year to the Greek Consumer Price Index for the previous year by not less than 3% and not more than 5%. Under the respective agreements, the Manager is also entitled to (i) a discretionary performance fee of up to $20 million, in either cash or common stock, at the discretion of our board of directors, (ii) a commission of 1.25% on charter hire agreements that are arranged by the Manager; and (iii) a commission of 1% of the price on sales or purchases of vessels in our fleet that are arranged by the Manager, (iv) a financing and advisory commission of 0.50% and (v) reimbursement of out of pocket and travel expenses. Our board of directors will consider the following factors when determining the amount of the discretionary performance fee to be paid to the Manager and whether to pay the fee in cash or stock: the overall financial condition of the Company, the performance of the Manager and its personnel, and other relevant factors.  Each TMS Agreement has a term of ten years. We may terminate each TMS Agreement for convenience at any time for a fee of $50 million.
Under each TMS Agreement if the Manager is requested to supervise the construction of a newbuilding vessel, in lieu of the management fee, the Company will pay the Manager an upfront fee equal to 10% of the budgeted supervision cost. For any additional attendance above the budgeted superintendent expenses, we will be charged extra at a standard rate of Euro 500 (or $598 based on the Euro/U.S. Dollar exchange rate at December 31, 2017) per day.
Under certain charter agreements for our VLGCs, Cardiff Gas Ltd., or Cardiff Gas, a related party that may be deemed to be beneficially owned by Mr. George Economou, provide services related to the sourcing, negotiation and execution of charters, for which it is entitled to a 1.25% commission on charter hire earned by those vessels.
The Liquefied Gas Shipping Industry
International seaborne LPG and LNG transportation services are generally provided by two types of operators: LPG or LNG distributors and traders and independent shipowners. Traditionally the main trading route in our industry has been the transport of LPG and LNG from the Arabian Gulf to Asia. With the emergence of the United States as a major LPG and LNG export hub, the United States Gulf to Asia has become an important trade route. Vessels are generally operated under time charters, bareboat charters, spot charters, or contracts of affreightment. LPG and LNG distributors and traders use their fleets not only to transport their own LPG and LNG, but also to transport LPG and LNG for third-party charterers in direct competition with independent owners and operators in the tanker charter market. We operate in markets that are highly competitive and based primarily on supply and demand of available vessels. Generally, we compete for charters based upon charter rate, customer relationships, operating expertise, professional reputation and vessel specifications (size, age and condition). Our industry is subject to strict environmental regulation, including emissions regulations, and we believe our current modern fleet makes us a preferred provider of VLGC tonnage.

Our Customers
Our customers are global energy companies and oil majors, such as Shell and Clearlake. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our customers that accounted for more than 10% of our total revenues and "Risk Factors—We currently derive all of our revenue and cash flow from two charterers and the loss of either of these charterers could cause us to suffer losses or otherwise adversely affect our business" and "Risk Factors—We operate exclusively in the LPG and LNG shipping industries. Due to our lack of diversification, adverse developments in the LPG or LNG shipping industries may adversely affect our business, financial condition and operating results."
Although all of our VLGCs are currently on multi-year time charters and have an average remaining term of 8.6 years (including charterers' option periods) as of March 5, 2018, see "Business—Our Current Fleet" above for more information, we intend to pursue a balanced chartering strategy by employing our vessels on a mix of multi-year time charters, shorter-term time charters, spot market voyages and contracts of affreightment.
Further, each of our vessels serve the same type of customer, have similar operations and maintenance requirements, operate in the same regulatory environment, and are subject to similar economic characteristics. Based on this, we have determined that we operate in one reportable segment, the international transportation of liquid petroleum gas. Furthermore, when we charter a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.
Competition
LPG and LNG carrier capacity is primarily a function of the size of the existing world fleet, the number of newbuildings being delivered and the scrapping of older vessels. According to industry sources, as of December 31, 2017, there were 1,397 and 450 LPG and LNG capable carriers with an aggregate capacity of approximately 32.7 million and 69.5 million cbm, respectively. As of such date, a further 82 LPG and 107 LNG capable carriers with an aggregate carrying capacity of roughly 3.9 million and 18.0 million cbm were on order for delivery by the end of 2020, equivalent to 12% and 24% of the existing fleet in capacity terms, respectively. In contrast to oil tankers and drybulk carriers, according to industry sources, the number of shipyards with LPG and LNG carrier experience is quite limited. Due to an influx of newbuild tonnage since early 2015, it is considered unlikely that significant vessel orders will be placed prior to the delivery of the contracted orderbook as of the time of writing. In the VLGC sector in which we operate, as of December 31, 2017, there were 263 vessels in the world fleet with 36 vessels on order for delivery by the end of 2020. As of December 31, 2017, 48% of the fleet capacity in the VLGC sector was less than 5 years old.
Our largest competitors for LPG and LNG shipping services include GasLog Ltd., GasLog Partners LP, Dorian LPG Ltd., Golar LNG Ltd., Golar LNG Partners LP, BW LPG Limited, Petredec, Siam Lucky Marine, Solvang ASA, and Teekay LNG Partners LP. Competition for the transportation of LPG and LNG depends on the price, location, size, age, condition and acceptability of the vessel to the charterer. According to industry sources, there were approximately 400 and 88 owners in the worldwide LPG and LNG fleet, respectively, as of December 31, 2017, with the LPG and LNG top ten owners possessing 53% and 43%, respectively, of the total fleet on a vessel count basis. See "Risk Factors—We will face substantial competition in trying to expand relationships with existing customers and obtain new customers."
Seasonality
Liquefied gases are primarily used for power generation, cooking, fuel, industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG and LNG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Employees
As of March 5, 2018, we employed no shore-based employees and we had approximately 97 seafaring employees.
Classification, Inspection and Maintenance
Every large commercial seagoing vessel must be "classed" by a classification society. A classification society certifies that a vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.
For maintenance of the class certificate, regular and special surveys of hull, machinery, including the electrical plant and any special equipment classed, are required to be performed by the classification society, to ensure continuing compliance. Vessels are drydocked at least once during a five-year class cycle for inspection of the underwater parts and for repairs related to inspections. Vessels under five years of age can waive drydocking provided the vessel is inspected underwater. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the shipowner within prescribed time limits. The classification society also undertakes on request of the flag state other surveys and checks that are required by the regulations and requirements of that flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society, which is a member of the International Association of Classification Societies, or the IACS. In December 2013, the IACS adopted harmonized Common Structure Rules that align with the IMO goal standards. Our VLGCs are currently classed with DNV GL, a member of the IACS. All of the vessels in our fleet have been awarded International Safety Management, or ISM, certification and are currently "in class."
We also carry out inspections of the ships on a regular basis; both at sea and while the vessels are in port. The results of these inspections are documented in a report containing recommendations for improvements to the overall condition of the vessel, maintenance, safety and crew welfare. Based in part on these evaluations, we create and implement a program of continual maintenance and improvement for our vessels and their systems.
Safety, Management of Ship Operations and Administration
Safety is our top operational priority. Our vessels are operated in a manner intended to protect the safety and health of the crew, the general public and the environment. We actively manage the risks inherent in our business and are committed to preventing incidents that threaten safety, such as groundings, fires and collisions. We are also committed to reducing emissions and waste generation. We have established key performance indicators to facilitate regular monitoring of our operational performance. We set targets on an annual basis to drive continuous improvement, and we review performance indicators every three months to determine if remedial action is necessary to reach our targets.
Risk of Loss and Insurance
The operation of any vessel, including LPG and LNG carriers, has inherent risks. These risks include mechanical failure, personal injury, collision, property loss, vessel or cargo loss or damage and business interruption due to political circumstances in foreign countries or hostilities. In addition, there is always an inherent possibility of marine disaster, including explosions, spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. We believe that our present insurance coverage is adequate to protect us against the accident related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage consistent with standard industry practice. However, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

We have obtained hull and machinery insurance on all our vessels against marine and war risks, which include the risks of damage to our vessels, salvage or towing costs, and actual or constructive total loss. However, our insurance policies contain deductible amounts for which we are responsible. We have also arranged additional total loss coverage for each vessel. This coverage, which is called increased value and/or freight interest coverage, provides us additional coverage in the event of the total loss of a vessel.
We have also obtained loss of hire insurance to protect us against loss of income in the event one of our vessels cannot be employed due to damage that is covered under the terms of our hull and machinery insurance (marine and war risks). Under our loss of hire policies, our insurer will pay us an agreed daily rate in respect of each VLGC in excess of 14 days for marine risks and zero days for war risks for the time that the vessel is out of service as a result of damage, for a maximum of 180 days.
We have also obtained protection and indemnity insurance, which covers our third party legal liabilities in connection with our shipping activities, and is provided by mutual protection and indemnity associations, or P&I clubs. This insurance includes third party liability and other expenses related to the injury or death of crew members, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels or from contact with jetties or wharves and other damage to other third party property, including pollution arising from oil or other substances, and other related costs, including wreck removal. Subject to the capping discussed below, our coverage, except for pollution, is unlimited.
Our current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The thirteen P&I clubs that compose the International Group of Protection and Indemnity Clubs, or the International Group, insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I club has capped its exposure in this pooling agreement so that the maximum claim covered by the pool and its reinsurance would be approximately $3.1 billion combined limit per accident or occurrence. We are a member of the Gard P&I Club. As a member of this P&I club, we are subject to a call for additional premiums based on the clubs' claims record, as well as the claims record of all other members of the P&I clubs comprising the International Group. This reinsurance is subject to a cap, and there is the risk that the full amount of the additional call would not be covered by this reinsurance.
Environmental and Other Regulation
General
Governmental and international agencies extensively regulate the carriage, handling, storage and regasification of LPG and LNG. These regulations include international conventions and national, state and local laws and regulations in the countries where our vessels now or, in the future, will operate or where our vessels are registered. We cannot predict the ultimate cost of complying with these regulations, or the impact that these regulations will have on the resale value or useful lives of our vessels. Various governmental and quasi-governmental agencies require us to obtain permits, licenses and certificates for the operation of our vessels.
Although we believe that we are substantially in compliance with applicable environmental laws and regulations and have all permits, licenses and certificates required for our vessels, future non‑compliance or failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels. A variety of governmental and private entities inspect our vessels on both a scheduled and unscheduled basis. These entities, each of which may have unique requirements and each of which conducts frequent inspections, include local port authorities, such as the USCG, harbor master or equivalent, classification societies, flag state, or the administration of the country of registry, charterers, terminal operators and LPG and LNG producers.

International Maritime Organization Regulation of Gas Carriers
The IMO is the United Nations' agency that provides international regulations governing shipping and international maritime trade, including the International Convention on Civil Liability for Oil Pollution Damage, the International Convention on Civil Liability for Bunker Oil Pollution Damage and MARPOL, including the designation of Emission Control Areas, or ECAs, thereunder. The flag state, as discussed in the United Nations Convention on Law of the Sea, has overall responsibility for the implementation and enforcement of international maritime regulations for all ships granted the right to fly its flag. The "Shipping Industry Flag State Performance" tables evaluate flag states based on factors such as ratification of international maritime treaties, implementation and enforcement of international maritime regulations and participation at IMO meetings. Each of our vessels is flagged in Malta. The requirements contained in the ISM Code promulgated by the IMO, govern our operations. Among other requirements, the ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive safety management system that includes, among other things, the adoption of policies for safety and environmental protection setting forth instructions and procedures for operating its vessels safely and also describing procedures for responding to emergencies. We are compliant with the requirement to hold a Document of Compliance under the ISM Code for gas carriers.
Vessels that transport gas, including LPG carriers, are also subject to regulation under the IMO's International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk Gas Carrier Code, or the IGC Code. The IGC Code and similar regulations in individual member states, address fire and explosion risk posed by the transport of liquefied gases. Collectively these standards and regulations impose detailed requirements relating to the design and arrangement or cargo tanks, vents, and pipes; construction materials and compatibility; cargo pressure; and temperature control. Compliance with the IGC Code must be evidenced by a Certificate of Fitness for the Carriage of Liquefied Gases of Bulk. The completely revised and updated IGC Code entered into force on January 1, 2016, with an implementation/application date of July 1, 2016. The amendments were developed following a comprehensive five-year review and are intended to take into account the latest advances in science and technology. Each of our vessels is in compliance with the IGC Code. Noncompliance with the IGC Code or other applicable IMO regulations may subject a shipowner or a bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports.
The IMO also periodically amends the International Convention for the Safety of Life at Sea 1974 and its protocol of 1988, otherwise known as SOLAS, and its implementing regulations. SOLAS includes construction, equipment, and procedure requirements to assure the safe operation of commercial vessels. Among other things, SOLAS requires lifeboats and other life-saving appliances be provided on vessels and mandates the use of the Global Maritime Distress and Safety System, an international radio equipment and watchkeeping standard, afloat and at shore stations. New SOLAS safety requirements relating to lifeboats and safe manning of vessels that were adopted in May 2012 came into effect on January 1, 2014. The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, or STCW.  The STCW had a transitional period which ended on January 1, 2017 and which mandated certain requirements for security training, and certifications. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.
In the wake of increased worldwide security concerns, after the September 11, 2001 attack in the United States, the IMO amended SOLAS and added the International Ship and Port Facilities Security Code, or ISPS, as a new chapter to that convention. The objective of the ISPS, which came into effect on July 1, 2004, is to detect security threats and take preventive measures against security incidents affecting ships or port facilities. Amendments to SOLAS Chapter VII, made mandatory in 2004, apply to vessels transporting dangerous goods and require those vessels to be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. We have developed Ship Security Plans, appointed and trained Ship and Office Security Officers and all of our vessels have been certified to meet the ISPS Code requirements.

SOLAS and other IMO regulations concerning safety, including those relating to treaties on training of shipboard personnel, lifesaving appliances, radio equipment and the global maritime distress and safety system, are applicable to our operations. Non‑compliance with these IMO regulations may subject us to increased liability or penalties, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to or detention in some ports. For example, the USCG and European Union, or EU, authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in United States and EU ports.
MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances carried in bulk, liquid or packaged form.
The IMO amended Annex I to MARPOL by adding a new regulation relating to oil fuel tank protection that applies to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards. IMO regulations also require owners and operators of vessels to adopt Ship Oil Pollution Emergency Plans. Periodic training and drills for response personnel and for vessels and their crews are required.
In 2012, the IMO's Marine Environmental Protection Committee, or MEPC, adopted a resolution amending the International Code for the Construction of Equipment of Ships Carrying Dangerous Chemicals in Bulk, or IBC Code. The provisions of the IBC Code are mandatory under MARPOL and SOLAS. These amendments, which entered into force in June 2014, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code.  In May 2014, additional amendments to the IBC Code were adopted that became effective in January 2016. These amendments pertain to the installation of stability instruments and cargo tank purging. The approved list of cargoes for our VLGCs is not included in the amended IBC code and are all covered only by the IGC (Commercial Butane, Pure Propane, Commercial Propane, Mixture of Propane and Butane in any proportion and Propylene). Nevertheless, regarding additional requirements based on IBC amendments the vessels comply with stability instruments explicitly while also cargo tank purging requirements compliance can be demonstrated under certain conditions. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on our operations.
Air Emissions
In September 1997, the IMO adopted MARPOL Annex VI "Regulations for the prevention of Air Pollution" to MARPOL, or Annex VI, to address air pollution from ships. Annex VI came into force on May 19, 2005. It applies to all ships, fixed and floating drilling rigs and other floating platforms, sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts, and prohibits deliberate emissions of ozone depleting substances, such as chlorofluoro carbons. "Deliberate emissions" are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship's repair and maintenance. Shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited. Annex VI also includes a global cap on sulfur content of fuel oil and allows for more stringent controls on sulfur emissions in special coastal areas known as Emission Control Areas, or ECAs, designated by the MEPC. Ships weighing more than 400 gross tons and engaged in international voyages involving countries that have ratified the conventions, or ships flying the flag of those countries, are required to have an International Air Pollution Prevention Certificate, or an IAPP Certificate. Annex VI has been ratified by some but not all IMO member states. Annex VI came into force in the United States on January 8, 2009. All the vessels in our operating fleet have been issued IAPP Certificates.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009. At MEPC's 70th Session in October 2016, and their 71st session in July 2017, MEPC approved and adopted amendments designating the North Sea and Baltic Sea as ECAs for nitrogen oxide, effective January 1, 2021. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.

On July 1, 2010, amendments to Annex VI that require progressively stricter limitations on sulfur emissions from ships took effect. As of January 1, 2012, fuel used to power ships was not permitted to contain more than 3.50% sulfur. This cap will then decrease progressively until it reaches 0.50% by January 1, 2020. On October 27, 2016, MPEC also announced its decision concerning the implementation of regulations mandating a reduction in sulfur emissions from the current 3.50% to 0.50% as of the beginning of 2020 rather than pushing the deadline back to 2025. By 2020, ships will now have to either remove sulfur from emissions through the use of emission scrubbers or buy fuel with low sulfur content. We currently have four vessels in our fleet with emission scrubbers and would have to either install additional emission scrubbers or replace the higher sulfur content fuel with higher priced low sulfur content fuel. This increased demand for low sulfur fuel may also result in an increase in prices for such fuel.
However, in ECAs such as the North America ECA fuels cannot contain more than 0.1% sulfur as of January 1, 2015. The Annex VI amendments also establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. Further, the European directive 2005/33/EC, which became effective on January 1, 2010, bans the use of fuel oils containing more than 0.1% sulfur by mass by any merchant vessel while at berth in any EU country. Our vessels have achieved compliance, where necessary, with both the applicable IMO and EU sulfur regulations, by burning compliant fuels where required by such regulations.
Additionally, as discussed above, more stringent emission standards could apply in coastal areas designated as ECAs, such as the United States and Canadian coastal areas designated by the MEPC. United States air emissions standards are now equivalent to these amended Annex VI requirements, and once these amendments become effective, we may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems.
Ballast Water Management Convention
The IMO adopted the International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. All ships will also have to carry a ballast water record book and an International Ballast Water Management Certificate. Many of the implementation dates in the BWM Convention have already passed, so that once the BWM Convention enters into force, the period of installation of mandatory ballast water exchange requirements would be extremely short, with several thousand ships a year needing to install ballast water management systems, or BWMS. For this reason, on December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that they are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels constructed before the entry into force date "existing vessels" and allows for the installation of a BWMS on such vessels at the first renewal survey following entry into force of the convention. On September 8, 2016, this threshold was met (with 52 contracting parties making up 35.14%). Thus, the BWM Convention entered into force on September 8, 2017. The BWM Convention also mandates the "D-2 Standard," which specifies the maximum amount of viable organisms allowed to be discharged. That standard must be complied with between September 8, 2019 and September 8, 2024.
On October 27, 2016, MEPC adopted updated "guidelines for approval of ballast water managements systems (G8)." G8 updates previous guidelines concerning procedures to approve BWMS, including mid-ocean ballast exchange or ballast water treatment requirements. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The United States, for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements. All of our four VLGCs are fitted with Ballast Water Treatment Systems.

Bunkers Convention / Civil Liability Convention State Certificates
The Bunker Convention entered into force on November 21, 2008. The Bunker Convention provides a liability, compensation and compulsory insurance system for the victims of oil pollution damage caused by spills of bunker oil. The Bunker Convention requires the ship owner liable to pay compensation for pollution damage (including the cost of preventive measures) caused in the territory, including the territorial sea of a State Party, as well as its economic zone or equivalent area. Registered owners of any sea going vessel and seaborne craft over 1,000 gross tonnage, of any type whatsoever, and registered in a State Party, or entering or leaving a port in the territory of a State Party, will be required to maintain insurance which meets the requirements of the Bunker Convention, an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Bunker Convention on Limitation of Liability for Maritime Claims of 1976, as amended, or the LLMC) and to obtain a certificate issued by a State Party attesting that such insurance is in force. The State issued certificate must be carried on board at all times. With respect to non-ratifying states, liability for spills or releases of bunker fuel is determined by the national or other domestic laws in the jurisdiction where the events or damage occur.
Many countries have ratified and follow the liability plan adopted by the IMO and set out in the CLC. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. The limited liability protections are forfeited under the CLC where the spill is caused by the owner's personal fault and under the 1992 Protocol where the spill is caused by the owner's personal act or omission or by intentional or reckless conduct. Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner.
In jurisdictions, such as the United States where the CLC or the Bunkers Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
P&I Clubs in the International Group issue the required Bunkers Convention "Blue Cards" to enable signatory states to issue certificates. All of our vessels are in possession of a CLC State issued certificate attesting that the required insurance coverage is in force.
Anti-Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the Anti-fouling Convention. The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages must obtain an International Anti‑fouling System Certificate, or AFS, and undergo a survey before the vessel is put into service or when the antifouling systems are altered or replaced. We have obtained AFSs for all of our vessels, which are subject to the Anti-fouling Convention, and do not believe that maintaining such certificates will have an adverse financial impact on the operation of our vessels.
United States Environmental Regulation of LPG and LNG Vessels
Our vessels operating in United States waters now, or in the future, are or will be subject to various federal, state and local laws and regulations relating to protection of the environment. In some cases, these laws and regulations require us to obtain governmental permits and authorizations before we may conduct certain activities. These environmental laws and regulations may impose substantial penalties for noncompliance and substantial liabilities for pollution. Failure to comply with these laws and regulations may result in substantial civil and criminal fines and penalties. As with the industry generally, our operations will entail risks in these areas, and compliance with these laws and regulations, which may be subject to frequent revisions and reinterpretation, increases our overall cost of business.

Oil Pollution Act and Comprehensive Environmental Response, Compensation, and Liability Act
The OPA90 established an extensive regulatory and liability regime for environmental protection and cleanup of oil spills. OPA90 affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the United States territorial waters and the two hundred nautical mile exclusive economic zone of the United States. The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, applies to the discharge of hazardous substances whether on land or at sea. While OPA90 and CERCLA would not apply to the discharge of LPG and LNG, they may affect us because we carry oil as fuel and lubricants for our engines, and the discharge of these substances could cause an environmental hazard. Under OPA90, vessel operators, including vessel owners, managers and bareboat or "demise" charterers, are "responsible parties" who are all liable regardless of fault, individually and as a group, for all containment and clean-up costs and other damages arising from oil spills from their vessels. These "responsible parties" would not be liable if the spill results solely from the act or omission of a third party, an act of God or an act of war. The other damages aside from clean-up and containment costs are defined broadly to include:
•	natural resource damages and related assessment costs;
•	real and personal property damages;
•	net loss of taxes, royalties, rents, profits or earnings capacity;
•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources;
•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards; and
•	loss of subsistence use of natural resources.
Effective December 21, 2015, the USCG adjusted the limits of OPA90 liability to the greater of $2,200 per gross ton or $18,796,800 for tank vessels over 3,000 gross tons (subject to possible adjustment for inflation) other than single hull tank vessels. These limits of liability do not apply, however, where the incident is caused by violation of applicable United States federal safety, construction or operating regulations by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct. These limits likewise do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. These limits are subject to possible adjustment for inflation. OPA90 specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters. In some cases, states, which have enacted their own legislation, have not yet issued implementing regulations defining shipowners' responsibilities under these laws.
CERCLA, which also applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages for releases of "hazardous substances." Liability under CERCLA is limited to the greater of $300 per gross ton or $0.5 million for each release from vessels not carrying hazardous substances, cargo or residue, and $300 per gross ton or $5 million for each release from vessels carrying hazardous substances, cargo or residue. As with OPA90, these limits of liability do not apply where the incident is caused by violation of applicable United States federal safety, construction or operating regulations, or by the responsible party's gross negligence or willful misconduct or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. OPA90 and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.

OPA90 and CERLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the limit of their potential strict liability. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self‑insurance or guaranty. Under OPA90 regulations, an owner or operator of more than one vessel is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the vessel having the greatest maximum liability under OPA90/CERCLA. Each of our shipowning subsidiaries that has vessels trading in United States waters has applied for, and obtained from the USCG National Pollution Funds Center, three‑year certificates of financial responsibility, supported by guarantees which we purchased from an insurance based provider. We believe that we will be able to continue to obtain the requisite guarantees and that we will continue to be granted certificates of financial responsibility from the USCG for each of our vessels that is required to have one.
In response to the BP Deepwater Horizon oil spill, a number of bills that could potentially increase or even eliminate the limits of liability under OPA90 have been introduced in the United States Congress. In April 2015, it was announced that new regulations are expected to be imposed in the United States regarding offshore oil and gas drilling and the Bureau of Safety and Environmental Enforcement, or the BSEE, announced a new well-control rule in April 2016. In December 2015, the BSEE announced a new pilot inspection program for offshore facilities. Compliance with any new requirements of OPA90 may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation, regulation, or other requirements applicable to the operation of our vessels that may be implemented in the future as could adversely affect our business and ability to make distributions to our shareholders.
Clean Water Act
The CWA prohibits the discharge of oil or hazardous substances in United States navigable waters unless authorized by a permit or exemption, and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA90 and CERCLA. In addition, many states in the United States that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than United States federal law. The EPA recently proposed revisions to the CWA.
The EPA and the USCG have enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged in or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering United States waters.
The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States water under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels, or VGP.  For a new vessel delivered to an owner or operator after September 19, 2009, to be covered by the VGP, the owner must submit a Notice of Intent, or NOI, at least 30 days before the vessel operates in United States waters. On March 28, 2013, the EPA re-issued the VGP for another five years. This VGP took effect on December 19, 2013. The VGP focuses on authorizing discharges incidental to operations of commercial vessels and the new VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in United States waters, more stringent requirements for gas scrubbers and the use of environmentally acceptable lubricants.
The USCG regulations adopted under the United States National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in United States waters, which require the installation of equipment to treat ballast water before it is discharged in United States waters or, in the alternative, the implementation of other port facility disposal arrangements or procedures. Vessels not complying with these regulations are restricted from entering United States waters. As of June 21, 2012, the USCG implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in United States waters. The USCG must approve any technology before it is placed on a vessel.

As of January 1, 2014, vessels are technically subject to the phasing-in of these standards. However, it was not until December 2016 that the USCG first approved said technology. The USCG previously provided waivers to vessels which could not install the as-yet unapproved technology and vessels now requiring a waiver will need to show why they cannot install the approved technology. The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers. In addition, through the CWA certification provisions that allow U.S. states to place additional conditions on use of the VGP within state waters, a number of states have proposed or implemented a variety of stricter ballast water requirements including, in some states, specific treatment standards.
It should also be noted that in October 2015, the Second Circuit Court of Appeals issued a ruling that directed the EPA to redraft the sections of the 2013 VGP that address ballast water. However, the Second Circuit stated that 2013 VGP will remains in effect until the EPA issues a new VGP. In the fall of 2016, sources reported that the EPA indicated it was working on a new VGP. It presently remains unclear how the ballast water requirements set forth by the EPA, the USCG, and IMO BWM Convention, some of which are in effect and some which are pending, will co-exist.
Compliance with the VGP could require the installation of equipment on our vessel to treat ballast water before it is discharged or the implementation of other disposal arrangements, and/or otherwise restrict our vessel from entering United States waters. In addition, certain states have enacted more stringent discharge standards as conditions to their required certification of the VGP. We submit NOIs for our vessel where required and do not believe that the costs associated with obtaining and complying with the VGP have a material impact on our operations.
Clean Air Act
The CAA requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas and emission standards for so-called "Category 3" marine diesel engines operating in United States waters. The marine diesel engine emission standards are currently limited to new engines beginning with the 2004 model year. On April 30, 2010, the EPA promulgated final emission standards for Category 3 marine diesel engines equivalent to those adopted in the amendments to Annex VI. The emission standards apply in two stages: near-term standards for newly-built engines went into effect from 2011, and long-term standards requiring an 80% reduction in nitrogen dioxides, or NOx, that went into effect on January 1, 2016.
European Union
The EU has also adopted legislation that would: (1) ban manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six month period) from European waters and require port states to inspect vessels posing a high risk to maritime safety or the marine environment; and (2) provide the EU with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies.
The EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/EC/33 (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in EU ports, lasting until 2020.
In 2009, the EU amended a directive on ship-source pollution imposing criminal sanctions for intentional, reckless or seriously negligent illicit ship-source discharges of polluting substances by ships including minor discharges and the discharges, individually or in the aggregate, result in deteriorations or the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive could result in criminal liability for pollution from vessels in waters of European countries that adopt implementing legislation. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. We cannot predict what regulations, if any, may be adopted by the EU or any other country or authority.

Regulation of Greenhouse Gas Emissions
In February 2005, the Kyoto Protocol entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from ships involved in international transport are not subject to the Kyoto Protocol. In December 2009, more than 27 nations, including the United States and China, signed the Copenhagen Accord, which includes a non‑binding commitment to reduce greenhouse gas emissions. In addition, in December 2011, the Conference of the Parties to the United Nations Convention on Climate Change adopted the Durban Platform which calls for a process to develop binding emissions limitations on both developed and developing countries under the United Nations Framework Convention on Climate Change applicable to all Parties. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016. The Paris Agreement does not directly limit greenhouse gas emissions from ships. On June 1, 2017, the President of the United States announced that it is withdrawing from the Paris Agreement. The timing and effect of such action has yet to be determined.
In April 2015, the European Parliament approved EU draft rules, which will require annual carbon dioxide emission monitoring and reporting from ship owners who use EU ports. These rules are expected to be effective in 2018 and apply to ships over 5,000gt. For 2020, the EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states by 20% of 1990 levels. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol's second period, from 2013 to 2020.
As of January 1, 2013, all ships must comply with mandatory requirements adopted by MEPC in July 2011 in part to address greenhouse gas emissions. By 2025, all new ships built will be 30% more energy efficient than those built in 2014. The amendments to Annex VI Regulations for the prevention of air pollution from ships add a new Chapter 4 to Annex VI on Regulations on energy efficiency requiring new ships to meet the Energy Efficiency Design Index, or EEDI, and all ships to develop and implement a Ship Energy Efficiency Management Plan, or SEEMP. Other amendments to Annex VI add new definitions and requirements for survey and certification, including the format for the International Energy Efficiency Certificate. The regulations apply to all ships of 400 gross tonnage and above. These new rules will likely affect the operations of vessels that are registered in countries that are signatories to Annex VI or vessels that call upon ports located within such countries. The implementation of the EEDI and SEEMP standards could cause us to incur additional compliance costs. MEPC is also considering market‑based mechanisms to reduce greenhouse gas emissions from ships. It is impossible to predict the likelihood that such a standard might be adopted or its potential impact on our operations at this time.
In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has promulgated regulations that regulate the emission of greenhouse gases from certain mobile sources and has proposed regulations to limit greenhouse gases from large stationary sources. The EPA enforces both the CAA and the international standards found in Annex VI concerning marine diesel emissions and the sulfur content found in marine fuel. Moreover, in the United States, individual states can also enact environmental regulations. For example, California has introduced caps for greenhouse gas emissions and, in the end of 2016, signaled it may take additional action regarding climate change. Any climate control legislation or other regulatory initiatives adopted by the IMO, the EU, the United States, or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or the Paris Agreement, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures or operational changes to upgrade our vessels, that we cannot predict with certainty at this time. In addition, even without such regulation, our business may be indirectly affected to the extent that climate change results in sea level changes or more intense weather events.

Vessel Security Regulations
Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States.  The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter XI-2 became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel's flag state. The following are among the various requirements, some of which are found in SOLAS:
•
on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;
•	the development of vessel security plans;
•	ship identification number to be permanently marked on a vessel's hull;
•
a continuous synopsis record kept onboard showing a vessel's history including, the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.
The USCG regulations, intended to align with international maritime security standards, exempt non-United States vessels from obtaining USCG-approved MTSA vessel security plans provided such vessels have on board an ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code.
We have developed security plans, appointed and trained Ship and Company Security Officers and each of our vessels in our fleet complies with the requirements of the ISPS Code, SOLAS and the MTSA.
Other Regulation
In 1996, the International Convention on Liability and Compensation for Damages in Connection with the Carriage of Hazardous and Noxious Substances by Sea, or HNS, was adopted and subsequently amended by the 2010 Protocol, or the 2010 HNS Convention. Our VLGCs may also become subject to the HNS Convention, if it is entered into force. The HNS Convention creates a regime of liability and compensation for damage from HNS, including liquefied gases. The HNS Convention introduces strict liability for the shipowner and covers pollution damage as well as the risks of fire and explosion, including loss of life or personal injury and damage to property. The 2010 HNS Convention sets up a two-tier system of compensation composed of compulsory insurance taken out by shipowners and an HNS Fund which comes into play when the insurance is insufficient to satisfy a claim or does not cover the incident. Under the 2010 HNS Convention, if damage is caused by bulk HNS, claims for compensation will first be sought from the shipowner up to a maximum of 100 million Special Drawing Rights, or SDR. If the damage is caused by packaged HNS or by both bulk and packaged HNS, the maximum liability is 115 million SDR. Once the limit is reached, compensation will be paid from the HNS Fund up to a maximum of 250 million SDR. The 2010 HNS Convention has not come into effect. It will come into force eighteen months after the date on which certain consent and administrative requirements are satisfied. While a majority of the necessary number of states has indicated their consent to be bound by the 2010 HNS Convention, the required minimum has not been met. We cannot estimate the costs that may be needed to comply with any such requirements that may be adopted with any certainty at this time.

Legal Proceedings
From time to time we expect to be subject to legal proceedings and claims in the ordinary course of our business, principally personal injury and property casualty claims. These claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims against us that we believe will have, individually or in the aggregate, a material adverse effect on us. But see "Risk Factors—Risks Relating to Our Company—Dryships and certain of its officers and directors are currently subject to litigation and we and Dryships may be subject to similar or other litigation in the future."
Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of shares of our Common Stock.
Properties
Other than our existing vessels, we do not own any material property.

MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
Set forth below are the names, ages and positions of our directors and executive officers who we expect will serve upon the completion of the spin-off. Pursuant to our Amended and Restated Articles of Incorporation and Bylaws, which we intend to adopt prior to the completion of the spin-off, we expect our board of directors to consist of five directors, who are elected annually and on a staggered basis. Each director elected is expected to hold office for a three-year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The initial term of office of each director is expected to be as follows: Class I directors serve for a term expiring at the 2019 annual meeting of shareholders, Class II directors serve for a term expiring at the 2020 annual meeting of shareholders, and Class III directors serve for a term expiring at the 2021 annual meeting of the shareholders. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address for each director and executive officer is the address of our principal operating office which is 109 Kifisias Avenue and Sina Street, 151 24 Marousi, Athens, Greece.

Name	Age	Position
George Economou	65	Chairman, Class I Director
Anthony Kandylidis	41	President, Chief Executive Officer, Class I Director
Dimitris Dreliozis	41	Chief Financial Officer, Treasurer, and Secretary
Andreas Argyropoulos	41	Class II Director
George Kokkodis	58	Class II Director
George Demathas	65	Class III Director

Biographical information with respect to each of our directors and executive officers is set forth below.
George Economou has over 40 years of experience in the maritime industry and has served as chairman and chief executive officer of Dryships since its incorporation in 2004. He successfully took DryShips public in February 2005 on NASDAQ under the trading symbol "DRYS." Mr. Economou has overseen DryShips' growth into one of the largest U.S. listed drybulk company in fleet size and revenue and the third largest Panamax owner in the world. DryShips subsequently invested in and developed Ocean Rig UDW Inc., or Ocean Rig, an owner of drilling rigs and drillships involved in ultra-deepwater drilling. Mr. Economou is also the chairman of Ocean Rig and served as Ocean Rig's chief executive officer from 2010 until 2017. Mr. Economou is a member of ABS Council, Intertanko Hellenic Shipping Forum and Lloyds Register Hellenic Advisory Committees. Since 2010, he has been a member of the board of directors of Danaos Corporation. Mr. Economou is a graduate of the Massachusetts Institute of Technology and holds both a Bachelor of Science and a Master of Science degree in Naval Architecture and Marine Engineering and a Master of Science in Shipping and Shipbuilding Management.
Anthony Kandylidis has served as DryShips' president and chief financial officer since December 2016 and was appointed a director of DryShips in July 2017. Mr. Kandylidis was previously DryShips' Executive Vice President since January 2015. Mr. Kandylidis also serves as Executive Vice Chairman and director of Ocean Rig and is also a director of the International Association of Drilling Contractors. Mr. Kandylidis also served as Ocean Rig's president and chief financial officer from December 2016 until December 2017. In September 2006, Mr. Kandylidis also founded OceanFreight Inc., a public shipping company listed on the NASDAQ, which was absorbed by DryShips through a merger in 2011. Mr. Kandylidis studied Civil Engineering at Brown University and also holds an MSc. in Ocean Systems Management from the Massachusetts Institute of Technology. Mr. Kandylidis is the nephew of Mr. George Economou.
Andreas Argyropoulos was appointed to the board of directors of DryShips as of July 26, 2017. Mr. Argyropoulos worked for Ocean Rig for five years in a variety of positions, including the marketing department and as a communications manager. Before joining Ocean Rig in 2012, he worked as a marketing manager for Nike Greece from 2006 to 2009. He also has extensive experience in international event management. Mr. Argyropoulos received a Bachelor's of Science degree from Boston University and a Master's degree from the CIES/FIFA Master in Neuchatel, Switzerland. He speaks five languages fluently.

George Kokkodis was appointed to the board of directors of Dryships as of November 21, 2017. From 2009 to January 2015, Mr. Kokkodis has been an independent business introducer and independent client advisor of financial investments at BNP Paribas (Suisse) SA, where he was a senior private banker from 2003 to 2009 and the head of the Greek Private Banking Desk at BNP Paribas London from 1999 to 2003. From 1998 to 1999, Mr. Kokkodis was Vice President of Private Banking at Merrill Lynch International Bank, London UK and, from 1996 to 1998 held the same position at Merrill Lynch Bank Suisse S.A. Prior to that, he was Vice President of Private Banking at Bankers Trust International PLC, London UK from 1993 to 1996. Mr. Kokkodis holds a Bachelor of Science in Aeronautical Engineering from the Imperial College of Science and Technology and a Master of Science in Aeronautical Engineering from the University of Glasgow. Mr. Kokkodis was a member of the board of directors of MIG Real Estate from April 2011 to September 2015. Mr. Kokkodis was a member of the board of directors of Ocean Rig from September 2015 to November 2017.
George Demathas was appointed to the board of directors of Dryships on July 18, 2006. Mr. Demathas was also a director of Ocean Rig ASA from 2008 to 2010. Since 2001, Mr. Demathas has been the chief executive officer and a director of Stroigasitera Inc., a privately held company that finances and develops natural gas infrastructure projects in Central Asia, and since 1996, Mr. Demathas has invested in natural gas trunk pipelines in Central Asia. Since 1991, Mr. Demathas has been involved in Malden Investment Trust Inc. in association with Lukoil, working in the Russian petrochemical industry. Mr. Demathas was a principal in Marketing Systems Ltd., where Mr. Demathas supplied turnkey manufacturing equipment to industries in the former Soviet Union. Mr. Demathas has a Bachelor of Arts in Mathematics and Physics from Hamilton College in New York and a Master of Science in Electrical Engineering and Computer Science from Columbia University.
Dimitris Dreliozis was appointed DryShips' Vice President of Finance in December 2016. He had previously served as DryShips' financial controller since December 2015, and has 13 years of finance and accounting experience, including nine years in various senior financial positions within the DryShips group, including Ocean Rig. For the period from July 2004 to May 2008, Mr. Dreliozis worked as an external auditor for Deloitte. Mr. Dreliozis is a graduate of the Athens University of Economics and Business.
Corporate Governance Practices
Upon our listing on the NASDAQ Capital Market, we expect to certify to NASDAQ that our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we will be exempt from many of NASDAQ's corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification to NASDAQ of non-compliance with NASDAQ corporate governance practices, prohibition on disparate reduction or restriction of shareholder voting rights, and the establishment of an audit committee satisfying NASDAQ Listing Rule 5605(c)(3) and ensuring that such audit committee's members meet the independence requirement of Listing Rule 5605(c)(2)(A)(ii). The practices we expect to follow in lieu of NASDAQ'S corporate governance rules applicable to U.S. domestic issuers are as follows:
•
In lieu of obtaining shareholder approval prior to the issuance of designated securities or the adoption of equity compensation plans or material amendments to such equity compensation plans, we will comply with provisions of the BCA, providing that the board of directors approve share issuances and adoptions of and material amendments to equity compensation plans. Likewise, in lieu of obtaining shareholder approval prior to the issuance of securities in certain circumstances, consistent with the BCA and our Amended and Restated Articles of Incorporation and Bylaws, which we intend to adopt prior to the completion of the spin-off, the board of directors approves certain share issuances.

•	Our board of directors will not hold regularly scheduled meetings at which only independent directors are present.

•
Consistent with Marshall Islands law, our board of directors is not required to be composed of a majority of independent directors. Currently, three of the five members of our board of directors, Messrs. George Kokkodis, Andreas Argyropoulos and George Demathas, are independent according to NASDAQ's standards for independence.

•
As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to NASDAQ pursuant to NASDAQ corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law and as provided in our Amended and Restated Bylaws, which we intend to adopt prior to the completion of the spin-off, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our Amended and Restated Bylaws are expected to provide that shareholders must give us between 150 and 180 days advance notice to properly introduce any business at a meeting of shareholders.

Other than as noted above, we are in compliance with all NASDAQ corporate governance standards applicable to U.S. domestic issuers. We believe that our established corporate governance practices satisfy NASDAQ's listing standards.
Compensation of Directors and Senior Management
The compensation to our senior executive officers constitutes part of the agreed all-in base costs provided by TMS Cardiff Gas, as per the TMS Agreements. We anticipate that each non-management director will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will each receive a director fee of $10,000 per year. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law. Our officers and directors will be eligible to receive awards under our equity incentive plan, which is described below under "—Equity Incentive Plan." We will not have a retirement plan for our officers or directors.
We believe that it is important to align the interests of our directors and management with that of our shareholders. In this regard, we have determined that it will generally be beneficial to us and to our shareholders for our directors and management to have a stake in our long-term performance. We expect to have a meaningful component of our compensation package for our directors and management consist of equity interests in the Company in order to provide them on an on-going basis with a meaningful percentage of ownership in the Company.
Board Practices
Our board of directors will be elected annually, and each director elected will hold office for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office.
Our board of directors is expected to determine that the following three of our future directors are independent under NASDAQ rules: George Kokkodis, Andreas Argyropoulos and George Demathas. Under NASDAQ corporate governance rules, a director is not considered independent unless our board of directors affirmatively determines that the director has no direct or indirect material relationship with us or our affiliates that could reasonably be expected to interfere with the exercise of such director's independent judgment. In making this determination, our board of directors is expected to broadly consider all facts and circumstances it deems relevant from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

Board of Directors and Committees
Upon the completion of the spin-off, our board of directors is expected to consist of five directors, three of whom will be determined by our board of directors to be independent under NASDAQ rules and regulations of the SEC. Prior to the listing of our shares of Common Stock on the NASDAQ, we will establish Audit, Nominating, Compensation and Governance Committees. Messrs. Kokkodis, Argyropoulos and Demathas are expected to serve as members of each committee, with Mr. Kokkodis serving as chairman of the Audit Committee and Mr. Demathas serving as chairman of the Nominating, Compensation and Governance Committees.
The Audit Committee will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities, procedures and the adequacy of our internal accounting controls. The Nominating and Corporate Governance Committee will be responsible for recommending to the board of directors nominees for director and directors for appointment to board committees and advising the board with regard to corporate governance practices. The Compensation Committee that will oversee our equity incentive plan and recommend director and senior employee compensation.
Equity Incentive Plan
At or prior to the closing of the spin-off, we intend to adopt an equity incentive plan, which we refer to as the Plan, under which our directors, officers, employees, consultants and service providers will be eligible to receive non-qualified common share options, common share appreciation rights, restricted shares of Common Stock, restricted common share units, unrestricted shares of Common Stock and other equity-based or equity-related awards. We expect to reserve a total of 2,000,000 shares of Common Stock, subject to adjustment for changes in capitalization as provided in the Plan.
Under the terms of the Plan, common shares options and common shares appreciation rights granted under the Plan will have an exercise price equal to the fair market value of our Common Stock on the date of grant, unless otherwise determined by the Plan administrator, but in no event will the exercise price be less than the fair market value of our Common Stock on the date of grant. Options and common shares appreciation rights will be exercisable at times and under conditions as determined by the Plan administrator, but in no event will they be exercisable later than 10 years from the date of grant.
The Plan administrator may grant restricted shares of Common Stock and awards of restricted common share units subject to vesting, forfeiture and other terms and conditions as determined by the Plan administrator. Following the vesting of a restricted common share unit, the award recipient will be paid an amount equal to the number of vested restricted share units multiplied by the fair market value of our Common Stock on the date of vesting, which payment may be paid in the form of cash or shares of Common Stock or a combination of both, as determined by the Plan administrator. The Plan administrator may grant dividend equivalents with respect to grants of restricted common share units.
Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a "change in control" (as described in the Plan), unless otherwise provided by the Plan administrator in an award agreement, awards then outstanding will become fully vested and exercisable in full.
Our board of directors will be able to amend or terminate the Plan and may amend outstanding awards, provided that, generally, no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award without the affected grantee's consent. Unless terminated earlier by our board of directors, the Plan will expire ten years from the date the Plan is adopted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreements
During the fiscal year 2017, each of our vessel-owning subsidiaries entered into the TMS Agreement with TMS Cardiff Gas regarding each of our VLGC vessels. TMS Cardiff Gas may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer. Mr. Economou is also expected to serve as the chairman of our board of directors.
Each TMS Agreement includes executive management, commercial, accounting, reporting, financing, legal, manning, catering, information technology, attendance, insurance, technical and operations services. The all-in base cost for providing these services is $1,500/day per vessel. The management fee is payable in equal monthly installments in advance and can be adjusted each year to the Greek Consumer Price Index for the previous year by not less than 3% and not more than 5%. Under the respective agreements, the Manager is also entitled to (i) a discretionary performance fee of up to $20 million, in either cash or common stock, at the discretion of our board of directors, (ii) a commission of 1.25% on charter hire agreements that are arranged by the Manager; and (iii) a commission of 1% of the price on sales or purchases of vessels in our fleet that are arranged by the Manager, (iv) a financing and advisory commission of 0.50% and (v) reimbursement of out of pocket and travel expenses. Our board of directors will consider the following factors when determining the amount of the discretionary performance fee to be paid to the Manager and whether to pay the fee in cash or stock: the overall financial condition of the Company, the performance of the Manager and its personnel, and other relevant factors.  Each TMS Agreement has terms of ten years. We may terminate each TMS Agreement for convenience at any time for a fee of $50 million.
Under each TMS Agreement if the Manager is requested to supervise the construction of a newbuilding vessel, in lieu of the management fee, the Company will pay the Manager an upfront fee equal to 10% of the budgeted supervision cost. For any additional attendance above the budgeted superintendent expenses, the Company will be charged extra at a standard rate of Euro 500 (or $598 based on the Euro/U.S. Dollar exchange rate at December 31, 2017) per day.
For the year ended December 31, 2017, total charges from our Manager under the management agreements amounted to $0.5 million.
Cardiff Gas Ltd.
Under certain charter agreements for our VLGCs, Cardiff Gas Ltd., or Cardiff Gas, a related party that may be deemed to be beneficially owned by Mr. George Economou, provide services related to the sourcing, negotiation and execution of charters, for which it is entitled to a 1.25% commission on charter hire earned by those vessels.
For the year ended December 31, 2017, total charges from Cardiff Gas amounted to $0.1 million.
LPG Option Agreement
On January 12, 2017, DryShips entered into the LPG Option Agreement with companies that may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer, to purchase up to four high specifications VLGC newbuildings with HHI and acquire Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd. at no cost upon exercise of the second option. Upon completion of the spin-off, Mr. Economou is also expected to serve as the chairman of our board of directors. In January 2017, March 2017, and April 2017, DryShips exercised all four of its options under the LPG Option Agreement, respectively, pursuant to which we acquired (i) the four owning companies that were parties to the four aforementioned VLGC newbuilding contracts with HHI and (ii) Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd.
Acquisition of VLGCs, Cardiff LNGShips Ltd. and Cardiff LPG Ships Ltd
In January 2017, March 2017, and April 2017, DryShips exercised all four of its options under the LPG Option Agreement, respectively, pursuant to which we acquired (i) the four owning companies that were parties to the four VLGC newbuilding contracts with HHI and (ii) Cardiff LPG Ships Ltd and Cardiff LNGShips Ltd.

George Economou
During the fiscal year 2016, Gas Ships Limited Predecessors' sole shareholder, an entity which may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer, contributed $30.7 million to Gas Ships Limited Predecessors in order to finance the installments of under construction vessels and for working capital purposes. As of March 5, 2018, entities that may be deemed to be beneficially owned by Mr. George Economou hold a       % shareholding on the DryShips' common stock.
Registration Rights Agreement
We intend to enter into a registration rights agreement at or prior to the closing of the spin-off with DryShips, our parent company, and entities that may be deemed to be beneficially owned by Mr. Economou, who is the chairman and chief executive officer of DryShips and is expected to serve as the chairman of our board of directors, pursuant to which we will grant them and certain of their transferees, the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Common Stock held by them. Under the registration rights agreement, DryShips and entities that may be deemed to be beneficially owned by Mr. Economou will have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of shares of our Common Stock as of the date of this prospectus and upon completion of the distribution held by beneficial owners of 5% or more of shares of our Common Stock, and by all of our directors and officers as a group. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each shares of Common Stock held.
	Shares of Common Stock Beneficially Owned Prior to the Distribution		Shares of Common Stock to be Beneficially Owned After the Distribution

Name and Address of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)
DryShips Inc.(3)	500	100.0%		51.0%
George Economou(3)(4)	500	100.0%			%
Directors and Executive Officers as a Group other than Mr. Economou(*)	-	%			%

(1)	Calculated based on 500 voting shares of our Common Stock issued and outstanding prior to the spin-off.
(2)	Calculated based on voting shares of our Common Stock issued and outstanding, which gives effect to the distribution.
(3)
DryShips is our parent company and a reporting company under the Exchange Act. Mr. George Economou is the chairman and chief executive officer of DryShips and entities affiliated with Mr. Economou may be deemed to beneficially own       % of the issued and outstanding shares of DryShips. Mr. Economou may be deemed to beneficially own the shares of our Common Stock that DryShips beneficially owns. Information with respect to DryShips and Mr. Economou and their relations to us is discussed under "Related Party Transactions." The business address of DryShips is 109 Kifisias Avenue and Sina Street, 151 24 Marousi, Athens, Greece.

(4)
Following the spin-off and excluding the shares beneficially held by DryShips as noted in footnote 3 above, Mr. Economou may be deemed to beneficially own              shares of our Common Stock through the following entities: Sierra Investments Inc., Mountain Investments Inc. and SPII Holdings Inc.

(*)	Less than 1.0% of our issued and outstanding shares of our Common Stock.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our Amended and Restated Articles of Incorporation and Bylaws that we expect to be in effect immediately prior to the spin-off. Please see our form of Amended and Restated Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
PURPOSE
Our purpose, as will be stated in our Amended and Restated Articles of Incorporation that we expect to be in effect immediately prior to the spin-off, will be to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our Amended and Restated Articles of Incorporation and Bylaws will not impose any limitations on the ownership rights of our shareholders.
AUTHORIZED CAPITAL STOCK
Under our Amended and Restated Articles of Incorporation our authorized capital stock will consist of one billion shares of Common Stock, par value $0.01 per share, of which             shares are issued and outstanding, and five hundred million shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.
Common Stock
Each issued and outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any issued and outstanding shares of Preferred Stock, holders of shares of Common Stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Common Stock are entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our Common Stock do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of shares of our Common Stock are subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.
Preferred Stock
Our Amended and Restated Articles of Incorporation will authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.
REGISTRAR AND TRANSFER AGENT
The registrar and transfer agent for shares of our Common Stock will be American Stock Transfer & Trust Company, LLC.

LISTING
We have applied to list our Common Stock for quotation on the NASDAQ Capital Market under the symbol "DGAS."
DIRECTORS
Our directors will be elected by a plurality of the votes cast by shareholders entitled to vote. There will be no provision for cumulative voting.
Our Amended and Restated Bylaws will require our board of directors to consist of at least one member. Upon the completion of the distribution, our board of directors will consist of five members. Our Amended and Restated Bylaws may be amended by the vote of two-thirds of our entire board of directors.
Directors will be elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors will have the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.
SHAREHOLDER MEETINGS
Under our Amended and Restated Bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of The Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.
DISSENTERS' RIGHTS OF APPRAISAL AND PAYMENT
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to certain exceptions. For example, the right of dissenting shareholders under the BCA to receive payment of the appraised fair value of their shares may not be available if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.
In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
SHAREHOLDERS' DERIVATIVE ACTIONS
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of shares of Common Stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our Amended and Restated Articles of Incorporation and Bylaws will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS
Several provisions of our Amended and Restated Articles of Incorporation and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.
Blank check preferred stock
Under the terms of our Amended and Restated Articles of Incorporation, our board of directors will have authority, without any further vote or action by our shareholders, to issue up to five hundred million shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management.
Election and removal of directors
Our Amended and Restated Articles of Incorporation will prohibit cumulative voting in the election of directors. Our Amended and Restated Bylaws will require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Articles of Incorporation also will provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders
Our Amended and Restated Articles of Incorporation and Bylaws will provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Amended and Restated Articles of Incorporation and Bylaws will provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance notice requirements for shareholder proposals and director nominations
Our Amended and Restated Bylaws will provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our Amended and Restated Bylaws will also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Classified board of directors
As described above, our Amended and Restated Articles of Incorporation will provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third-party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Business combinations
Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we will include these provisions in our Amended and Restated Articles of Incorporation. Specifically, our Amended and Restated Articles of Incorporation will prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our issued and outstanding voting stock; or
•
any person who is our affiliate or associate and who held 15% or more of our issued and outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

•	Subject to certain exceptions, a business combination includes, among other things:
o	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
o
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our issued and outstanding stock;

o	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;
o
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

o
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

•	These provisions of our Amended and Restated Articles of Incorporation do not apply to a business combination if:
o	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
o
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock issued and outstanding at the time the transaction commenced, other than certain excluded shares;

o
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our issued and outstanding voting stock that is not owned by the interest shareholder;

o	the shareholder was or became an interested shareholder prior to the consummation of the spin-off;
o
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

o
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our Amended and Restated Articles of Incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

▪	(i) a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);
▪
(ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares; or

▪	(iii) a proposed tender or exchange offer for 50% or more of our issued and outstanding voting stock.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the completion of the spin-off, there will be             shares of our Common Stock outstanding, of which             will be owned by DryShips and entities that may be deemed to be beneficially owned by Mr. George Economou, who is the chairman and chief executive officer of DryShips and is expected to serve as the chairman of our board of directors. The sale of these shares could have an adverse impact on the price of our Common Stock or on any trading market that may develop.
The shares of our Common Stock issued in the distribution will generally be freely transferable without restriction or further registration under the Securities Act. However, any shares of our Common Stock held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three month period, the greater of:
•	1% of the total number of the class of securities outstanding; or
•	the average weekly reported trading volume of our Common Stock for the four calendar weeks prior to the sale.
Sales under Rule 144 by our affiliates are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of Common Stock for at least six months, would be entitled to sell those shares under Rule 144 without regard to the volume, manner of sale and notice requirements of Rule 144 so long as we comply with the current public information requirement for the next six months after the six-month holding period expires.
Neither the BCA nor our Amended and Restated Articles of Incorporation nor our Amended and Restated Bylaws that we expect to adopt immediately before the spin-off will restrict the number of shares of our Common Stock that we may issue without a vote of the shareholders. Any issuance of additional shares of our Common Stock or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the dividends to and market price of, shares of our Common Stock then outstanding. Please read "Description of Capital Stock."
In certain circumstances, DryShips and entities that may be deemed to be beneficially owned by Mr. George Economou will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any shares that they hold if an exemption from the registration requirements is not otherwise available. These registration rights may allow such persons holding any shares to require registration of any of these shares and to include any of these shares in a registration by us of other shares, including shares offered by us or by any shareholder. In connection with any registration of this kind, we will indemnify each shareholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any applicable underwriting discounts and commissions. Please see "Certain Relationships and Related Party Transactions—Registration Rights Agreement."
Our affiliates, which include DryShips and entities that may be deemed to be beneficially owned by Mr. George Economou, may sell their shares in private transactions at any time, subject to compliance with applicable laws.  Under our credit facility, DryShips must also generally continue to beneficially own at least 50% of either (i) our issued and outstanding share capital or (ii) our issued and outstanding voting share capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Credit Facility."

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our Amended and Restated Articles of Incorporation and Bylaws, that we expect to be in effect immediately prior to the spin-off, and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be applied and construed in accordance with the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and our shareholders cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the U.S. Thus, our shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person(s) calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, written notice shall be given not less than 10 nor more than 60 days before the meeting.

Marshall Islands	Delaware

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.
Unless otherwise provided in the certificate of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one- third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one- third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board of each corporation and if authorized by a majority vote of the holders of outstanding shares of each corporation at a shareholder meeting.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation's usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Unless otherwise stated in the certificate of incorporation, any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the Merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Marshall Islands	Delaware

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote subject to certain exceptions.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Marshall Islands	Delaware

Dissenters' Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of dissenting shareholders under the BCA to receive payment of the appraised fair value of their shares may not be available "for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders."

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•	Alters or abolishes any preferential right of any outstanding shares having preference; or
•	Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares; or
•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware

Shareholders' Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney's fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

TAX CONSIDERATIONS
The following is a discussion of the material Marshall Islands and United States federal income tax considerations applicable to us and U.S. Holders and Non-U.S. Holders, each as defined below, of the spin-off and related to our Common Stock.
Marshall Islands Tax Considerations
The following discussion is based upon the opinion of Seward & Kissel LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.
We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to holders of our Common Stock that are not residents or domiciled or carrying any commercial activity in the Marshall Islands. The holders of our Common Stock will not be subject to Marshall Islands tax on the sale or other disposition of such Common Stock or as a result of the receipt of our Common Stock in the spin-off.
United States Federal Income Tax
The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective holders of shares of our Common Stock and, unless otherwise noted in the following discussion, is the opinion of Seward & Kissel LLP our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.
The following are the material United States federal income tax consequences to us of our activities after the spin-off and of the ownership and disposition of our Commons Stock after the spin-off to U.S. Holders and Non-U.S. Holders, each as defined below. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, or the Treasury Regulations, all as of the date of this registration statement, and all of which are subject to change, possibly with retroactive effect. This discussion is also based in part upon Treasury Regulations promulgated under Section 883 of the Code. The discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. References in the following discussion to "we" and "us" are to Gas Ships and its subsidiaries on a consolidated basis.
As used herein, the term "U.S. Holder" means a beneficial owner of Dryships common stock that acquires shares of our Common Stock in the spin-off and that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.
This discussion does not purport to deal with the tax consequences of owning our Common Stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our Common Stock, may be subject to special rules. This discussion deals only with holders who hold the Common Stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of our Common Stock. This discussion does not address the tax consequences of owning our preferred stock.

If a partnership holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our Common Stock, you are encouraged to consult your tax advisor.
United States Federal Income Taxation of the Spin-Off
Generally, the fair market value of property, such as our Common Stock, that is distributed by another corporation will be treated as a distribution, as described below.  However, Section 355 of the Code provides that a company may undergo a corporate division and distribute stock of a controlled corporation on a tax-free basis if both the distributing and controlled corporations are treated as having been engaged in the conduct of an active trade or business for the prior five years and certain other requirements are met.  We do not expect to satisfy the requirements of Section 355 of the Code. U.S. Holders that receive shares of our Common Stock in the spin-off will be treated as receiving a distribution from Dryships, and such treatment is discussed below. In addition, such U.S. Holders' basis in the shares of our Common Stock received in the spin-off will have basis in shares of our Common Stock equal to the fair market value of such shares.
The distributions of our Common Stock in the spin-off to a U.S. Holder will generally constitute a dividend which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of Dryships' current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his Dryships' stock on a dollar-for-dollar basis and thereafter as capital gain. Because Dryships is not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to the distribution in the spin-off.
To the extent that the distribution of shares of our Common Stock in the spin-off is treated as a dividend, such dividends will generally be treated as "qualified dividend income" that is taxable to a U.S. Holder who is an individual, trust or estate, or a U.S. Individual Holder, at preferential tax rates provided that (1) Dryships was not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe Dryships is or has been), (2) Dryships common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Capital Market, on which such common stock is listed), (3) the U.S. Individual Holder has owned the Dryships common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend, and (4) the U.S. Individual Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in similar or related property. There is no assurance that the amounts received in the spin-off will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid in the spin-off which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.
United States Federal Income Taxation of Our Company
Taxation of Operating Income: In General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States exclusive of certain U.S. territories and possessions constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
In the absence of exemption from tax under Section 883 of the Code, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the Treasury Regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:
•	we are organized in a foreign country, or our country of organization, that grants an "equivalent exemption" to corporations organized in the United States; and
either
•
more than 50% of the value of our stock is owned, directly or indirectly, by "qualified shareholders," individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test," or

•
our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The Marshall Islands, the jurisdiction where we and our shipowning subsidiaries are incorporated, grants an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.  Our ability to satisfy the Publicly-Traded Test is discussed below.
The Treasury Regulations provide, in pertinent part, that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. Our Common Stock will be "primarily traded" on the NASDAQ Capital Market, which is an established securities market for these purposes.
Under the regulations, our stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market which we refer to as the listing threshold. Since our Common Stock, our sole class of stock, will be listed on the NASDAQ Capital Market, we will satisfy the listing requirement.
It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or  1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our Common Stock, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, our Common Stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of our Common Stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our Common Stock, which we refer to as the "5% Override Rule."
For purposes of being able to determine the persons who own 5% or more of our stock, or "5% Shareholders," the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our Common Stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.
After the spin-off, it is possible that 5% Shareholders may own more than 50% of our Common Stock.  In the event the 5% Override Rule is triggered, the Treasury Regulations provide that the 5% Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, there are sufficient 5% Shareholders that are considered to be "qualified shareholders" for purposes of Section 883 of the Code to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of our Common Stock for more than half the number of days during the taxable year. To establish this exception to the 5% Override Rule, 5% Shareholders owning a sufficient number of shares of our Common Stock would have to provide us with certain information in order to substantiate their status as qualified shareholders.  These requirements are onerous and there is no assurance that we will be able to satisfy them. It is possible that after the spin-off, DryShips will own more than 50% of our Common Stock.  In such case, we will be able to claim exemption from U.S. federal income taxation under Section 883 of the Code if DryShips satisfies the Publicly-Traded Test and is exempt from U.S. federal income tax under Section 883.
Taxation in Absence of Exemption
If the benefits of Section 883 of the Code are unavailable for any taxable year, our U.S.-source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, was subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions which we refer to as the "4% gross basis tax regime". Since under the sourcing rules described above, no more than 50% of our shipping income is treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income will not exceed 2% under the 4% gross basis tax regime.
To the extent the benefits of the Section 883 of the Code are unavailable and our U.S.-source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 21%. In addition, we may be subject to the 30% United States federal "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such United States trade or business.
Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:
•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a United States trade or business.
United States Taxation of Gain on Sale of Vessels
Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders After the Spin-Off
Distributions
Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our Common Stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his Common Stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our Common Stock will generally be treated as "passive category income" or, in the case of certain types of U.S. Holders, "general category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.
Dividends paid on our Common Stock to a U.S. Individual Holder, will generally be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be), (2) our Common Stock is readily tradable on an established securities market in the United States (such as the NASDAQ Capital Market, on which our Common Stock are expected to be listed), (3) the U.S. Individual Holder has owned the Common Stock for more than 60 days in the 121-day period beginning 60 days before the date on which the Common Stock becomes ex-dividend, and (4) the U.S. Individual Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in similar or related property. There is no assurance that any dividends paid on our Common Stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.
Special rules may apply to any "extraordinary dividend" generally, a dividend paid by us in an amount which is equal to or in excess of ten percent of a shareholder's adjusted tax basis (or fair market value in certain circumstances) in a share of our Common Stock. If we pay an "extraordinary dividend" on our Common Stock that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such Common Stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Stock
Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Common Stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for United States foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Status and Significant Tax Consequences
Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Common Stock, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income, which we refer to as "passive assets".
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and United States Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes.  Moreover, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year which included a U.S. Holder's holding period in our Common Stock, then such U.S. Holder would be subject to different U.S. federal income taxation rules depending on whether the U.S. Holder makes an election to treat us as a "qualified electing fund," which election we refer to as a "QEF election". As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our Common Stock, as discussed below.  In addition, if we were to be treated as a PFIC, a U.S. Holder of our Common Stock would be required to file annual information returns with the IRS.
In addition, if a U.S. Holder owns our Common Stock and we are a PFIC, such U.S. Holder must generally file IRS Form 8621 with the IRS.

U.S. Holders Making a Timely QEF Election
A U.S. Holder who makes a timely QEF election with respect to our Common Stock, or an Electing Holder, would report for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder. Our net operating losses or net capital losses would not pass through to the Electing Holder and will not offset our ordinary earnings or net capital gain reportable to the Electing Holder in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, if any, recognized by the Electing Holder on the sale of his Common Stock).  Distributions received from us by an Electing Holder are excluded from the Electing Holder's gross income to the extent of the Electing Holder's prior inclusions of our ordinary earnings and net capital gain. The Electing Holder's tax basis in his Common Stock would be increased by any amount included in the Electing Holder's income. Distributions received by an Electing Holder, which are not includible in income because they have been previously taxed, would decrease the Electing Holder's tax basis in the Common Stock.  An Electing Holder would generally recognize capital gain or loss on the sale or exchange of Common Stock.
U.S. Holders Making a Timely Mark-to-Market Election
A U.S. Holder who makes a timely mark-to-market election with respect to our Common Stock would include annually in the U.S. Holder's income, as ordinary income, any excess of the fair market value of the Common Stock at the close of the taxable year over the U.S. Holder's then adjusted tax basis in the Common Stock. The excess, if any, of the U.S. Holder's adjusted tax basis at the close of the taxable year over the then fair market value of the Common Stock would be deductible in an amount equal to the lesser of the amount of the excess or the net mark-to-market gains that the U.S. Holder included in income in previous years with respect to the Common Stock. A U.S. Holder's tax basis in his Common Stock would be adjusted to reflect any income or loss amount recognized pursuant to the mark-to-market election. A U.S. Holder would recognize ordinary income or loss on a sale, exchange or other disposition of the Common Stock; provided, however, that any ordinary loss on the sale, exchange or other disposition may not exceed the net mark-to-market gains that the U.S. Holder included in income in previous years with respect to the Common Stock.
U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election
A U.S. Holder who does not make a timely QEF Election or a timely mark-to-market election, which we refer to as a "Non-Electing Holder", would be subject to special rules with respect to (i) any "excess distribution" (generally, the portion of any distributions received by the Non-Electing Holder on the Common Stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (ii) any gain realized on the sale or other disposition of the Common Stock. Under these rules, (i) the excess distribution or gain would be allocated ratably over the Non-Electing Holder's holding period for the Common Stock; (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income; and (iii) the amount allocated to each of the other prior taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. If a Non-Electing Holder dies while owning the Common Stock, the Non-Electing Holder's successor would be ineligible to receive a step-up in the tax basis of that Common Stock.
United States Federal Income Taxation of "Non-U.S. Holders"
A beneficial owner of our Common Stock (other than a partnership) that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."
Receipt of our Common Stock
Non-U.S. Holders that receive shares of our Common Stock in the spin-off should not be subject to U.S. federal income taxation, unless the receipt of shares of our Common Stock is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

Dividends on Common Stock
Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our Common Stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.
Sale, Exchange or Other Disposition of Common Stock
Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Common Stock, unless:
•
such gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, if the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.
If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the Common Stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, subject to certain adjustments, may be subject to an additional United States federal "branch profits" tax at a rate of 30%, or at a lower rate as may be specified by an applicable United States income tax treaty.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if a U.S. Individual Holder:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that he failed to report all interest or dividends required to be shown on your United States federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on an appropriate IRS Form W-8.
If a shareholder sells our Common Stock to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the shareholder certifies that it is a non-U.S. person, under penalties of perjury, or the shareholder otherwise establishes an exemption. If a shareholder sells our Common Stock through a non-United States office of a non-United States broker and the sales proceeds are paid outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a shareholder sells our Common Stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the shareholder's United States federal income tax liability by filing a refund claim with the IRS.
Individuals who are U.S. Holders (and to the extent specified in the applicable Treasury Regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code and the applicable Treasury Regulations) are required to file IRS Form 8938 (Statement of Specified Foreign Financial Assets) with information relating to each such asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year.  Specified foreign financial assets would include, among other assets, our Common Stock, unless the Common Stock was held through an account maintained with a United States financial institution.  Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect.  Additionally, the statute of limitations on the assessment and collection of United States federal income tax with respect to a taxable year for which the filing of IRS Form 8938 is required may not close until three years after the date on which IRS Form 8938 is filed.  U.S. Holders (including United States entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under Section 6038D of the Code.
We encourage each shareholder to consult with his, her or its own tax advisor as to particular tax consequences to it of holding and disposing of our Common Stock and of the spin-off, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.
In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.
LEGAL MATTERS
Certain legal matters with respect to United States federal and New York law and Marshall Islands law in connection with the spin-off will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.
EXPERTS
The consolidated financial statements of Gas Ships Limited and the combined financial statements of the Gas Ships Limited Predecessors, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements and combined financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras Street, 15125 Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors- Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the spin-off. For the purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Although we believe that we have accurately summarized the material terms of documents filed as exhibits to the registration statement, you should read those exhibits for a complete statement of their provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
Information provided by the Company
We will furnish holders of shares of our Common Stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which shares of our Common Stock may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the main costs and expenses in connection with the spin-off, which we will be required to pay.

SEC registration fee		$10,685.82
NASDAQ Capital Market listing fee			*
Legal fees and expenses			*
Accounting fees and expenses		198,192.00
Printing and engraving costs			*
Transfer and distribution agent fees and other			*
Miscellaneous			*
*
Total	$		*
*          To be filed by amendment. All amounts are estimated, except the SEC registration fee and the NASDAQ Capital Market listing fee.

INDEX TO FINANCIAL STATEMENTS
GAS SHIPS LIMITED

GAS SHIPS LIMITED PREDECESSORS
Report of Independent Registered Public Accounting Firm	F-21
Combined Balance Sheets as of December 31, 2016 and January 15, 2017	F-22
Combined Statements of Comprehensive Loss for the periods from January 1, 2016 to January 15, 2016 and from January 1, 2017 to January 15, 2017	F-23
Combined Statements of Stockholders' Equity for the periods from January 1, 2016 to January 15, 2016 and from January 1, 2017 to January 15, 2017	F-24
Combined Statements of Cash Flows for the periods from January 1, 2016 to January 15, 2016 and from January 1, 2017 to January 15, 2017	F-25
Notes to Combined Financial Statements	F-26

Report of Independent Registered Public Accounting Firm	F-32
Combined Balance Sheet as of December 31, 2016	F-33
Combined Statement of Comprehensive Loss for the year ended December 31, 2016	F-34
Combined Statement of Stockholders' Equity for the year ended December 31, 2016	F-35
Combined Statement of Cash Flows for the year ended December 31, 2016	F-36
Notes to Combined Financial Statements	F-37

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management and Stockholder of Gas Ships Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Gas Ships Limited (the "Company") as of December 31, 2017, the related consolidated statements of comprehensive loss, stockholders' equity and cash flows for the period from January 16, 2017 (inception date) to December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017, and the consolidated results of its operations and its cash flows for the period from January 16, 2017 (inception date) to December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
We have served as the Company's auditor since 2016.
Athens, Greece
February 7, 2018

GAS SHIPS LIMITED
Consolidated Balance Sheet
As of December 31, 2017
(Expressed in thousands of U.S. Dollars - except for share data)

ASSETS	December 31, 2017
CURRENT ASSETS:
Cash and cash equivalents	$6,691
Restricted cash	726
Trade accounts receivable, net of allowance for doubtful receivables of $0 at December 31, 2017	866
Due from related parties (Note 3)	1,353
Other current assets (Note 4)	1,822
Total current assets	11,458

FIXED ASSETS, NET:
Advances for vessel under construction and related costs (Note 5)	31,280
Vessels, net (Note 6)	229,499
Total fixed assets, net	260,779

OTHER NON-CURRENT ASSETS:
Restricted cash	3,000
Other non-current assets (Note 4)	44,869
Total other non-current assets	47,869
Total assets	$320,106

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Long-term debt, net of deferred finance costs (Note 7)	$11,635
Accounts payable and other current liabilities	27
Due to related parties (Note 3)	32
Accrued liabilities	1,292
Deferred revenue	865
Total current liabilities	13,851

NON-CURRENT LIABILITIES:
Long-term debt, net of deferred finance costs (Note 7)	133,703
Total non-current liabilities	133,703

COMMITMENTS AND CONTINGENCIES (Note 10)	-

STOCKHOLDER'S EQUITY:
Share capital $20 par value, 500 shares authorized and issued at December 31, 2017 (Note 9)	10
Additional paid-in capital (Note 9)	173,799
Accumulated deficit	(1,257)
Total stockholder's equity	172,552
Total liabilities and stockholder's equity	$320,106

The accompanying notes are an integral part of these consolidated financial statements.

GAS SHIPS LIMITED
Consolidated Statement of Comprehensive Loss
For the period January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of U.S. Dollars - except for share and per share data)

Period from January 16, 2017 to December 31, 2017
REVENUES:
Time charter revenues	10,316
Total Revenues	$10,316

EXPENSES
Voyage expenses	378
Vessels operating expenses	5,744
Depreciation (Note 6)	2,018
General and administrative expenses (Note 2, 3)	1,813
Operating income	363

OTHER INCOME / (EXPENSES):
Interest and finance costs (Note 11)	(1,554)
Interest income	30
Other, net	(20)
Total other expenses, net	(1,544)

LOSS BEFORE INCOME TAXES	(1,181)
Income taxes (Note 12)	(76)

NET LOSS	$(1,257)

Other comprehensive income	-

TOTAL COMPREHENSIVE LOSS	(1,257)

LOSS PER COMMON SHARE BASIC AND DILUTED	$(2,514.0)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES, BASIC AND DILUTED	500

The accompanying notes are an integral part of these consolidated financial statements

GAS SHIPS LIMITED
Consolidated Statement of Stockholder's Equity
For the period January 16, 2017 (inception) to December 31, 2017
 (Expressed in thousands of U.S. Dollars – except for share and per share data)

	Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Total Equity
BALANCE January 16, 2017	500	$10	$-	$-	$10
Net loss	-	-	-	(1,257)	(1,257)
Stockholder's contribution	-	-	202,800	-	202,800
Distribution to Stockholder	-	-	(29,001)	-	(29,001)
BALANCE December 31, 2017	500	$10	$173,799	$(1,257)	$172,552

The accompanying notes are an integral part of these consolidated financial statements.

GAS SHIPS LIMITED
Consolidated Statement of Cash Flows
For the period January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of U.S. Dollars)

Period from January 16, 2017 to December 31, 2017
Cash Flows from Operating Activities
Net loss	$(1,257)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	2,018
Amortization of finance fees	143
Other non-cash items contributed by the Parent	7,520
Changes in operating assets and liabilities:
Other current assets	(53)
Due to related parties	32
Accrued liabilities	401
Accounts payable	27
Deferred revenue	865
Net Cash Provided by Operating Activities	9,696

Cash Flows from Investing Activities:
Advance for fixed asset purchase	(37,500)
Increase in restricted cash	(3,726)
Purchase of fixed assets	(122,104)
Net Cash Used in Investing Activities	(163,330)

Cash Flows from Financing Activities :
Proceeds from long-term debt	150,000
Principal payments of long-term debt	(2,284)
Stockholder's contribution	15,249
Payment of financing costs	(2,640)
Net Cash Provided by Financing Activities	160,325
Net increase in cash and cash equivalents	6,691

Cash and cash equivalents at beginning of the period	-
Cash and cash equivalents at end of the period	$6,691

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest, net of amount capitalized	937
Income taxes paid	70

Non cash investing activities:
Fixed assets additions	$140,670
Advance for fixed asset installment	7,369

Non cash financing activities:
Stockholder's contribution	187,551
Distribution to Stockholder	$(29,001)
The accompanying notes are an integral part of these consolidated out financial statements.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
1. Basis of Presentation and General Information:
The accompanying consolidated financial statements include the accounts of Gas Ships Limited (f//k/a LPG Investments Inc.) and its wholly owned subsidiaries (collectively, the "Company" or "Gas Ships").  LPG Investments Inc. was formed on January 16, 2017 as a wholly-owned subsidiary of DryShips Inc. ("DryShips" or the "Parent") under the laws of the Republic of Marshall Islands for the purpose of acquiring 100% ownership interest in VLGC Alpha Owning Ltd ("VLGC Alpha"), VLGC Beta Owning Ltd ("VLGC Beta"), VLGC Gamma Owning Ltd ("VLGC Gamma"), VLGC Delta Owning Ltd ("VLGC Delta"), Cardiff LPG Ships Ltd ("Cardiff LPG") and Cardiff LNGShips Ltd. ("Cardiff LNG"). The Company is engaged in the seaborne transportation industry through the ownership of four Very Large Gas Carriers ("VLGC") vessels, one of which is under construction.
On January 12, 2017, the Parent entered into a "zero cost" Option Agreement (the "LPG Option Agreement") with VLGC Alpha, VLGC Beta, VLGC Gamma and VLGC Delta, respectively, and obtained four options to acquire the VLGC vessels that were then under construction pursuant to shipbuilding contracts with Hyundai Samho Heavy Industries Co., Ltd. ("HHI") (Notes 3, 5). Under the terms of the LPG Option Agreement, upon the exercise of two or more options, the Parent or a company nominated by the Parent was entitled to purchase the outstanding share capital of Cardiff LPG and Cardiff LNG at no cost.
The Company has historically operated as part of the Parent and not as a standalone company. Financial Statements, representing the historical operations of Parent's gas carrier segment, have been derived from Parent's historical accounting records and are presented on a carve-out basis. All revenues and costs, as well as assets and liabilities directly associated with the business activity of the Company are included in the financial statements.
As part of Parent, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions between the Company and the Parent are reflected under the "stockholder's contribution" in the accompanying consolidated balance sheet ended December 31, 2017.
On December 11, 2017, LPG Investments Inc. changed its corporate name to Gas Ships Limited.
Charterers individually accounting for more than 10% of the Company's voyage revenues for the period from the inception date to December 31, 2017 were as follows:
Period from January 16, 2017 to December 31, 2017

Charterer A	84.4%
Charterer B	15.6%
The loss of these significant customers could have a material adverse effect on the Company's results of operations if they were not replaced by other customers.
2. Significant Accounting policies:
(a) Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") and include the accounts and operating results of Gas Ships and its wholly-owned subsidiaries from their acquisition dates by the Company. All intercompany balances and transactions have been eliminated.
Allocated expenses: In the preparation of these consolidated financial statements, certain general and administrative expenses relating to the Company were not identifiable. General and administrative expenses, consisting primarily of salaries and other employee related costs, share based payments, office rent, legal and professional fees and travel expenses, were allocated based on the Company's proportionate share of DryShips' total ship-ownership days for the year ended December 31, 2017.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2. Significant Accounting policies – continued:
(a) Principles of Consolidation - continued:
Allocated expenses - continued: Management believes these allocations reasonably present the financial position and results of operations of the Company. However, these amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company operated independently of Parent. For the period from January 16, 2017 to December 31, 2017, total general and administration expenses allocated by the Parent amounted to $377.
Since DryShips uses a centralized cash management system, whereby cash generated at a subsidiary level is swept into a centralized treasury function at DryShips, payables to and receivables from DryShips outstanding for the period presented were recognized within the stockholders equity in the consolidated financial statements.
Gas Ships consolidated balance sheet, statements of operations and cash flows from the inception date to December 31, 2017 may not be indicative of the results that would have been realized had Gas Ships been a separate publicly traded company.
(b) Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c) Commitments and Contingencies: Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date.
(d) Concentration of credit risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable. The maximum exposure to loss due to credit risk is the book value at the balance sheet date. The Company places its cash and cash equivalents, consisting mostly of bank deposits, with qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions.
The Company is exposed to credit risk in the event of non-performance by counter parties; however, the Company limits its exposure by diversifying among counter parties. The Company's major customers were oil companies, which reduced its credit risk. When considered necessary, additional arrangements are put in place to minimize credit risk, such as letters of credit or other forms of payment guarantees. The Company limits its credit risk with trade accounts receivable by performing ongoing credit evaluations of its customers' financial condition and generally does not require collateral for its trade accounts receivable. The Company makes advances for the construction of assets to the yards. The ownership of the assets is transferred from the yard to the Company at delivery. The credit risk of the advances is, to a large extent, reduced through refund guarantees issued by financial institutions and contribution from its stockholder.
(e) Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.
(f) Restricted cash: Restricted cash may include: (i) cash collateral required under the Company's financing and swap arrangements, (ii) retention accounts which can only be used to fund the loan installments coming due, (iii) minimum liquidity collateral requirements or minimum required cash deposits, as defined in the Company's loan agreements and (iv) amounts pledged as collateral for bank guarantees to suppliers.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2. Significant Accounting policies – continued:
(g) Trade accounts receivable net: The amount shown as trade accounts receivable, at each balance sheet date, includes receivables from customers, net of allowance for doubtful receivables. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate allowance for doubtful receivables.
(h) Advances for vessels under construction and related costs: This represents amounts incurred by the Company in accordance with the terms of the construction contracts for vessels as well as other expenses incurred directly or under a management agreement with a related party in connection with on sight supervision. In addition, interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. The carrying value of vessels under construction ("Newbuildings") represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments acceptance tests' consumption, commissions to related party, construction supervision and capitalized interest. No charge for depreciation is made until commissioning of the newbuilding has been completed and it is ready for its intended use.
(i) Capitalized interest: Interest expense is capitalized during the construction period of vessels based on accumulated expenditures for the applicable project at the Company's current rate of borrowing. The amount of interest expense capitalized in an accounting period is determined by applying an interest rate ("the capitalization rate") to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period are based on the rates applicable to borrowings outstanding during the period. The Company does not capitalize amounts in excess of actual interest expense incurred in the period. If the Company's financing plans associate a specific new borrowing with a qualifying asset, the Company uses the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset that does not exceed the amount of that borrowing. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with the asset, the capitalization rate applied to such excess is a weighted average of the rates applicable to other borrowings of the Company. Capitalized interest and finance costs for the year ended December 31, 2017 amounted to $429 (Note 11).
(j) Inventories: Inventories consist of consumable bunkers (if any), propane heel (if any), lubricants and victualing stores, which are stated at the lower of cost or net realizable value under "Other current assets". Cost is determined by the first in, first out method. Net realizable value is defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation.
(k) Foreign currency translation: The functional currency of the Company is the U.S. Dollar since the Company operates in international shipping and therefore, primarily transacts business in U.S. Dollars. The Company's accounting records are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. Dollars at the year-end exchange rates. Resulting gains or losses are included in "Other, net" in the accompanying consolidated statements of operations.
(l) Fixed assets, net: Gas carrier vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition (initial repairs, improvements, delivery expenses and other expenditures to prepare the vessel for its initial voyage). Subsequent expenditures for major improvements are also capitalized when they appreciably extend the useful life, increase the earning capacity or improve the efficiency or safety of the vessels. The cost of each of the Company's vessels is depreciated beginning when the vessel is ready for its intended use, on a straight-line basis over the vessel's remaining economic useful life, after considering the estimated residual value. Vessel's residual value is equal to the product of its lightweight tonnage and estimated scrap rate per ton. In general, management estimates the useful life of the Company's VLGCs is 35 years from the date of initial delivery from the shipyard. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations are adopted.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2. Significant Accounting policies – continued:
(m) Impairment of long-lived assets (including assets under construction): The Company reviews for impairment long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In this respect, the Company reviews its assets for impairment on an asset by asset basis. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount or the total cost in case of under construction assets, the Company evaluates the asset for impairment loss. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset. The Company evaluates the carrying amounts of its vessels by obtaining vessel independent appraisals to determine if events have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. In developing estimates of future undiscounted cash flows, the Company makes assumptions and estimates about the vessels' future performance, with the significant assumptions being related to charter rates, fleet utilization, operating expenses, capital expenditures, residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations. To the extent impairment indicators are present, the Company determines undiscounted projected net operating cash flows for each vessel and compares them to their carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days. The Company estimates the daily time charter equivalent for the unfixed days based on the most recent ten year historical average for similar vessels and utilizing available market data for time charter and spot market rates and forward freight agreements, over the remaining estimated life of the vessel, assumed to be 35 years from the delivery of the vessel from the shipyard or the acceptance tests', net of brokerage commissions, expected outflows for vessels' maintenance and operating expenses (including planned drydocking and special survey expenditures), assuming an average annual inflation rate based on the global consumer price index ("CPI") changes and fleet utilization of 99%. The salvage value used in the impairment test is estimated to be $250 per light weight ton (LWT) for vessels, in accordance with the Company's vessels' depreciation policy. If the Company's estimate of undiscounted future cash flows for any vessel, is lower than its respective carrying value, the carrying value is written down, by recording a charge to operations, to its respective fair market value if the fair market value is lower than the vessel's carrying value. As a result of the impairment review, the Company determined that the carrying amounts of its assets were recoverable and, therefore, concluded that no impairment loss was necessary for 2017.
(n) Dry-docking costs: The Company follows the direct expense method of accounting for dry-docking costs whereby costs are expensed in the period incurred for the vessels.
(o) Class costs: The Company follows the direct expense method of accounting for periodic class costs incurred during special surveys of VLGCs, normally every five years. Class costs and other maintenance costs are expensed in the period incurred and included in "Vessels' operating expenses".
(p) Deferred financing costs: Deferred financing costs include fees, commissions and legal expenses associated with the Company's long- term debt. The Company's policy is in accordance with ASU 2015-03 "Simplifying the Presentation of Debt Issuance Costs", issued in April 2015. The Company presents such costs in the balance sheet as a direct deduction from the related debt liability. These costs are amortized over the life of the related debt using the effective interest method and are included in interest expense. Amortization for the period January 16, 2017 to December 31, 2017 amounted to $262 (Note 11).

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2. Significant Accounting policies – continued:
(q) Revenue and related expenses:
Time charters: The Company generates its revenues from charterers for the charter hire of its vessels, which are considered to be operating lease arrangements. Vessels are chartered using time charters and where a contract exists, the price is fixed, service is provided and collection of the related revenue is reasonably assured, revenue is recognized as it is earned ratably on a straight-line basis over the duration of the period of each time charter as adjusted for the off-hire days that the vessel spends undergoing repairs, maintenance and upgrade work depending on the condition and specification of the vessel.
Voyage related and vessel operating costs: Under a time charter, specified voyage costs, such as fuel and port charges are paid by the charterer and other non-specified voyage expenses, such as commissions, are paid by the Company. Commissions are either paid for by the Company or are deducted from the hire revenue. Vessel operating costs including crew, maintenance and insurance are paid by the Company. All voyage and vessel operating expenses are expensed as incurred, except for commissions. Commissions are deferred and amortized over the related voyage charter period to the extent revenue has been deferred since commissions are earned as the Company's revenues are earned.
Deferred voyage revenue: Deferred voyage revenue primarily relates to cash advances received from charterers. These amounts are recognized as revenue over the voyage or charter period.
(r) Fair Value Measurements: The Company follows the provisions of ASC 820, "Fair Value Measurements and Disclosures," which defines and provides guidance as to the measurement of fair value. ASC 820 creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy.
(s) Earnings/(loss) per common share: Basic earnings/(loss) per common share are computed by dividing net income/(loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised. Dilution is computed by the treasury stock method whereby all of the Company's dilutive securities are assumed to be exercised and the proceeds used to repurchase common shares at the weighted average market price of the Company's common stock during the relevant periods. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted earnings per share computation.
(t) Segment reporting: The Company has determined that it operates under one reportable segment, relating to its operations of the gas carrier vessels. The Company reports financial information and evaluates the operations of the segment by charter revenues and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.
(u) Income taxes: Income taxes are provided for based upon the tax laws and rates in effect in the countries in which the Company's ocean going cargo vessels' operations were conducted and income was earned. There is no expected relationship between the provision for/or benefit from income taxes and income or loss before income taxes because the countries in which the Company operates have taxation regimes that vary not only with respect to the nominal rate, but also in terms of the availability of deductions, credits and other benefits. For the taxable year ending December 31, 2017, the Company does not qualify for an exemption from United States taxation on its U.S. source shipping, As a result, its U.S. source shipping income is subject to a 2% - 4% tax impose without allowance for deductions (Note 12).

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2. Significant Accounting policies – continued:
(w) Accounting for transactions under common control: A common control transaction is any transfer of net assets or exchange of equity interests between entities or businesses that are under common control by an ultimate parent or controlling shareholder before and after the transaction. Common control transactions may have characteristics that are similar to business combinations but do not meet the requirements to be accounted for as business combinations because, from the perspective of the ultimate parent or controlling shareholder, there has not been a change in control over the acquiree. Due to the fact that common control transactions do not result in a change in control at the ultimate parent or controlling shareholder level, the Company does not account for that at fair value. Rather, common control transactions are accounted for at the carrying amount of the net assets or equity interests transferred.
(x) Going concern: The Company's policy is in accordance with ASU No. 2014-15, "Presentation of Financial Statements - Going Concern", issued in August 2014 by the FASB. ASU 2014-15 provides U.S. GAAP guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and on related required footnote disclosures. For each reporting period, management is required to evaluate whether there are conditions or events that raise substantial doubt about a company's ability to continue as a going concern within one year from the date the financial statements are issued.
(y) Comprehensive income/(loss): The Company's comprehensive income/(loss) is comprised of net income/(loss). The Company's policy is in accordance with the requirements of Accounting Standard Update ("ASU") 2013-02, "Comprehensive Income (Topic 220) - Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income". Pursuant to ASU 2013-02, an entity should provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2. Significant Accounting policies – continued:
(z) Recent accounting pronouncements:
Statement of Cash Flows: In August 2016, the FASB issued ASU No. 2016-15- Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments, which addresses certain cash flow issues with the objective of reducing the existing diversity in practice: ASU 2016-15 is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period, however early adoption is permitted. The Company is currently evaluating the provisions of this guidance and assessing its impact on its consolidated financial statements and notes disclosures. In November 2016, the FASB issued ASU No. 2016-18—Statement of Cash Flows (Topic 230) - Restricted Cash, which addresses the requirement that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.
The amendments in this update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period, however early adoption is permitted. The Company is currently evaluating the provisions of this guidance and assessing its impact on its consolidated statement of cash flows.
Leases: In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842), which requires lessees to recognize most leases on the balance sheet. This is expected to increase both reported assets and liabilities. The new lease standard does not substantially change lessor accounting. For public companies, the standard will be effective for the first interim reporting period within annual periods beginning after December 15, 2018, although early adoption is permitted. Lessees and lessors will be required to apply the new standard at the beginning of the earliest period presented in the financial statements in which they first apply the new guidance, using a modified retrospective transition method. The Company is currently analyzing the impact, if any, of the adoption of this new standard.
Revenue from Contracts with Customers: In March 2016, the FASB issued ASU 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) ("ASU 2016-08"), which clarifies the implementation guidance on principal versus agent considerations. In May and April 2016, the FASB issued two updates with respect to Topic 606: ASU 2016-10, "Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing" and ASU 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients." The amendments in these updates do not change the core principle of the guidance in Topic 606, which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services by applying the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in Update 2016-10 simply clarify the following two aspects of Topic 606: (1) identifying performance obligations and (2) licensing implementation guidance. The amendments in Update 2016-12 similarly affect only certain narrow aspects of Topic 606; namely, (1) "Assessing the Collectability Criterion in Paragraph 606-10-25-1(e) and Accounting for Contracts That Do Not Meet the Criteria for Step 1 (Applying Paragraph 606-10-25-7)," (2) "Presentation of Sales Taxes and Other Similar Taxes Collected from Customers," (3) "Noncash Consideration," (4) "Contract Modifications at Transition," (5) "Completed Contracts at Transition," and (6) "Technical Correction." The amendments in these updates also affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in these updates are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09).

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

2. Significant Accounting policies – continued:
Revenue from Contracts with Customers - continued: Accounting Standards Update 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date," has deferred the effective date of Update 2014-09 for public business entities to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted.
The new revenue standard may be applied using either of the following transition methods: (1) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (2) a modified retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption (which includes additional footnote disclosures). We will adopt the new standard effective January 1, 2018, using the modified retrospective transition method. We finalized our analysis and the adoption of this guidance will not have a material impact on our consolidated financial statements and our internal controls over financial reporting.
Financial instruments:  In January 2016, the FASB issued ASU No. 2016-01– Financial Instruments - Overall (Subtopic 825-10). ASU 2016-01 changes how public companies will recognize, measure, present and make disclosures about certain financial assets and financial liabilities. For public business entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is permitted. The Company is evaluating the above pronouncement. The adoption of this pronouncement is not expected to have a material impact on the Company's consolidated financial statements. In June 2016, the FASB issued ASU No. 2016-13– Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For public entities, the amendments of this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted. The Company is in the process of assessing the impact of the amendment of this update on the Company's consolidated financial position and performance.
3. Transactions with Related Parties:
The amounts included in the accompanying consolidated balance sheet and consolidated statement of operations are as follows:
Balance Sheet	December 31, 2017
Due from related parties	$1,353
Advances for vessels under construction and related costs	425
Due to related parties	32
Accrued liabilities	66
Additional paid-in capital	$173,799

Statement of Operations	Period from January 16, 2017 to December 31, 2017
Voyage expenses	$258
General and administrative expenses	1,127
Management fees	$548
TMS Cardiff Gas Ltd: During the fiscal year ended December 31, 2017, each of the Company's vessel-owning subsidiaries entered into a management agreement, or the TMS Agreement, with TMS Cardiff Gas Ltd. ("TMS Cardiff Gas" or the "Manager") regarding each of its VLGCs. TMS Cardiff Gas may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer.
During the fiscal year ended December 31, 2017, each TMS Agreement includes executive management, commercial, accounting, reporting, financing, legal, manning, catering, information technology, attendance, insurance, technical and operations services. The all-in base cost for providing these services is $1,500/day per vessel in relation to Gas Ships fleet. The management fee is payable in equal monthly installments in advance and can be adjusted each year to the Greek Consumer Price Index for the previous year by not less than 3% and not more than 5%.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

3. Transactions with Related Parties - continued:
Under the respective agreements, the Manager is also entitled to (i) a discretionary performance fee, (ii) a commission of 1.25% on charter hire agreements that are arranged by the Manager; and (iii) a commission of 1% of the price on sales or purchases of vessels in our fleet that are arranged by the Manager, (iv) a financing and advisory commission of 0.50% and (v) reimbursement of out of pocket and travel expenses. Each TMS Agreement has a term of ten years.
Under each TMS Agreement if the Manager is requested to supervise the construction of a newbuilding vessel, in lieu of the management fee, the Company will pay the Manager an upfront fee equal to 10% of the budgeted supervision cost. For any additional attendance above the budgeted superintendent expenses, we will be charged extra at a standard rate of €500 (or $598 based on the Euro/U.S. Dollar exchange rate at December 31, 2017) per day.
Cardiff Gas Ltd: Under certain charter agreements for the Company's gas carrier vessels Cardiff Gas Ltd ("Cardiff Gas"), a related party entity incorporated in the Republic of the Marshall Islands, provides services related to the sourcing, negotiation and execution of charters, for which it is entitled to a 1.25% commission on charter hire earned by those vessels.
George Economou As of December 31, 2017, entities that may be deemed to be beneficially owned by Mr. George Economou were the principal shareholders of the Parent, holding 69.5% of its issued and outstanding common stock.
Other: On January 12, 2017, DryShips entered into a the LPG Option Agreement, with companies that may be deemed to be beneficially owned by Mr. George Economou, DryShips' chairman and chief executive officer, to purchase up to four high specifications VLGC newbuildings capable of carrying liquefied petroleum gas ("LPG") that were under construction at HHI and have long-term time charter employment agreements with major oil companies and oil traders. In January 2017, March 2017, and April 2017, DryShips exercised all four of its options under the LPG Option Agreement, respectively, pursuant to which the Company acquired, without any cost or payment from entities that may be deemed to be beneficially owned by Mr. George Economou, (i) the four owning companies that were parties to the four aforementioned VLGC newbuilding contracts with HHI and (ii) Cardiff LPG and Cardiff LNG. Furthermore, the Parent is the corporate guarantor under the facility dated June 22, 2017 (Note 7).
4. Other assets:
The amounts of other current and non-current assets shown in the accompanying consolidated balance sheet are analyzed as follows:

December 31, 2017
Inventories	$1,483
Prepaid expenses	$339
Other current assets	$1,822

Other non-current assets	$44,869
As of December 31, 2017, an amount of $44,869 was recorded as "Other non-current assets" in the accompanying consolidated balance sheet regarding the last installment due to HHI for the delivery of the VLGC Mont Gelé. The last installment of $44,869 was held in an escrow account and released to the HHI on January 4, 2018 upon the delivery of the vessel to the Company (Note 5, 13).

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

5.  Advances for Vessels under Construction and Related Costs:
As of December 31, 2017, the movement of the advances for vessels under construction are set forth below:

Balance at January 16, 2017	$-
Advances for vessels under construction and related costs	262,797
Vessels delivered	(231,517)

Balance at December 31, 2017	$31,280

On January 19, 2017, the Company acquired the first VLGC, Anderida, pursuant to the exercise of the respective option under the LPG Option Agreement (Note 3) for $83,500. At that time of purchase, the vessel was under construction at HHI. The Company paid $21,850 of the total purchase price through Parent's contribution. An amount of $6,500 of the total amount paid, representing the value of the time charter attached acquired, was classified in "Additional Paid-in Capital" applying the accounting for Transactions under common control. The $61,650 balance of the purchase price for the Anderida was paid in installments until the vessel's delivery from HHI, using an amount of $37,500 under the Company's secured term bank loan dated June 22, 2017 (Note 7) and Parent's contribution. The Company took delivery of the vessel on June 28, 2017, and on June 29, 2017, the Anderida commenced its time charter on a fixed rate with five years firm duration to an oil major company. The charterer has options to extend the firm employment period by up to three years.
On March 10, 2017, the Company acquired the second VLGC, Aisling, pursuant to the exercise of the respective option under the LPG Option Agreement (Note 3) for $83,500. At that time of purchase, the vessel was under construction at HHI. The Company paid $21,850 of the total purchase price through Parent's contribution. An amount of $6,500 of the total amount paid, representing the value of the time charter attached acquired, was classified in "Additional Paid-in Capital" applying the accounting for Transactions under common control.
The $61,650 balance of the purchase price for the Aisling was paid in installments until the vessel's delivery from HHI, using an amount of $37,500 under the Company's secured term bank loan dated June 22, 2017 (Note 7) and Parent's contribution. The Company took delivery of the vessel on September 7, 2017 and on September 12, 2017, the Aisling commenced its time charter on a fixed rate with five years firm duration to an oil major company. The charterer has options to extend the firm employment period by up to three years.
On April 6, 2017, the Company acquired the remaining two VLGCs, Mont Fort and Mont Gelé, pursuant to the exercise of the respective options under the LPG Option Agreement (Note 3), for a purchase price of $83,500 each. At that time of purchase, the vessels were under construction at HHI. The Company paid an amount of $46,700 of the total purchase price through Parent's contribution.
An amount of $16,001 of the total amount paid, representing the value of the time charter attached acquired, was classified in "Additional Paid-in Capital" applying the accounting for Transactions under common control. The $120,300 balance of the total purchase price for the VLGCs was payable in installments until the vessels' delivery from HHI using an amount of $75,000 (Note 7) under the secured term bank loan dated June 22, 2017 and Parent's contribution. The Company took delivery of Mont Fort and Mont Gelé on October 31, 2017 and on January 4, 2018 respectively, while on November 5, 2017 and on January 11, 2018, respectively, the vessels commenced their time charter on a fixed rate with ten years firm duration to an oil major company (Note 12).
As of December 31, 2017, an amount of $428, relating to capitalized expenses and $152 relating to capitalized interest and finance costs, are included in the "Advances for vessels under construction and related costs".

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

6. Vessels, net:
The amounts in the accompanying consolidated balance sheet are analyzed as follows:
	Cost	Accumulated Depreciation	Net Book Value
Balance, January 16, 2017	$-	-	$-
Additions (Note 5)	231,517	-	231,517
Depreciation	-	(2,018)	(2,018)
Balance, December 31, 2017	$231,517	$(2,018)	$229,499

As of December 31, 2017, an amount of $1,740, relating to capitalized expenses and $277 relating to capitalized interest and finance costs, are included in the "Vessels, net".
VLGCs Anderida, Aisling, Mont Fort and Mont Gelé were pledged as collateral to secure the Company's long-term debt (Note 7).
7. Long-Term Debt:
The amount of long-term debt shown in the accompanying consolidated balance sheet is analyzed as follows:
December 31, 2017
Secured Credit Facility	147,716
Less: Deferred financing costs	(2,378)
Total debt	145,338
Less: Current portion	(11,635)
Long-term portion	$133,703
On June 22, 2017, the Company entered into a secured term bank loan of up to $150,000 to partially finance the construction costs relating to the Anderida, Aisling, Mont Fort and Mont Gelé. The facility bears interest at LIBOR plus a margin and is repayable in twenty-four quarterly installments. As of December 31, 2017, the Company drew the whole amount of $150,000, related to the delivery of the four VLGCs and made scheduled repayments amounted to $2,284.
The weighted-average interest rate on the above outstanding debt was 3.37% for the year ended December 31, 2017.
The Company's secured credit facility is secured by first priority mortgage over the Company's VLGCs, corporate guarantees, first priority assignments of all freights, earnings, insurances and requisition compensation. The loan contains customary financial covenants that restrict, without the bank's prior consent, changes in management and ownership of the vessels, the incurrence of additional indebtedness and mortgaging of vessels and changes in the general nature of the Company's business. The loans also contain certain financial covenants relating to the Company's financial position and operating performance, such as maintaining liquidity above a certain level. The Company's secured credit facility imposes operating and negative covenants on the Company and its subsidiaries.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)

7. Long-Term Debt - continued:
Furthermore, the Parent is the corporate guarantor under the facility.
These covenants may limit the Company's ability to, among other things, without the relevant lenders' prior consent (i) incur additional indebtedness, (ii) change the flag, class or management of the vessel mortgaged under such facility, (iii) create or permit to exist liens on their assets, (iv) make loans, (v) make investments or capital expenditures, and (vi) undergo a change in ownership or control. As of December 31, 2017, the Company was in compliance with the covenants regarding its secured credit facility dated June 22, 2017.
Total interest incurred on long-term debt and amortization of debt issuance costs, including capitalized interest, for the year ended December 31, 2017, amounted to $1,444. These amounts net of capitalized interest are included in "Interest and finance costs" in the accompanying consolidated statement of operations.
The annual principal payments required to be made after December 31, 2017, including balloon payments, totaling $147,716, are as follows:
Due through December 31, 2018	$12,179
Due through December 31, 2019	12,179
Due through December 31, 2020	12,180
Due through December 31, 2021	12,180
Due through December 31, 2022	12,180
Thereafter	$86,818
Total principal payments	147,716
Less: Financing fees	(2,378)

Total debt	$145,338
8. Fair Value Measurements:
The carrying amounts of cash and cash equivalents, restricted cash, trade accounts receivable, other current assets, other non-current assets, due from /to related parties, accounts payable and other current liabilities reported in the consolidated balance sheet approximate their respective fair values because of the short term nature of these accounts. The fair value of credit facilities is estimated based on current rates offered to the Company for similar debt of the same remaining maturities. Additionally, the Company considers its creditworthiness in determining the fair value of the credit facilities. The carrying value approximates the fair market value for the floating rate loans.
The guidance for fair value measurements applies to all assets and liabilities that are being measured and reported on a fair value basis. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
9. Common Stock and Additional Paid-in Capital:
Common stock in the accompanying consolidated balance sheet represents the authorized, issued and outstanding common shares of Gas Ships (500 shares with a par value of $20) listed in Note 1 above.
The amount shown in the accompanying consolidated balance sheet as of December 31, 2017, as additional paid-in capital, represents stockholders' contributions at various dates to finance the installments of under construction vessels in excess of bank loans obtained and advances for working capital.
Furthermore, as discussed above, since DryShips uses a centralized cash management system, whereby cash generated at a subsidiary level is swept into a centralized treasury function at DryShips payables to and receivables from DryShips outstanding for the period presented were treated and recognized within stockholders' equity in the consolidated financial statements.
10. Commitment and contingencies:
10.1 Legal proceedings
Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Management is not aware of any such claims or contingent liabilities against the Company that should be disclosed, or for which a provision should be established in the accompanying consolidated carve-out financial statements.
10.2 Contractual charter revenue
Future minimum contractual charter revenue, based on vessels committed to non-cancelable, long-term time contracts as of December 31, 2017, amounts to $30,778 for the twelve months ending December 31, 2018, $30,778 for the twelve months ending December 31, 2019, $30,778 for the twelve months ending December 31, 2020, $30,778 for the twelve months ending December 31, 2021 and $70,805 for the twelve months ending December 31, 2022 and thereafter. These amounts do not include any assumed off-hire.
11. Interest and Finance Costs:
The amounts in the accompanying consolidated statements of operations are analyzed as follows:

Period from January 16, 2017 to December 31, 2017

Interest incurred on long-term debt	$1,293
Amortization	262
Bank charges, commitment fees and other	428
Capitalized interest and finance costs	(429)

Total	$1,554

GAS SHIPS LIMITED
Notes to Consolidated Financial Statements
For the period from January 16, 2017 (inception) to December 31, 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
12. Income Tax:
The Republic of the Marshall Islands which is the country of incorporation of the Company and its subsidiaries does not impose a tax on international shipping income earned by a "non-resident" corporation thereof. Under the laws of the Republic of the Marshall Islands in which the subsidiaries of the Company are registered, the Company's subsidiaries (and their vessels) are subject to registration fees and tonnage taxes, as applicable, which have been included in Vessels' operating expenses in the accompanying consolidated statements of operations.
Pursuant to Section 883 of the United States Internal Revenue Code (the "Code") and the regulations there under, a foreign corporation engaged in the international operation of ships is generally exempt from U.S. federal income tax on its U.S.-source shipping income if the foreign corporation meets both of the following requirements: (a) the foreign corporation is organized in a foreign country that grants an "equivalent exemption" to corporations organized in the United States for the types of shipping income (e.g., voyage, time, bareboat charter) earned by the foreign corporation and (b) more than 50% of the value of the foreign corporation's stock is owned, directly or indirectly, by individuals who are "residents" of the foreign corporation's country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States (the "50% Ownership Test"). For purposes of the 50% Ownership Test, stock owned in a foreign corporation by a foreign corporation whose stock is "primarily and regularly traded on an established securities market" in the United States (the "Publicly-Traded Test") will be treated as owned by individuals who are "residents" in the country of organization of the foreign corporation that satisfies the Publicly-Traded Test.
The Republic of the Marshall Islands, the jurisdictions where the Company and its ship-owning subsidiaries are incorporated, each grants an "equivalent exemption" to United States corporations with respect to each type of shipping income earned by the Company's ship-owning subsidiaries. Therefore, the Company's ship-owning subsidiaries may be eligible to qualify for exemption from United States federal income taxation with respect to U.S. -source shipping income if such companies satisfy certain ownership and documentation requirements under applicable U.S. federal income tax law and regulations. The ship-owning subsidiaries will be deemed to satisfy these certain requirements if the Company is able to satisfy such requirements. The Company believes that each of the Company's Republic of the Marshall Islands ship-owning subsidiaries will be entitled to exemption from U.S. federal income tax in respect of their U.S. source shipping income.
However, the Company cannot satisfy the ownership requirements to qualify for an exemption from United States taxation on its U.S. source shipping income for the taxable year ending December 31, 2017. Therefore, each of the Company's Republic of the Marshall Islands ship-owning subsidiaries are subject to U.S. federal income tax in respect of their U.S. source shipping income. As a result, the Company recognized a U.S. source shipping income tax, subject to a 2% -4% tax impose amounted to $76, in the accompanying consolidated statement of operations for the year ended December 31, 2017.
13. Subsequent events:
13.1 On January 4, 2018, the vessel Mont Gelé was delivered to the Company, while on January 11, 2018, Mont Gelé commenced its time charter on a fixed rate with ten years firm duration to an oil major trading company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Management and Stockholder of the companies comprising Gas Ships Limited Predecessors

We have audited the accompanying combined balance sheets of the companies listed in Note 1, the predecessor entities to Gas Ships Limited ("Gas Ships Limited Predecessors") as of January 15, 2017 and December 31, 2016, and the related combined statements of comprehensive loss, stockholders' equity and cash flows for the periods from January 1, 2017 to January 15, 2017 and from January 1, 2016 to January 15, 2016. These financial statements are the responsibility of the Gas Ships Limited Predecessors' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Gas Ships Limited Predecessors' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Gas Ships Limited Predecessors' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Gas Ships Limited Predecessors at January 15, 2017 and December 31, 2016, and the combined results of their operations and their cash flows for the periods from January 1, 2017 to January 15, 2017 and from January 1, 2016 to January 15, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
February 7, 2018

GAS SHIPS LIMITED PREDECESSORS
Combined Balance Sheets
As of December 31, 2016 and January 15, 2017
(Expressed in thousands of U.S. Dollars)
	December 31, 2016	January 15, 2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$105	$95
Total current assets	105	95

FIXED ASSETS, NET:
Advances for vessels under construction and related costs (Note 4)	61,400	61,400
Total fixed assets, net	61,400	61,400

Total assets	$61,505	$61,495

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and other current liabilities	$7	$7
Total current liabilities	7	7

COMMITMENTS AND CONTINGENCIES (Note 7)		-

STOCKHOLDERS' EQUITY:

Common stock (Note 6)	60	60
Additional paid-in capital (Notes 3, 6)	61,490	61,490
Accumulated deficit	(52)	(62)
Total stockholders' equity	61,498	61,488
Total liabilities and stockholders' equity	$61,505	$61,495

The accompanying notes are an integral part of these combined financial statements.

GAS SHIPS LIMITED PREDECESSORS
Combined Statements of Comprehensive Loss
For the periods from January 1, 2016 to January 15, 2016 and from January 1, 2017 to January 15, 2017
(Expressed in thousands of U.S. Dollars)

	Period from January 1, 2016 to January 15, 2016	Period from January 1, 2017 to January 15, 2017
EXPENSES:
General and administrative expenses	$1	$10
Operating loss	(1)	(10)

NET LOSS	$(1)	$(10)

Other comprehensive income	-	-

TOTAL COMPREHENSIVE LOSS	$(1)	$(10)

The accompanying notes are an integral part of these combined financial statements

GAS SHIPS LIMITED PREDECESSORS
Combined Statements of Stockholders' Equity
For the periods from January 1, 2016 to January 15, 2016 and from January 1, 2017 to January 15, 2017
(Expressed in thousands of U.S. Dollars – except for share data)

	Shares	Par Value	Additional Paid-in Capital	Accumulated deficit	Total Equity
BALANCE January 1, 2016	3,000	$60	$30,790	$(5)	$30,845
Net loss	-	-	-	(1)	(1)
BALANCE January 15, 2016	3,000	$60	$30,790	$(6)	$30,844

	Shares	Par Value	Additional Paid-in Capital	Accumulated deficit	Total Equity
BALANCE January 1, 2017	3,000	$60	$61,490	$(52)	$61,498
Net loss	-	-	-	(10)	(10)
BALANCE January 15, 2017	3,000	$60	$61,490	$(62)	$61,488

The accompanying notes are an integral part of these combined financial statements.

GAS SHIPS LIMITED PREDECESSORS
Combined Statements of Cash Flows
For the periods from January 1, 2016 to January 15, 2016 and from January 1, 2017 to January 15, 2017
 (Expressed in thousands of U.S. Dollars)

	Period from January 1, 2016 to January 15, 2016	Period from January 1, 2017 to January 15, 2017
Cash Flows from Operating Activities
Net loss	$(1)	$(10)

Changes in operating assets and liabilities:		-
Other current assets	(11)	-
Accounts payable and other current liabilities	1	-
Net Cash Used in Operating Activities	(11)	(10)

Net decrease in cash and cash equivalents	(11)	(10)

Cash and cash equivalents at beginning of the period	145	105
Cash and cash equivalents at the end of the period	$134	$95

The accompanying notes are an integral part of these combined financial statements.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the fifteen-day periods ended January 15, 2016 and 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
1. Basis of Presentation and General Information:
Gas Ships Limited Predecessors, or "Predecessor Companies" refer to VLGC Alpha Owning Ltd ("VLGC Alpha"), VLGC Beta Owning Ltd ("VLGC Beta"), VLGC Gamma Owning Ltd ("VLGC Gamma"), VLGC Delta Owning Ltd ("VLGC Delta"), Cardiff LPG Ships Ltd ("Cardiff LPG") and Cardiff LNGShips Ltd. ("Cardiff LNG"). Cardiff LPG, VLGC Alpha, VLGC Beta, VLGC Gamma and VLGC Delta were incorporated in the Marshall Islands on August 28, 2015, and Cardiff LNG was incorporated in Marshall Islands on December 28, 2011. The combined net assets and results of operations of the Predecessor Companies are presented in the combined financial statements.
The Predecessor Companies engaged in the seaborne transportation industry through the ownership of Very Large Gas Carriers ("VLGC") vessels under construction.
The Predecessor Companies were deemed to be beneficially owned through an entity by Mr. George Economou, the Chairman and Chief Executive Officer of Dryships Inc. ("DryShips" or the "Parent"). DryShips is a diversified owner of ocean going cargo vessels that operate worldwide.
On January 12, 2017, the Parent entered into a "zero cost" Option Agreement (the "LPG Option Agreement") with VLGC Alpha, VLGC Beta, VLGC Gamma and VLGC Delta, respectively, and obtained four options to acquire the VLGC vessels that were then under construction pursuant to shipbuilding contracts with Hyundai Samho Heavy Industries Co., Ltd. ("HHI") (Note 4). Under the terms of the LPG Option Agreement, upon the exercise of two or more options, the Parent or a company nominated by the Parent was entitled to purchase the outstanding share capital of Cardiff LPG and Cardiff LNG at no cost.
LPG Investments Inc. was formed on January 16, 2017 as a wholly-owned subsidiary of DryShips under the laws of  the Republic of Marshall Islands for the purpose of acquiring 100% ownership interest in the Predecessor Companies. On January 19, 2017, on March 10, 2017 and on April 6, 2017, respectively (Note 8), LPG Investments Inc., as a company nominated by the Parent, acquired VLGC Alpha, VLGC Beta, VLGC Gamma and VLGC Delta. In addition, on April 3, 2017pursuant to the terms of the LPG Option Agreement, LPG Investments Inc. acquired the issued and outstanding share capital of Cardiff LNG and Cardiff LPG (Note 8).
On December 11, 2017, LPG Investments Inc. changed its corporate name to Gas Ships Limited ("Gas Ships").
These financial statements have been prepared solely to demonstrate the Predecessor Companies' historical results of operations, financial position, and cash flows for the indicated periods.
2. Significant Accounting policies:
(a) Principles of Combination: The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"), by adding up the historical carrying amounts of all assets and liabilities and income and expenses on a line by line basis as presented in the individual financial statements of each of the Predecessor Companies. All intercompany balances and transactions have been eliminated. The Predecessor Companies combined balance sheets, statements of operations and cash flows may not be indicative of the results that would have been realized had Gas Ships been formed and its subsidiaries been acquired and operated under it.

(b) Use of Estimates: The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, provision for demurrage revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c) Commitments and Contingencies: Provisions are recognized when the Predecessor Companies have a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the fifteen-day periods ended January 15, 2016 and 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
2. Significant Accounting policies - continued:
(d) Cash and Cash Equivalents: The Predecessor Companies consider highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.
(e) Concentration of credit risk: Financial instruments, which potentially subject the Predecessor Companies to significant concentrations of credit risk, consist principally of cash and cash equivalents. The maximum exposure to loss due to credit risk is the book value at the balance sheet date. The Predecessor Companies place their cash and cash equivalents, consisting mostly of bank deposits, with qualified financial institutions. The Predecessor Companies perform periodic evaluations of the relative credit standing of those financial institutions.
The Predecessor Companies make advances for the construction of assets to the yards. The ownership of the assets is transferred from the yard to the Predecessor Companies at delivery. The credit risk of the advances was, to a large extent, reduced through refund guarantees issued by financial institutions and contribution from their stockholder.
(f) Advances for vessels under construction and related costs: This represents amounts incurred by the Predecessor Companies in accordance with the terms of the construction contracts for vessels as well as other expenses incurred directly or under a management agreement with a related party in connection with on sight supervision. In addition, interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. The carrying value of vessels under construction ("Newbuildings") represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments and variation orders, commissions to related party, construction supervision, equipment, spare parts, capitalized interest, commissioning costs. No charge for depreciation is made until commissioning of the newbuilding has been completed and it is ready for its intended use.
(g) Capitalized interest: Interest expense is capitalized during the construction period of vessels based on accumulated expenditures for the applicable project at the Predecessor Companies' current rate of borrowing. The amount of interest expense capitalized in an accounting period is determined by applying an interest rate ("the capitalization rate") to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period are based on the rates applicable to borrowings outstanding during the period. The Predecessor Companies do not capitalize amounts in excess of actual interest expense incurred in the period. If the Predecessor Companies' financing plans associate a specific new borrowing with a qualifying asset, the Predecessor Companies use the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset that does not exceed the amount of that borrowing. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with the asset, the capitalization rate applied to such excess is a weighted average of the rates applicable to other borrowings of the Predecessor Companies. For the periods ended January 15, 2016 and 2017, the Predecessor Companies did not capitalize any interest expense.
(h) Impairment of long-lived assets (including assets under construction): The Predecessor Companies review for impairment long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In this respect, the Predecessor Companies review their assets for impairment on an asset by asset basis. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount or the total cost in case of under construction assets, the Predecessor Companies evaluates the asset for impairment loss. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset. The Predecessor Companies evaluate the carrying amounts of their vessels by obtaining vessel independent appraisals to determine if events have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, the Predecessor Companies review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. In developing estimates of future undiscounted cash flows, the Predecessor Companies make assumptions and estimates about the vessels' future performance, with the significant assumptions being related to charter rates, fleet utilization, operating expenses, capital expenditures, residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations. To the extent impairment indicators are present, the Predecessor Companies determine undiscounted projected net operating cash flows for each vessel and compares them to their carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the fifteen-day periods ended January 15, 2016 and 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
2. Significant Accounting policies – continued:
(h) Impairment of long-lived assets (including assets under construction) - continued: The Predecessor Companies estimate the daily time charter equivalent for the unfixed days based on the most recent ten year historical average for similar vessels and utilizing available market data for time charter and spot market rates and forward freight agreements, over the remaining estimated life of the vessel, assumed to be 35 years from the delivery of the vessel from the shipyard, net of brokerage commissions, expected outflows for vessels' maintenance and operating expenses (including planned drydocking and special survey expenditures), assuming an average annual inflation rate based on the global consumer price index ("CPI") changes and fleet utilization of 99%. The salvage value used in the impairment test is estimated to be $250 per light weight ton (LWT) for vessels, in accordance with the Predecessor Companies' vessels' depreciation policy. If the Predecessor Companies estimate of undiscounted future cash flows for any vessel, is lower than its respective carrying value, the carrying value is written down, by recording a charge to operations, to its respective fair market value if the fair market value is lower than the vessel's carrying value. As a result of the impairment review, the Predecessor Companies determined that the carrying amounts of their assets were recoverable and, therefore, concluded that no impairment loss was necessary for the year ended December 31, 2016 and the period ended January 15, 2017, respectively.
(i) Foreign Currency Translation: The functional currency of the Predecessor Companies is the U.S. Dollar since the Predecessor Companies operate in international shipping markets, and therefore, primarily transacts business in U.S. Dollars. The Predecessor Companies' accounting records are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. Dollars at the year-end exchange rates. No material gains or losses on foreign currency translation arose as of January 15, 2016 and 2017, respectively.
(j) Fair Value Measurements: The Predecessor Companies follow the provisions of ASC 820, "Fair Value Measurements and Disclosures" which defines and provides guidance as to the measurement of fair value. ASC 820 creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy.
(k) Segment reporting: The Predecessor Companies have determined that they operate under one reportable segment, relating to their operations of VLGC vessels. The Predecessor Companies report financial information and evaluate the operations of the segment by charter revenues and not by the length of ship employment for their customers, i.e. spot or time charters. The Predecessor Companies do not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet. Furthermore, when the Predecessor Companies charter a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.
(l) Recent accounting pronouncements:
Financial Instruments: In January 2016, the FASB issued ASU No. 2016-01– Financial Instruments - Overall (Subtopic 825-10). ASU 2016-01, changes how public companies will recognize, measure, present and make disclosures about certain financial assets and financial liabilities. For public business entities, ASU 2016-01 is effective for fiscal years beginning after 15 December 2017, including interim periods within those fiscal years. Early application is permitted. The Predecessor Companies are evaluating the above pronouncement. The adoption of this pronouncement is not expected to have a material impact on the Predecessor Companies' combined financial statements. In June 2016, the FASB issued ASU No. 2016-13– Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities.  For public entities, the amendments of this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  Early application is permitted. The Predecessor Companies are in the process of assessing the impact of the amendment of this update on the Predecessor Companies' combined financial position and performance.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the fifteen-day periods ended January 15, 2016 and 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
2. Significant Accounting policies – continued:
(l) Recent accounting pronouncements - continued:
Statement of Cash Flows: In August 2016, the FASB issued ASU No. 2016-15- Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments which addresses certain cash flow issues with the objective of reducing the existing diversity in practice: ASU 2016-15 is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period, however early adoption is permitted. The Predecessor Companies are currently evaluating the provisions of this guidance and assessing its impact on their combined financial statements and notes disclosures. In November 2016, the FASB issued ASU No. 2016-18—Statement of Cash Flows (Topic 230) - Restricted Cash which addresses the requirement that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period, however early adoption is permitted. The Predecessor Companies are currently evaluating the provisions of this guidance and assessing its impact on their combined statement of cash flows.
3. Transactions with Related Parties:
Cardiff Gas Ltd: Under certain charter agreements for the Predecessor Companies' gas carrier vessels, Cardiff Gas Ltd ("Cardiff Gas"), a related party entity incorporated in the Republic of the Marshall Islands, provide services related to the sourcing, negotiation and execution of charters, for which it is entitled to a 1.25% commission on charter hire earned by those vessels.
George Economou: During the fiscal years 2015 and 2016, the Predecessor Companies' sole stockholder, an entity which may be deemed to be beneficially owned by Mr. George Economou, the Parent's Chairman and Chief Executive Officer, contributed $61,490 to the Predecessor Companies, which is shown as additional paid-in capital in the accompanying combined balance sheets as of December 31, 2016 and January 15, 2017, respectively, in order to finance the installments of under construction vessels and for working capital purposes.
4.  Advances for Vessels under Construction and Related Costs:
On September 10, 2015, VLGC Alpha, VLGC Beta, VLGC Gamma and VLGC Delta respectively, entered into four shipbuilding contracts with HHI regarding the construction of four high specification VLGCs and have long-term time charter employment agreements with major oil companies and oil traders. The total consideration for the aforementioned VLGCs amounted to $305,000, payable in four equal installments of $7,675 and a final installment of $46,300 for the first two VLGCs and $44,800 for the remaining two VLGCs, respectively.
The amounts shown in the accompanying combined balance sheets at December 31, 2016 and January 15, 2017 include milestone payments relating to the shipbuilding contracts with the shipyards.
As of December 31, 2016 and January 15, 2017, respectively, the advances for vessels under construction and acquisitions are set forth below:

Balance at January 1, 2016	$30,700
Advances for vessels under construction and related costs	30,700
Balance at December 31, 2016	$61,400
Advances for vessels under construction and related costs	-
Balance at January 15, 2017	$61,400

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the fifteen-day periods ended January 15, 2016 and 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
5. Fair Value Measurements:
The carrying amounts of cash and cash equivalents, accounts payable and other current liabilities reported in the combined balance sheets approximate their respective fair values because of the short term nature of these accounts.
The guidance for fair value measurements applies to all assets and liabilities that are being measured and reported on a fair value basis. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.
6. Common Stock and Additional Paid-in Capital:
Common stock in the accompanying combined balance sheets represents the combined authorized, issued and outstanding common shares of the Predecessor Companies (3,000 shares with a par value of $20) listed in Note 1 above.
The amounts shown in the accompanying combined balance sheets as of December 31, 2016 and January 15, 2017, respectively, as additional paid-in capital, represent stockholders' contributions at various dates to finance the installments of under construction vessels and advances for working capital.
7. Commitment and contingencies:
7.1 Legal proceedings
Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Predecessor Companies' vessels. Management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying combined financial statements.
7.2 Purchase obligations
The following table sets forth the Predecessor Companies' contractual obligations and their maturity dates as of January 15, 2017.
Obligations:	Total	1st year	2nd year
Vessels shipbuilding contracts	$243,600	198,800	$44,800
Total obligations	$243,600	198,800	$44,800

The Predecessor Companies shall settle their future contractual obligations with a combination of contribution from their Parent and long-term borrowing.
8. Subsequent events:
8.1 On January 16, 2017, Gas Ships Limited (former LPG Investments Inc.) was formed under the laws of Marshall Islands by the Parent.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the fifteen-day periods ended January 15, 2016 and 2017
(Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
8. Subsequent events - continued:
8.2 On January 19, 2017, the first option under the LPG Option Agreement was exercised when Gas Ships acquired for $83,500 through a share purchase agreement with a related party entity and through the Parent's contribution, the ship-owning entity party to the shipbuilding contract for the construction of a VLGC vessel (Anderida).
8.3 On March 10, 2017, the second option under the LPG Option Agreement was exercised when Gas Ships acquired for $83,500 through a share purchase agreement with a related party entity and through the Parent's contribution, the ship-owning entity party to the shipbuilding contract for the construction of a VLGC vessel (Aisling).
8.4 On April 6, 2017, the third and fourth options under the LPG Option Agreement were exercised when Gas Ships acquired for an aggregate of $167,000 through two separate share purchase agreements with a related party entities and through the Parent's contribution, the ship-owning entities parties to shipbuilding contracts entities for the construction of two VLGCs vessels (Mont Fort and Mont Gelé).
8.5 On April 6, 2017 and upon the exercise of all four above mentioned options, Gas Ships acquired through two separate share purchase agreements the issued and outstanding share capital of Cardiff LNG and Cardiff LPG , without any cost or payment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the management and Stockholder of the companies comprising Gas Ships Limited Predecessors
We have audited the accompanying combined balance sheet of the companies listed in Note 1, the predecessor entities to Gas Ships Limited ("Gas Ships Limited Predecessors") as of December 31, 2016, and the related combined statements of comprehensive loss, stockholders' equity and cash flows for the year ended December 31, 2016. These financial statements are the responsibility of the Gas Ships Limited Predecessors' management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Gas Ships Limited Predecessors' internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Gas Ships Limited Predecessors' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Gas Ships Limited Predecessors at December 31, 2016, and the combined results of its operations and its cash flows for the year ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
December 15, 2017

GAS SHIPS LIMITED PREDECESSORS
Combined Balance Sheet
As of December 31, 2016
(Expressed in thousands of U.S. Dollars)

December 31, 2016
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$105
Total current assets	105

FIXED ASSETS, NET:
Advances for vessels under construction and related costs (Note 4)	61,400
Total fixed assets, net	61,400

Total assets	$61,505

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and other current liabilities	$7
Total current liabilities	7

COMMITMENTS AND CONTINGENCIES (Note 7)	-

STOCKHOLDERS' EQUITY:

Common stock (Note 6)	60
Additional paid-in capital (Notes 3, 6)	61,490
Accumulated deficit	(52)
Total stockholders' equity	61,498
Total liabilities and stockholders' equity	$61,505

The accompanying notes are an integral part of these combined financial statements.

GAS SHIPS LIMITED PREDECESSORS
Combined Statement of Comprehensive Loss
For the year ended December 31, 2016
(Expressed in thousands of U.S. Dollars)
Year ended December 31, 2016
EXPENSES:
General and administrative expenses	$46
Operating loss	(46)

OTHER INCOME / (EXPENSES):
Interest and finance costs	(1)
Total other expenses, net	(1)

NET LOSS	$(47)

Other comprehensive income	-

TOTAL COMPREHENSIVE LOSS	$(47)

The accompanying notes are an integral part of these combined financial statements.

GAS SHIPS LIMITED PREDECESSORS
Combined Statement of Stockholders' Equity
For the year ended December 31, 2016
(Expressed in thousands of U.S. Dollars – except for share data)

	Shares	Par Value	Additional Paid-in Capital	Accumulated deficit	Total Equity
BALANCE January 1, 2016	3,000	$60	$30,790	$(5)	$30,845
Net loss	-	-	-	(47)	(47)
Stockholders' contribution	-	-	30,700		30,700
BALANCE December 31, 2016	3,000	$60	$61,490	$(52)	$61,498

The accompanying notes are an integral part of these combined financial statements.

GAS SHIPS LIMITED PREDECESSORS
Combined Statement of Cash Flows
For the year ended December 31, 2016
(Expressed in thousands of U.S. Dollars)
Year Ended December 31,
2016
Cash Flows from Operating Activities
Net loss	$(47)
Changes in operating assets and liabilities
Accounts payable and other current liabilities	7
Net Cash Used in Operating Activities	(40)

Cash Flows Used in Investing Activities:
Additions for vessel acquisitions	(30,700)
Net Cash Used in Investing Activities	(30,700)

Cash Flows Provided by Financing Activities :
Stockholders' contribution	30,700
Net Cash Provided by Financing Activities	30,700
Net decrease in cash and cash equivalents	(40)

Cash and cash equivalents at beginning of the period	145
Cash and cash equivalents at the end of the period	$105
The accompanying notes are an integral part of these combined financial statements.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the year ended December 31, 2016
 (Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
1. Basis of Presentation and General Information:
"Gas Ships Limited Predecessors," the "Company" or "Predecessor Companies" refer to VLGC Alpha Owning Ltd ("VLGC Alpha"), VLGC Beta Owning Ltd ("VLGC Beta"), VLGC Gamma Owning Ltd ("VLGC Gamma"), VLGC Delta Owning Ltd ("VLGC Delta"), Cardiff LPG Ships Ltd ("Cardiff LPG") and Cardiff LNGShips Ltd. ("Cardiff LNG"). Cardiff LPG, VLGC Alpha, VLGC Beta, VLGC Gamma and VLGC Delta were incorporated in the Marshall Islands on August 28, 2015, and Cardiff LNG was incorporated in Marshall Islands on December 28, 2011. The combined net assets and results of operations of the Predecessor Companies are presented in the combined financial statements.
The Company is engaged in the seaborne transportation industry through the ownership of high specification liquefied petroleum gas ("VLGC") vessels under construction.
The Predecessor Companies were deemed to be beneficially owned through an entity by Mr. George Economou, Dryships Inc. ("DryShips" or the "Parent") Chairman and Chief Executive Officer. DryShips is a diversified owner of ocean going cargo vessels that operate worldwide.
On January 12, 2017, the Parent entered into a "zero cost" Option Agreement (the "LPG Option Agreement") with VLGC Alpha, VLGC Beta, VLGC Gamma and VLGC Delta, respectively, and obtained four options to acquire the VLGC vessels that were under construction at that time in connection to the shipbuilding contracts with Hyundai Samho Heavy Industries Co., Ltd. (HHI) (Note 4). As per LPG Option Agreement and upon exercise of two or more options, the Parent or a company nominated by the Parent was entitled to purchase the outstanding share capital of Cardiff LPG and Cardiff LNG at no cost.
LPG Investments Inc. was formed on January 16, 2017 as a wholly owned subsidiary of DryShips under the laws of  the Republic of Marshall Islands for the purpose of acquiring 100% ownership interest in the Predecessor Companies. On January 19, 2017, on March 10, 2017 and on April 6, 2017, respectively (Note 8), LPG Investments Inc., as a company nominated by the Parent completed the acquisition of the VLGC Owning entities that were owned until that time by Cardiff LPG. In addition, on April 3, 2017, as part of the LPG Option Agreement, LPG Investments Inc. acquired the issued and outstanding share capital of Cardiff LNG and Cardiff LPG (Note 8).
On December 11, 2017, LPG Investments Inc. changed its corporate name to Gas Ships Limited (Gas Ships).
These financial statements have been prepared solely to demonstrate the Company's historical results of operations, financial position, and cash flows for the indicated periods.
2. Significant Accounting policies:
(a) Principles of Combination: The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"), by adding up the historical carrying amounts of all assets and liabilities and income and expenses on a line by line basis as presented in the individual financial statements of each of the Predecessor Companies. All intercompany balances and transactions have been eliminated.
The Predecessor Companies combined balance sheets, statements of operations and cash flows may not be indicative of the results that would have been realized had Gas Ships been formed and its subsidiaries been acquired and operated under it.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the year ended December 31, 2016
 (Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
2. Significant Accounting policies - continued:
(b) Use of Estimates: The preparation of combined financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, provision for demurrage revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c) Commitments and Contingencies: Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date.
(d) Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.
(e) Concentration of credit risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. The maximum exposure to loss due to credit risk is the book value at the balance sheet date. The Company places its cash and cash equivalents, consisting mostly of bank deposits, with qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions.
The Company makes advances for the construction of assets to the yards. The ownership of the assets is transferred from the yard to the Company at delivery. The credit risk of the advances was, to a large extent, reduced through refund guarantees issued by financial institutions and contribution from its stockholder.
(f) Advances for vessels under construction and related costs: This represents amounts incurred by the Company in accordance with the terms of the construction contracts for vessels as well as other expenses incurred directly or under a management agreement with a related party in connection with on sight supervision. In addition, interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. The carrying value of vessels under construction ("Newbuildings") represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments and variation orders, commissions to related party, construction supervision, equipment, spare parts, capitalized interest, commissioning costs. No charge for depreciation is made until commissioning of the newbuilding has been completed and it is ready for its intended use.
(g) Capitalized interest: Interest expense is capitalized during the construction period of vessels based on accumulated expenditures for the applicable project at the Company's current rate of borrowing. The amount of interest expense capitalized in an accounting period is determined by applying an interest rate ("the capitalization rate") to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period are based on the rates applicable to borrowings outstanding during the period. The Company does not capitalize amounts in excess of actual interest expense incurred in the period. If the Company's financing plans associate a specific new borrowing with a qualifying asset, the Company uses the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset that does not exceed the amount of that borrowing. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with the asset, the capitalization rate applied to such excess is a weighted average of the rates applicable to other borrowings of the Company. For the year ended December 31, 2016, the Company did not capitalize any interest expense.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the year ended December 31, 2016
 (Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
2. Significant Accounting policies – continued:
(h) Impairment of long-lived assets (including assets under construction): The Company reviews for impairment long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In this respect, the Company reviews its assets for impairment on an asset by asset basis. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount or the total cost in case of under construction assets, the Company evaluates the asset for impairment loss. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset. The Company evaluates the carrying amounts of its vessels by obtaining vessel independent appraisals to determine if events have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. In developing estimates of future undiscounted cash flows, the Company makes assumptions and estimates about the vessels' future performance, with the significant assumptions being related to charter rates, fleet utilization, operating expenses, capital expenditures, residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations. To the extent impairment indicators are present, the Company determines undiscounted projected net operating cash flows for each vessel and compares them to their carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days. The Company estimates the daily time charter equivalent for the unfixed days based on the most recent ten year historical average for similar vessels and utilizing available market data for time charter and spot market rates and forward freight agreements, over the remaining estimated life of the vessel, assumed to be 35 years from the delivery of the vessel from the shipyard, net of brokerage commissions, expected outflows for vessels' maintenance and operating expenses (including planned drydocking and special survey expenditures), assuming an average annual inflation rate based on the global consumer price index ("CPI") changes and fleet utilization of 99%. The salvage value used in the impairment test is estimated to be $250 per light weight ton (LWT) for vessels, in accordance with the Company's vessels' depreciation policy. If the Company's estimate of undiscounted future cash flows for any vessel, is lower than its respective carrying value, the carrying value is written down, by recording a charge to operations, to its respective fair market value if the fair market value is lower than the vessel's carrying value. As a result of the impairment review, the Company determined that the carrying amounts of its assets were recoverable and, therefore, concluded that no impairment loss was necessary for 2016.
(i) Foreign Currency Translation: The functional currency of the Company is the U.S. Dollar since the Company operates in international shipping markets, and therefore, primarily transacts business in U.S. Dollars. The Company's accounting records are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. Dollars at the year-end exchange rates. No material gains or losses on foreign currency translation arose as of December 31, 2016.
(j) Fair Value Measurements: The Company follows the provisions of ASC 820, "Fair Value Measurements and Disclosures" which defines and provides guidance as to the measurement of fair value. ASC 820 creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the year ended December 31, 2016
 (Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
2. Significant Accounting policies – continued:
(k) Segment reporting: The Company has determined that it operates under one reportable segment, relating to its operations of the VLGC vessels. The Company reports financial information and evaluates the operations of the segment by charter revenues and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.
(l) Recent accounting pronouncements:
Financial Instruments: In January 2016, the FASB issued ASU No. 2016-01– Financial Instruments - Overall (Subtopic 825-10). ASU 2016-01, changes how public companies will recognize, measure, present and make disclosures about certain financial assets and financial liabilities. For public business entities, ASU 2016-01 is effective for fiscal years beginning after 15 December 2017, including interim periods within those fiscal years. Early application is permitted. The Company is evaluating the above pronouncement. The adoption of this pronouncement is not expected to have a material impact on the Company's combined financial statements. In June 2016, the FASB issued ASU No. 2016-13– Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities.  For public entities, the amendments of this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  Early application is permitted. The Company is in the process of assessing the impact of the amendment of this Update on the Company's combined financial position and performance.
Statement of Cash Flows: In August 2016, the FASB issued ASU No. 2016-15- Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments which addresses certain cash flow issues with the objective of reducing the existing diversity in practice: ASU 2016-15 is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period, however early adoption is permitted. The Company is currently evaluating the provisions of this guidance and assessing its impact on its combined financial statements and notes disclosures. In November 2016, the FASB issued ASU No. 2016-18—Statement of Cash Flows (Topic 230) - Restricted Cash which addresses the requirement that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 including interim periods within that reporting period, however early adoption is permitted. The Company is currently evaluating the provisions of this guidance and assessing its impact on its combined statement of cash flows.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the year ended December 31, 2016
 (Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
3. Transactions with Related Parties:
Cardiff Gas Ltd: Under certain charter agreements for the Company's gas carrier vessels Cardiff Gas Ltd ("Cardiff Gas"), a related party entity incorporated in the Republic of the Marshall Islands, provide services related to the sourcing, negotiation and execution of charters, for which it is entitled to a 1.25% commission on charter hire earned by those vessels.
George Economou: During the fiscal year 2016, the Predecessor Companies' sole stockholder, an entity which may be deemed to be beneficially owned by Mr. George Economou, the Parent's Chairman and Chief Executive Officer, contributed $30,700, which is shown as additional paid-in capital in the accompanying combined balance sheet as of December 31, 2016 in order to finance the installments of under construction vessels and for working capital purposes.
4.  Advances for Vessels under Construction and Related Costs:
On September 10, 2015, the VLGC Owning entities entered into four shipbuilding contracts with HHI regarding the construction of four high specification VLGCs and have long-term time charter employment agreements with major oil companies and oil traders. The total consideration for the aforementioned VLGCs amounted to $305,000, payable in four equal installments of $7,675 and a final installment of $46,300 for the first two VLGCs and $44,800 for the remaining two VLGCs, respectively.
The amounts shown in the accompanying combined balance sheet at December 31, 2016 include milestone payments relating to the shipbuilding contracts with the shipyards.
As of December 31, 2016, the advances for vessels under construction and acquisitions are set forth below:

December 31, 2016
Balance at beginning of year	$30,700
Advances for vessels under construction and related costs	30,700
Balance at end of year	$61,400

5. Fair Value Measurements:
The carrying amounts of cash and cash equivalents, accounts payable and other current liabilities reported in the combined balance sheets approximate their respective fair values because of the short term nature of these accounts.
The guidance for fair value measurements applies to all assets and liabilities that are being measured and reported on a fair value basis. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the year ended December 31, 2016
 (Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
5. Fair Value Measurements - continued:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that are not corroborated by market data.
6. Common Stock and Additional Paid-in Capital:
Common stock in the accompanying combined balance sheets represents the combined authorized, issued and outstanding common shares of the Predecessor Companies (3,000 shares with a par value of $20) listed in Note 1 above.
The amounts shown in the accompanying combined balance sheets as of December 31, 2016, as additional paid-in capital, represent stockholders' contributions at various dates to finance the installments of under construction vessels and advances for working capital.
7. Commitment and contingencies:
7.1 Legal proceedings
Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying combined financial statements.
7.2 Purchase obligations
The following table sets forth the Company's contractual obligations and their maturity dates as of December 31, 2016.
Obligations:	Total	1st year	2nd year
Vessels shipbuilding contracts	$243,600	198,800	$44,800
Total obligations	$243,600	198,800	$44,800

The Company shall settle its future contractual obligations with a combination of contribution from its Parent and long term borrowing.

GAS SHIPS LIMITED PREDECESSORS
Notes to Combined Financial Statements
For the year ended December 31, 2016
 (Expressed in thousands of United States Dollars – except for share and per share data, unless otherwise stated)
8. Subsequent events:
8.1 On January 12, 2017, the Parent entered into the LPG Option Agreement with VLGC Alpha Owning Ltd., VLGC Beta Owning Ltd., VLGC Gamma Owning Ltd. and VLGC Delta Owning Ltd., respectively, and obtained four options to acquire the VLGC vessels that were under construction at that time in connection to the shipbuilding contracts with HHI, as discussed above.
8.2 On January 16, 2017, Gas Ships (former LPG Investments Inc.) was formed under the laws of Marshall Islands by the Parent.
8.3 On January 19, 2017, the first option under the LPG Option Agreement was exercised when Gas Ships acquired through a Share Purchase Agreement with a related party entity and through its Parent's contribution, the ship-owning entity of the under construction VLGC vessel Anderida for a total purchase price of $83,500.
8.4 On March 10, 2017, the second option under the LPG Option Agreement was exercised when Gas Ships acquired through a Share Purchase Agreement with a related party entity and through its Parent's contribution, the ship-owning entity of the under construction VLGC vessel Aisling for a total purchase price of $83,500.
8.5 On April 6, 2017, the third and fourth options under the LPG Option Agreement were exercised when Gas Ships acquired through two separate Share Purchase Agreements with a related party entity and through its Parent's contribution, the ship-owning entities of the under construction VLGCs vessels Mont Fort and Mont Gelé for a total purchase price of $167,000.
8.6 On April 6, 2017 and upon the exercise of all four above mentioned options, Gas Ships acquired through two separate SPAs the issued and outstanding share capital of Cardiff LNGShips Ltd. and Cardiff LPG Ships Ltd, without any cost or payment according to the LPG Option Agreement.

GAS SHIPS LIMITED

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 6. Indemnification of Directors and Officers
I. The Amended and Restated Bylaws, that we expect to be in effect immediately prior to the spin-off, of the Registrant provide as follows:
1.
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the BCA provides as follows:
(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities
We issued 500 shares of our Common Stock, constituting all of our then issued and outstanding shares of Common Stock, at par value to DryShips Inc., on January 16, 2017.

Item 8. Exhibits and Financial Statement Schedules
Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company

3.2	Amended and Restated Bylaws of the Company

4.1	Form of Common Share Certificate*

5.1	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of shares of Common Stock

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. and Marshall Islands tax matters

10.1	$150.0 Million ABN AMRO Credit Facility*

10.2	Form of Management Agreement*

10.3	Equity Incentive Plan

10.4	Form of Registration Rights Agreement*

10.5
Option Agreement between DryShips Inc. and certain clients of TMS Cardiff Gas Ltd., dated January 12, 2017, incorporated by reference to Exhibit 4.90 to the Annual Report on Form 20-F of DryShips Inc. for the fiscal year ended December 31, 2016, filed with the SEC on March 13, 2017

14.1	Code of Ethics

21.1	List of Subsidiaries*

23.1	Consent of Independent Registered Public Accounting Firm (Gas Ships Limited)

23.2	Consent of Independent Registered Public Accounting Firm (Gas Ships Limited Predecessors)

23.3	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

23.4	Consent of Director Nominee, Andreas Argyropoulos*

23.5	Consent of Director Nominee, George Kokkodis*

23.6	Consent of Director Nominee, George Demathas*

24.1	Powers of Attorney (included in the signature page to Form F-1 filed on February 7, 2018)

* Previously filed with the SEC on February 7, 2018 as an exhibit to the Registration Statement on Form F-1 of Gas Ships Limited.

Item 9. Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 12th day of March, 2018.

GAS SHIPS LIMITED

By:	/s/ Anthony Kandylidis
Name:	Anthony Kandylidis
Title:	Chief Executive Officer and President (Principal Executive Officer)

Power of Attorney
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 12, 2018.

Signature	Title

/s/ Anthony Kandylidis	Chief Executive Officer, President and Director (Principal Executive Officer)
Anthony Kandylidis

/s/ Dimitris Dreliozis	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)
Dimitris Dreliozis

/s/ George Economou	Director
George Economou

Authorized Representative
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on Form F-1 in the City of Newark, State of Delaware, on March 12, 2018.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director